Exhibit 10.8

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO COREWEAVE, INC. IF PUBLICLY DISCLOSED.

CREDIT AGREEMENT

dated as of July 30, 2023

among

COREWEAVE COMPUTE ACQUISITION CO. II, LLC,

as Borrower,

THE LENDERS PARTY HERETO,

U.S. BANK NATIONAL ASSOCIATION,

as Depositary Bank

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Administrative Agent and Collateral Agent

Blackstone Tactical Opportunities Advisors L.L.C. and Imperial Capital LLC,

as Lead Arrangers,

Imperial Capital LLC,

as Bookrunner and

Blackstone Tactical Opportunities Advisors L.L.C.

and Magnetar Financial LLC, on behalf of certain funds and entities for which it acts as investment manager, general partner or manager,

as Lead Lenders

TABLE OF CONTENTS

i

Exhibits and Schedules

Exhibit A-1	Form of Assignment and Acceptance
Exhibit A-2	Form of Affiliated Lender Assignment and Acceptance
Exhibit B	Form of Prepayment Notice
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Notice of Conversion/Continuation
Exhibit F	Form of Account Withdrawal Certificate
Exhibit G	Form of Delayed Draw Loan Note
Exhibit H-1	Form of Tax Certificate—(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit H-2	Form of Tax Certificate—(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit H-3	Form of Tax Certificate—(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit H-4	Form of Tax Certificate—(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I	Form of Administrative Questionnaire
Exhibit J	Form of Collateral Agreement
Exhibit K	Form of Legal Opinion
Exhibit L	Form of Solvency Certificate

Schedule 1.01	Fixed Amortization Amount
Schedule 2.01	Commitments
Schedule 2.02	Funding Date Schedule
Schedule 2.03	GPU Depreciation Amount Spreadsheet
Schedule 2.04	Projected Contracted Cash Flow Spreadsheet
Schedule 3.04	Governmental Approvals
Schedule 3.05	Material Project Contracts
Schedule 3.07(a)	Borrower Information
Schedule 3.08(a)	Litigation
Schedule 3.12	Tax Liabilities

Schedule 3.15	Environmental Matters
Schedule 3.24	Data Protection Measures
Schedule 5.02	Insurance Requirements
Schedule 6.02(a)	Liens
Schedule 6.04	Investments

v

CREDIT AGREEMENT dated as of July 30, 2023 (as amended, amended and restated, supplemented or otherwise modified, this “Agreement”) COREWEAVE COMPUTE ACQUISITION CO II, LLC, a Delaware limited liability company (the “Borrower”), the LENDERS party hereto from time to time, U.S. BANK NATIONAL ASSOCIATION, as Depositary Bank (in such capacity, the “Depositary Bank”) U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as administrative agent (in such capacity, together with any successor administrative agent appointed pursuant to the provisions of Article VIII, the “Administrative Agent”), U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as collateral agent (in such capacity, together with any successor collateral agent appointed pursuant to the provisions of Article VIII, the “Collateral Agent”) and Blackstone Tactical Opportunities Advisors L.L.C. and Imperial Capital LLC, as lead arrangers, and Imperial Capital LLC, as bookrunner (together in such capacities, the “Lead Arrangers”) and Blackstone Tactical Opportunities Advisors L.L.C. and Magnetar Financial LLC, on behalf of certain funds and entities for which it acts as investment manager, general partner or manager, as lead lenders (in such capacities, the “Lead Lenders”).

W I T N E S E T H:

WHEREAS, the Borrower is a wholly owned Subsidiary of Parent;

WHEREAS, the Borrower has requested that the Lenders provide Delayed Draw Loan Commitments in an aggregate amount not in excess of $2,300,000,000;

WHEREAS, the proceeds of the Delayed Draw Loans will be used to fund portions of the Acquisition, pay transaction costs and expenses incurred therewith and the other Transactions; and

WHEREAS, the Lenders are willing to extend such Loans to the Borrower on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“2021 Note Issuance Agreement” shall mean (a) that certain Note Issuance Agreement, dated as of October 19, 2021 and amended on the date hereof, by and among the Parent, Magnetar, as representative of the holders and U.S. Bank Trust Company, National Association and (b) the other transaction documents referred to therein (including any related notes purchase agreement), pursuant to which the Convertible Senior Secured Notes due 2025 were issued by the Parent to affiliated funds of Magnetar.

“[*] GPU Servers” shall mean the [*] graphics processing units servers and ancillary components, including networking infrastructure, purchased by, or transferred to, the Borrower in connection with the Project and which (a) are new or used prior to their purchase or transfer to the Borrower only in connection with the Project and (b) are not actually consigned pursuant to the terms of the [*] MSA.

“Acceptable Issuer” shall mean a bank or financial institution which has a rating for its long-term unsecured and non-credit-enhanced debt obligations of A- or higher by Standard & Poor’s or Fitch Ratings or A3 or higher by Moody’s or a comparable rating reasonably acceptable to the Required Lenders.

“Account Withdrawal Certificate” shall mean an account withdrawal certificate substantially in the form of Exhibit F.

“Acquisition” shall mean the acquisition by the Borrower of the [*] GPU Servers and [*] GPU Servers.

“Additional Services Agreement” shall mean an agreement entered into by and among the Borrower and a customer for the provision of Uncontracted Services.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in substantially the form of Exhibit I or any other form approved by the Administrative Agent.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Lender” shall mean, at any time, any Lender that is the Parent or any other Affiliate of the Borrower other than (a) the Borrower or any of its Subsidiaries, (b) a Debt Fund Affiliate or (c) any natural person.

“Affiliated Lender Assignment and Acceptance” shall have the meaning assigned to such term in Section 9.04(e)(v).

“Affiliated Lender Cap” shall have the meaning assigned to such term in Section 9.04(f).

“Agent Default Period” shall mean, with respect to any Agent, any time when such Agent has, or has a direct or indirect parent company that has, become the subject of a proceeding under any bankruptcy or insolvency laws, or has had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Agent Fee Letter” shall mean that certain Agency Fee Letter, dated as of the Closing Date, between the Borrower, the Administrative Agent and the Collateral Agent.

“Agent Parties” shall mean the Administrative Agent, the Collateral Agent or any of its or their Affiliates or any of their respective officers, directors, employees, agents advisors or representatives.

“Agent-Related Persons” shall mean the Agents, together with their respective Affiliates and the officers, directors, employees, partners, agents, advisors, attorneys-in-fact and other representatives of such Persons and Affiliates.

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“[*] MSA” shall mean that certain Master Services Agreement, dated as of [*], by and between the Parent and [*], as amended in accordance with this Agreement.

“[*]” shall mean, solely as it relates to each Restricted [*] Purchase Orders in connection with the [*] MSA and with respect to any monthly billing period under the [*] MSA, (x) the Borrower has maintained a [*] of less than [*]% and (y) as a result thereof, an amount no less than [*]% of the total monthly bill with respect to such month has been credited to future monthly bills of [*].

“Anticipated Cure Deadline” shall have the meaning assigned to such term in Section 7.03(a).

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower from time to time concerning or relating to bribery or corruption, including, without limitation, the FCPA, and any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“Anti-Money Laundering Laws” shall mean any Laws or regulations in a U.S. jurisdiction relating to money laundering or terrorist financing, including, without limitation: the Bank Secrecy Act, 31 U.S.C. sections 5301 et seq.; the U.S.A. PATRIOT Act; Laundering of Monetary Instruments, 18 U.S.C. section 1956; Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. section 1957; the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations, 31 C.F.R. Part 103; and any similar laws or regulations currently in force or hereafter enacted.

“Applicable Margin” shall mean a percentage per annum equal to (a) 8.75% for Term SOFR Loans and (b) 7.75% for Base Rate Loans.

“Applicable Premium” shall mean, for any prepayment of Loans that is made pursuant to Section 2.09(a), Section 2.09(b)(i), Section 2.09(b)(ii), Section 2.09(b)(iv) (other than in connection with Casualty Events), Section 2.09(b)(v), Section 2.17(c) or Section 6.05(d) prior to the Term Maturity Date or any acceleration of such Loans pursuant to Section 7.02 (whether automatic or upon notice) (collectively, the “Payment Events” and each a “Payment Event”), (x) at all times prior to the third (3rd) anniversary of the Commitment Termination Date, a prepayment premium equal to the Make-Whole Amount on the principal amount of such Loans being prepaid on the date of such Payment Event plus 1.00% of the principal amount of such Loans being prepaid on the date of such Payment Event and (y) at all times on or after the third (3rd) anniversary of the Commitment Termination Date and prior to the fourth (4th) anniversary of the Commitment Termination Date, other than with respect to prepayments pursuant to Section 2.09(b)(iv) in connection with Casualty Events, a prepayment premium of 1.00% of the principal amount of such Loans being prepaid on the date of such Payment Event. The Administrative Agent shall have no obligation to calculate or verify the calculation of the Applicable Premium.

“Approved Fund” shall mean any Person (other than a natural person) that is a financial institution engaged in making, purchasing, holding, or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” shall mean the Lead Arrangers and any other arrangers appointed by the Lead Arranger and Borrower pursuant to Section 9.08(g).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee and accepted by the Administrative Agent and the Borrower (if required pursuant to Section 9.04(b)), in substantially the form of Exhibit A-1 or such other form as shall be approved by the Administrative Agent.

“Attorney Costs” shall mean and include all reasonable and documented fees, expenses and disbursements of any law firm or other external legal counsel.

“Available Cash” shall mean, for any period, the sum (without duplication) of all amounts (other than Equity Proceeds, Delayed Draw Loans and Other Proceeds) that the Borrower actually receives in cash or Cash Equivalents during such period from a “Customer” (or its functional equivalent) pursuant to the terms of the Closing Date MSAs and any Additional Services Agreement.

“Available Cash Account” shall mean a trust account established at the Depositary Bank named “Available Cash Account, USBTCNA, as Collateral Agent” and designated as the “Available Cash Account” in writing by the Lender Representative to the Administrative Agent.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payment of interest calculated with reference to such Benchmark, in each case, as of such date, and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.21.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank” shall have the meaning set forth in the definition of “Cash Equivalents”.

“Bankruptcy Event” shall mean, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding or the occurrence of any other event in respect of such Person of the type described in any of Sections 7.01(h) or 7.01(i), or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Required Lenders, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that, in respect of any Lender, a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Bankruptcy Event of Default” shall mean an Event of Default as defined in Sections 7.01(h) or 7.01(i).

“Base Rate” shall mean, for any day, a rate per annum equal to the highest of (a) the sum of one-half of one percent (0.50%) per annum and the Federal Funds Effective Rate, (b) the Prime Rate on such day and (c) Term SOFR published on such day for an Interest Period of one month plus one percent (1.00%) per annum (provided that, if such rate shall, at any time, be less than the Floor, such rate shall be deemed to be the Floor for all purposes herein). Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR, respectively.

“Base Rate Loan” shall mean a Loan that bears interest based on the Base Rate.

“Base Rate Term SOFR Determination Day” shall have the meaning assigned to it in the definition of “Term SOFR”.

“Benchmark” shall mean, initially, the Term SOFR Reference Rate; provided that, if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.21.

“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent (at the direction of the Lender Representative) and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. Dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined pursuant to the above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents; provided further that any such Benchmark Replacement shall, unless otherwise determined by the Borrower in consultation with the Administrative Agent (at the direction of the Lender Representative), be made in a manner that is intended to comply with the terms of United States Treasury Regulations Section 1.1001-6 so as not to be treated as a “modification” (and therefor an exchange) of any Loans for purposes of Treasury Regulations Section 1.1001-3.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then- current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent (at the direction of the Lender Representative) and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. Dollar-denominated syndicated credit facilities at such time; provided that the determination of any such Benchmark Replacement Adjustment shall, unless otherwise determined by the Borrower in consultation with the Administrative Agent (at the direction of the Lender Representative), be made in a manner that is intended to comply with the terms of United States Treasury Regulations Section 1.1001-6 so as not to be treated as a “modification” (and therefor an exchange) of any Loans for purposes of Treasury Regulations Section 1.1001-3.

“Benchmark Replacement Date” shall mean, with respect to any Benchmark, the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the IOSCO Principles; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean, with respect to any Benchmark, the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the Federal Reserve Bank of New York, the Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative or in compliance with or aligned with the IOSCO Principles.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” shall mean, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the ninetieth (90th) day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” shall mean, with respect to any Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.21 and (b) ending at the time that a Benchmark Replacement has replaced then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.21.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Blackstone” shall mean BTO Matrix Holdings DE L.P.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Bona Fide Debt Fund” shall mean any fund or investment vehicle that is primarily engaged in the making, purchasing, holding, or otherwise investing in commercial loans, bonds and other similar extensions of credit in the ordinary course.

“Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.17(b).

“Borrowing” shall mean a group of Loans under any Facility and made on a single date to the Borrower.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C.

“Business Day” shall mean any day of the year, other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state of New York; provided that, when used in connection with a Term SOFR Loan, or any other calculation or determination involving SOFR, the term “Business Day” shall mean any day that is only a U.S. Government Securities Business Day.

“Calculation Agent” shall mean Triple P TAS, LLC and its Affiliates.

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capitalized Leases) by the Borrower during such period that, in conformity with GAAP, are required to be included as capital expenditures on the consolidated statement of cash flows of the Borrower.

“Capital Lease Obligations” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease; provided that any obligations of any Person either existing on the date hereof or created prior to any re-characterization described below (a) that were not included on the consolidated balance sheet of such Person as financing or capital lease obligations and (b) that are subsequently re-characterized as financing or capital lease obligations or indebtedness due to a change in accounting treatment or otherwise, shall for all purposes under this Agreement not be treated as financing or capital lease obligations, Capital Lease Obligations or Indebtedness.

“Capitalized Leases” shall mean all leases that have been or are required to be, in accordance with GAAP, recorded as financings or capital leases (and, for the avoidance of doubt, not a straight-line or operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability on a balance sheet in accordance with GAAP; provided, further, that for purposes of calculations made pursuant to the terms of this Agreement or compliance with any covenant, GAAP will be deemed to treat leases in a manner consistent with its treatment under GAAP as of December 31, 2018, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

“Cash Equivalents” shall mean:

(a) direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof, in each case with maturities not exceeding two years;

(b) time deposit accounts, certificates of deposit and money market deposits maturing within one hundred and eighty (180) days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof, or any foreign country recognized by the United States of America, having capital, surplus and undivided profits in excess of $250,000,000 and whose long-term debt, or whose parent holding company’s long-term debt, is rated A- (or such similar equivalent rating or higher) by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) (each, a “Bank”);

(c) repurchase obligations with a term of not more than one hundred and eighty (180) days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P;

(e) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A-2 by Moody’s;

(f) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P or Aaa by Moody’s or (iii) have portfolio assets of at least $500,000,000; and

(h) time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not more than 1/2 of 1% of the total assets of the Borrower on a consolidated basis as of the end of the Borrower’s most recently completed fiscal year.

“Cash Shortfall Event” shall mean, with respect to a Quarterly Payment Date, the failure of the Borrower to pay all amounts required to be prepaid as of such Quarterly Payment Date pursuant to Section 2.08(a).

“Casualty Event” shall mean any event that causes all or a portion of any [*] GPU Servers, [*] GPU Servers, or Uncontracted GPU Servers to be materially damaged, destroyed or rendered unfit for its intended use for any reason whatsoever.

A “Change in Control” shall be deemed to occur if:

(a) at any time, the Permitted Holders shall cease to (i) Control or directly or indirectly own, beneficially and of record, at least 50.1% of the voting power of the outstanding Equity Interests of the Parent or (ii) Control the Parent; or

(b) at any time, the Parent shall cease to Control or beneficially directly own 100% of the issued and outstanding Equity Interests of the Borrower.

For the purpose of clauses (a) and (b), at any time when a majority of the outstanding Equity Interests of the Parent or Borrower, as the case may be, is directly or indirectly owned by a Parent Company or, if applicable, a Parent Company acts as the manager, managing member or general partner of the Parent or Borrower, as the case may be, references in this definition to “the Borrower” or “the Parent”, as applicable, shall be deemed to refer to the ultimate Parent Company that directly or indirectly owns such Equity Interests or acts as (or, if applicable, is a Parent Company that directly or indirectly owns a majority of the outstanding Equity Interests of) such manager, managing member or general partner. For purposes of this definition, “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act.

“Change in Law” shall mean (a) the adoption or implementation of any treaty, law, rule or regulation after the date hereof, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date hereof or (c) compliance by any Lender (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law but if not having the force of law, then being one with which the relevant party would customarily comply) of any Governmental Authority made or issued after the date hereof; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or Unites States or foreign regulatory agencies, in each case, pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Closing Date” shall mean the first date on which each of the conditions precedent set forth in Sections 4.01 and Section 4.02 (with respect to any conditions expressly applicable to the initial Borrowing of any Delayed Draw Term Loans) are satisfied or waived by the Administrative Agent (at the direction of each Lender) in accordance with the terms thereof.

“Closing Date MSAs” shall mean, collectively, the (a) [*] MSA and (b) [*] MSA.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and all rules and regulations from time to time promulgated thereunder.

“Collateral” shall mean all the “Collateral” as defined in any Security Document.

“Collateral Accounts” shall mean (a) the Available Cash Account, (b) the Other Proceeds Account, (c) the Distribution Reserve Account, (d) the Liquidity Account and (e) each General Account.

“Collateral Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Collateral Agreement” shall mean a Collateral Agreement among the Borrower and the Collateral Agent, in substantially the form attached as Exhibit J.

“Collateral and Guarantee Requirement” shall mean the requirement that:

(a) the Administrative Agent shall have received each Security Document required to be delivered on the Closing Date pursuant to Section 4.02(a)(iii) or from time to time pursuant to Section 5.10, subject to the limitations and exceptions of this Agreement or any Security Document, duly executed by the Borrower or the Parent, as applicable;

(b) the Obligations shall have been guaranteed by the Parent pursuant to the Parent Guarantee and Pledge Agreement;

(c) the Obligations shall have been secured pursuant to the Collateral Agreement and the Parent Guarantee and Pledge Agreement by a first-priority security interest, subject to Liens permitted by Section 6.02, in all the Equity Interests of the Borrower (and the Collateral Agent, to the extent such interests are certificated, shall have received certificates or other instruments representing all such Equity Interests (if any), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank);

(d) all Pledged Debt owing to the Borrower that is evidenced by a promissory note with a principal amount in excess of $10,000,000 shall have been delivered to the Collateral Agent pursuant to the Collateral Agreement and the Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank.

(e) the Obligations shall have been secured by a first-priority perfected security interest in substantially all now owned or at any time hereafter acquired tangible and intangible assets of the Borrower, in each case, subject to exceptions and limitations otherwise set forth in this Agreement and the Security Documents (to the extent appropriate in the applicable jurisdiction); and

(f) except as otherwise contemplated by this Agreement or any Security Document, all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements, required by the Security Documents, applicable Law or reasonably requested by the Administrative Agent or the Collateral Agent (at the request of the Required Lenders) to be filed, delivered, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents and the other provisions of the term “Collateral and Guarantee Requirement”, shall have been filed, registered or recorded.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary:

(A) (i) no actions other than the filing of a financing statement under the Uniform Commercial Code with respect to the Borrower shall be required to perfect security interests in any Collateral consisting of notes or other evidence of Indebtedness, except to the extent set forth in clause (d) to the first paragraph of this definition, (ii) no actions other than the filing of Uniform Commercial Code financing statements and the entry into control agreements with respect to the Collateral Accounts and each other deposit account and securities account of the Borrower shall be required to perfect security interest in any Collateral consisting of proceeds of other Collateral and (iii) except to the extent that perfection and priority may be achieved by the filing of a financing statement under the Uniform Commercial Code with respect to the Borrower, the Borrower shall not be required to perfect or provide priority with respect to any security interest on any assets or property except as required pursuant to the Collateral and Guarantee Requirement (it being understood that the Collateral and Guarantee Requirement requires the delivery of Control Agreements with respect to the Collateral Accounts and each other deposit account and securities account of the Borrower);

(B) the Collateral Agent (at the direction of the Lender Representative) may grant extensions of time for the creation or perfection of security interests in, or taking other actions with respect to, particular assets (including extensions beyond the Closing Date) or any other compliance with the requirements of this definition where the Lender Representative reasonably determines, in consultation with the Borrower, that the creation or perfection of security interests or taking other actions, or any other compliance with the requirements of this definition cannot be accomplished without undue delay, burden or expense by the time or times at which it would otherwise be required by this Agreement or the Security Documents, and the Lender Representative shall notify the other Lenders of any such extension so granted; and

(C) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in this Agreement and the Security Documents.

“Commitments” shall mean, collectively, with respect to any Lender, such Lender’s Delayed Draw Loan Commitments.

“Commitment Termination Date” shall mean the earliest to occur of (a) the last day of the Delayed Draw Availability Period, (b) the funding of all of the Commitments and (c) the termination of the Delayed Draw Loan Commitments.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning assigned to such term in Section 9.17(a).

“Compliance Certificate” shall mean a compliance certificate executed by a financial Responsible Officer of the Borrower in substantially the form of Exhibit D.

“Conforming Changes” shall mean, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.21 and other technical, administrative or operational matters) that the Administrative Agent (at the direction of the Lender Representative) decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent (at the direction of the Lender Representative) in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent (with the approval of the Required Lenders) decides is necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” shall mean, with respect to each Collateral Account and any other deposit account or securities account of the Borrower, one or more control agreements entered into by the Borrower, the Collateral Agent and the relevant depositary bank, which is sufficient to establish the Collateral Agent’s control pursuant to Section 9-104 of the UCC over such account and is, in each case, in form and substance reasonably satisfactory to the Lender Representative.

“Conversion Date” shall mean any date on which the Borrower converts a Base Rate Loan to a Term SOFR Loan or a Term SOFR Loan to a Base Rate Loan.

“Covered Entity” shall mean any of the following:

(a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” shall have the meaning assigned to it in Section 9.26.

“Credit Event” shall mean each Credit Extension by a Lender.

“Credit Extension” shall mean a Borrowing requiring a Borrowing Request to be provided by the Borrower.

“Cure Equity” shall have the meaning assigned to such term in Section 7.03(a).

“Cyber Security Incident” shall mean any act or omission that (a) materially compromises (i) the security, confidentiality or integrity of personal data or personal information, (ii) the physical, technical, administrative or organizational safeguards put in place to protect personal data or personal information or (iii) the systems that contain personal data or personal information or (b) is any event considered or constituting a cyber security breach or incident under applicable Data Protection Laws.

“Data Center Lease/License” shall mean any data center lease or license required to operate the Project.

“Data Protection Laws” shall mean, collectively, all applicable federal, state, provincial, local or foreign Laws, ordinances, regulations, rules, codes, orders, judgments or other legally binding requirements or rules of Law that relate to the collection, handling, possession, processing, sale, transmission or use of personal data or personal information, including, to the extent applicable to the business of Borrower, (a) the European Union’s General Data Protection Regulation (Regulation (EU) 2016/679 of the European Parliament and repealing Directive 95/46/EC), (b) the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act of 2020 (Cal. Civ. Code §§ 1798.100 et seq.), (c) the Colorado Privacy Act (Colo. Rev. Stat. §§6-1-1301 et seq.), (d) the Connecticut Personal Data Privacy and Online Monitoring Act (Conn. Pub. Act No. 22-15), (e) the Utah Consumer Privacy Act (Utah Code §§ 13-61-101 et seq.), (f) the Virginia Consumer Data Protection Act (VA Code Ann. §§ 59.1-575 et seq.), (g) the Canadian Personal Information Protection and Electronic Documents Act (S.C. 2000, c. 5) and (h) the Personal Information Protection Law of the People’s Republic of China, adopted on August 20, 2021; each of the foregoing as amended or restated, and their foreign, state, provincial or local counterparts or equivalents.

“Debt Fund Affiliate” shall mean an Affiliated Lender that is, on a bona fide basis, engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course, is not organized for the purpose of making equity investments, and with respect to which (a) any such Debt Fund Affiliate has in place customary information barriers between it and the Borrower and any Affiliate of the Borrower that is not primarily engaged in the investing activities described above and (b) its managers have fiduciary duties to the investors thereof independent of and in addition to their duties to the Borrower and any Affiliate of the Borrower and with respect to which none of the Parent, the Borrower, any investor in the Parent or any Affiliate of the Parent makes investment decisions or has the power, directly or indirectly, to direct or cause the direction of such Affiliated Lenders’ investments decisions and that is not (a) a natural person or (b) the Parent or a Subsidiary of the Parent.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” shall mean any event or condition that upon notice, lapse of time or both hereunder would constitute an Event of Default.

“Default Rate” shall have the meaning assigned to such term in Section 2.11(b).

“Default Right” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” shall mean any Lender that (a) has failed to (i) fund all or any portion of its Loans within three (3) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute or subsequently cured, (b) has notified in writing the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied) with respect to its funding obligations, under any Facility or under other agreements generally in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with its funding obligations under any Facility (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, become the subject of a proceeding under a Bail-In Action or any bankruptcy or insolvency laws, or has had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower and each Lender.

“Delayed Draw Availability Period” shall mean the period beginning on the Closing Date and ending on June 30, 2024.

“Delayed Draw Funding Date” shall mean one or more dates on which Delayed Draw Loans are made and the conditions precedent set forth in Section 4.02 are satisfied or waived by the Administrative Agent on such date in accordance with the terms thereof.

“Delayed Draw Loan Commitment” shall mean, with respect to any Lender, the amount set forth on Schedule 2.01 under the heading “Delayed Draw Loan Commitment”. The aggregate principal amount of the Delayed Draw Loan Commitments on the date hereof is $2,300,000,000.

“Delayed Draw Loan Facility” shall mean the Delayed Draw Loan Commitments and the Delayed Draw Loans.

“Delayed Draw Loans” shall mean the term loans made by the Lenders to the Borrower from time to time pursuant to Section 2.01(b)

“Delayed Draw Upfront Fee” shall have the meaning assigned to such term in Section 2.10(c).

“Depositary Bank” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Disposition” or “Dispose” shall mean the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall not be deemed to include any issuance by the Borrower of any of its Equity Interests to the Parent; provided, further, that no withdrawals or transfers from General Accounts or dispositions of General Accounts shall constitute a Disposition hereunder.

“Disqualified Lender” shall mean:

(a) those Persons identified by the Borrower to the Lenders (with a copy to the Administrative Agent) in writing on or prior to the date hereof;

(b) any competitor of the Borrower that is identified in writing (which list of competitors may be supplemented by the Borrower after the date hereof by means of a written notice to each Lender (with a copy to the Administrative Agent), but which supplementation shall not apply retroactively to disqualify any previously acquired assignment or participation in any Loan);

(c) any Affiliate of any Person described in clause (i) and (ii) above (other than any Bona Fide Debt Fund of any competitor of the Borrower) that is either identified in writing to the Administrative Agent and readily identifiable on the basis of such Affiliate’s name;

it being understood and agreed that (i) no fund or account operating as part of the credit division of Blackstone Inc. shall constitute a Disqualified Lender and (ii) the identification of any Person as a Disqualified Lender after the date hereof shall not apply to retroactively disqualify any previously acquired assignment or participation interest in any Loan.

“Distribution Conditions” shall mean, on any date on any Quarterly Payment Date or on any other date on which a Restricted Payment pursuant to Section 6.06(a)(1) is made, compliance with the following conditions:

(a) with respect to such Restricted Payment made during the Delayed Draw Availability Period, the Specified Representations shall be true and correct in all material respects on and as of the applicable Quarterly Payment Date and date on which such Restricted Payment is made with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) (or, to the extent qualified by materiality, true and correct in all respects);

(b) at the time of and immediately after such transfer, no Event of Default or Default shall have occurred and be continuing;

(c) no Cash Shortfall Event has occurred and is continuing and all amounts due and payable as of such Quarterly Payment Date pursuant to Section 2.08 have been paid in full; and

(d) the Liquidity Requirement shall have been satisfied on such date;

(e) the Borrower has confirmed the satisfaction of the above conditions in the Account Withdrawal Certificate pursuant to Section 2.20(d)(i).

“Distribution Reserve Account” shall mean a securities or deposit account of the Borrower established with a nationally recognized account bank in consultation with (and reasonably acceptable to) the Lender Representative and designated as the “Distribution Reserve Account” in writing by the Borrower to the Lender Representative and the Administrative Agent.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, (i) a natural person, (ii) a Defaulting Lender or (iii) a Disqualified Lender.

“Environment” shall mean ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata or sediment, natural resources such as flora and fauna.

“Environmental Claim” shall mean any and all actions, suits, orders, demand letters, requests for information, claims, complaints, notices of non-compliance or violation, notices of liability or potential liability, liens, proceedings, consent orders or consent agreements, in each instance in writing, relating to any actual or alleged violation of Environmental Law or any Release or threatened Release of, or exposure of any Person to, Hazardous Material.

“Environmental Law” shall mean, collectively, all applicable federal, state, provincial, local or foreign laws, ordinances, regulations, rules, codes, orders, judgments or other legally binding requirements or rules of law that relate to the prevention, abatement or elimination of pollution, or the protection of the Environment, natural resources (including flora and fauna) or, to the extent relating to exposure to Hazardous Materials, human health, including but not limited to the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Clean Water Act, 33 U.S.C. §§ 1251 et seq., and the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§ 11001 et seq., each as amended, and their foreign, state, provincial or local counterparts or equivalents.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation, or other equivalents of or interests in (however designated) equity of such Person, including any common stock, preferred stock, any limited or general partnership interest, any limited liability company membership interest, and any unlimited liability company membership interests.

“Equity Proceeds” shall mean net cash proceeds received by the Borrower since the date hereof from (a) the issuance or sale of Equity Interests of the Borrower or any direct or indirect parent of the Borrower, (b) contributions to its common equity with the net cash and Cash Equivalent proceeds from the issuance and sale by the Parent or any of its Subsidiaries (or any direct or indirect parent of the Parent) of Equity Interests or a contribution to its common equity and/or (c) contributions to the Borrower from the proceeds of Indebtedness (other than the Obligations) incurred by any direct or indirect parent of the Parent.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, the regulations promulgated thereunder and any successor thereto.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” shall mean (a) a Reportable Event; (b) the failure to meet the minimum funding standard of Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA with respect to any Plan (whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (c) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (d) the incurrence by the Borrower of any liability under Title IV of ERISA (other than for PBGC premiums due but not delinquent under Section 4007 of ERISA); (e) the receipt by the Borrower from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan, or to appoint a trustee to administer any Plan under Section 4042 of ERISA, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (f) a determination that any Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA; (g) the incurrence by the Borrower of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by the Borrower of any notice, or the receipt by any Multiemployer Plan from the Borrower of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA; or (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA).

“Erroneous Payment” shall have the meaning assigned to it in Section 9.22(a).

“Erroneous Payment Subrogation Rights” shall have the meaning assigned to it in Section 9.22(e).

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Excepted Debt” shall mean:

(a) Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any Person providing property, casualty or liability insurance to the Borrower, pursuant to reimbursement or indemnification obligations to such Person;

(b) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided that (x) such Indebtedness (other than credit or purchase cards) is extinguished within five (5) Business Days of its incurrence and (y) such Indebtedness in respect of credit or purchase cards is extinguished within sixty (60) days from its incurrence;

(c) to the extent constituting Indebtedness (but not for borrowed money), indemnification obligations of the Borrower under the Closing Date MSAs, and any Additional Services Agreement and, to the extent applicable, the Data Center Leases/Licenses to which the Borrower is a party;

(d) contingent liabilities of the Borrower incurred in the ordinary course of business, to the extent otherwise constituting Indebtedness, including those relating to (i) the endorsement of negotiable instruments received in the normal course of its business and (ii) contingent liabilities incurred with respect to any Loan Document, Closing Date MSA or Additional Services Agreement and, to the extent applicable, the Data Center Leases/Licenses to which the Borrower is a party; and

(e) Indebtedness in an aggregate principal amount at any time outstanding not to exceed $5,000,000.

“Excepted Investments” shall mean:

(a) Investments resulting from pledges and deposits referred to in clause (b) of the definition of Excepted Liens;

(b) Investments (including debt obligations and Equity Interests) received upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(c) any Investment acquired by the Borrower (1) in exchange for any other Investment or accounts receivable held by the Borrower in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (2) as a result of a foreclosure by the Borrower with respect to any secured Investment or other transfer of title with respect to any secured Investment in default with respect to any contractual counterparty of the Borrower;

(d) to the extent constituting an Investment, any guarantee of Indebtedness permitted to be incurred pursuant to Section 6.01; and

(e) any Investments in graphic processing unit servers and ancillary components, including networking infrastructure;

(f) advances, loans or extensions of trade credit in the ordinary course of business by the Borrower;

“Excepted Liens” shall mean:

(a) Liens for Taxes (i) not yet delinquent, (ii) that remain payable without penalty or (iii) that are being contested in compliance with Section 5.03;

(b) pledges and deposits securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower;

(c) Liens securing judgments that do not constitute an Event of Default under Section 7.01(j) or securing appeal or other surety bonds related to such judgments;

(d) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness or (ii) relating to pooled deposit or sweep accounts of the Borrower to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower;

(e) Liens arising solely by virtue of any statutory or common law provision relating to rights of set-off or similar rights;

(f) Liens for materialmen’s, mechanics’, workers’, repairmen’s, or other like Liens, arising in the ordinary course of the Borrower’s business or in connection with the operation and maintenance of the Project, which (i) do not in the aggregate materially detract from the value of the property or assets to which they are attached or materially impair the construction or use thereof, and (ii) are either for amounts not yet due or for amounts being contested in good faith by appropriate proceedings;

(g) Liens of the Borrower arising by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights arising in the ordinary course of business;

(h) extensions, renewals, and replacements of any of the foregoing or following Liens to the extent and for so long as the Indebtedness or other obligations secured thereby remain outstanding;

(i) Liens incurred in connection with contracts (other than for the payment of Indebtedness) or leases to which such Person is a party or to secure public or statutory obligations of such Person incurred, in each case, in the ordinary course of business;

(j) Liens arising under conditional sale, title retention, consignment or similar arrangements for the sale of goods in the ordinary course of business;

(k) grants of software, technology and other intellectual property licenses and sublicenses in the ordinary course of business;

(l) (i) Liens of a collection bank on items in the course of collection, (ii) Liens attaching to brokerage accounts in the ordinary course of business, (iii) bankers’ Liens and other Liens in favor of banking institutions by law or contract encumbering deposits which are customary in the banking industry and (iv) Liens securing cash management obligations arising in the ordinary course of business;

(m) Liens arising by law or contract on insurance policies and the proceeds thereof to secure premiums thereunder;

(n) Liens (not securing Indebtedness for borrowed money) on assets owned by the Borrower and not otherwise permitted under Section 6.02 securing obligations incurred by the Borrower in an aggregate amount not to exceed $5,000,000 at any time; and

(o) any zoning, building, environmental and land use laws, regulations and ordinances or similar requirements of Law (including Environmental Law) that do not individually or in the aggregate materially detract from the ability of the Borrower to use the property affected by such restrictions for its intended use.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean, with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.17) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.15, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such recipient’s failure to comply with Section 2.15(e) and Section 2.15(g) and (d) any Taxes imposed under FATCA.

“Facility” shall mean the Delayed Draw Loan Facility.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version to the extent substantively comparable and not materially more onerous to comply with), any current or future regulations and official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any law, regulation, rule, promulgation, guidance notes, practices or official agreement implementing an official government agreement, treaty or convention with respect to the foregoing.

“FCPA” shall mean the United States Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upward, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average (rounded upward, if necessary, to the next 1/100 of 1%) of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it provided that, if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer, assistant treasurer, or controller of such Person.

“Fixed Amortization Amount” shall mean, as of each Quarterly Payment Date, the amount equal to the percentage opposite such Quarterly Payment Date as set forth on Schedule 1.01 multiplied by the aggregate amount of Loans outstanding as of the Commitment Termination Date.

“Floor” shall mean a rate of interest equal to 0.00%.

“Foreign Lender” shall mean a Lender that is not a U.S. Person.

“Foreign Plan” shall mean each employee benefit plan (within the meaning of Section 3(3) of ERISA) or arrangement that is not subject to US law and is maintained or contributed to by the Borrower but excluding any employee benefit arrangement mandated by non-US law and maintained by a Governmental Authority.

“Foreign Plan Event” shall mean with respect to any Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Plan required to be registered; (c) the failure of any Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Plan; or (d) the existence of unfunded liabilities of the Borrower in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority.

“Funding Date GPU Amount” shall mean, with respect to any Credit Event, the amount equal to [*]% of the sum of:

(a) the aggregate purchase price of all [*] GPU Servers purchased by, or transferred to, the Borrower as of the date of such Credit Event (including the installation of such [*] GPU Servers), plus

(b) the aggregate purchase price of all [*] GPU Servers to be purchased by, or transferred to, the Borrower as of the date of such Credit Event (including the installation of such [*] GPU Servers), plus

(c) without duplication of clause (a) and clause (b) above, any Capital Expenditures expected by the Borrower (in its reasonable discretion) to be funded in cash with respect to such [*] GPU Servers and [*] GPU Servers (including the installation of such [*] GPU Servers and the [*] GPU Servers), less

(d) the GPU Depreciated Amount as of such date.

“Funding Date Schedule” shall mean the schedule of the funding of Loans under this Agreement as set forth on Schedule 2.02 as such Schedule 2.02 is updated from time to time as necessary upon fourteen (14) Business Days’ notice to the Administrative Agent and the Lenders.

“GAAP” shall have the meaning assigned to such term in Section 1.02(b).

“General Accounts” shall mean any deposit accounts or securities accounts of the Borrower, other than the Available Cash Account, the Distribution Reserve Account and the Other Proceeds Account.

“Governmental Approvals” shall have the meaning assigned to such term in Section 3.08(c).

“Governmental Authority” shall mean any federal, state, provincial, local, or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“GPU Depreciated Amount” shall mean, as of any date of determination, the aggregate amount of depreciation applicable to each [*] GPU Servers and the [*] GPU Servers calculated in good faith by the Calculation Agent and the Borrower in accordance with Schedule 2.03 on a straight-line basis in accordance with GAAP assuming (x) with respect to the [*] GPU Servers, a useful life of five and one-half (5.5) years and (y) with respect to the [*] GPU Servers, a useful life of six and one-half (6.5) years. For the avoidance of doubt, depreciation with respect to the “GPU Depreciated Amount” shall be calculated based on the ordinary course practices or conventions of the Borrower, including the utilization of a “half-month convention method” (for example, if the date with respect to which an [*] GPU Server or a [*] GPU Server is placed in service is (x) on or before the fifteenth (15th) day of a calendar month, a full month depreciation will be taken and (y) after the fifteenth (15th) day of a calendar month, depreciation applicable to such [*] GPU Server or [*] GPU Server will be effected beginning with the immediately following calendar month).

“GPU Server Disruption” shall mean the occurrence of an event or circumstance, the result of which could be reasonably expected to materially delay the delivery of [*] graphics processing units servers, [*] graphics processing units servers and their ancillary components (including networking infrastructure) required with respect to the Project such that it could reasonably be expected to cause the Borrower not to be able to comply with the terms of the Closing Date MSAs.

“Guarantee” of or by any Person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness, or (b) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other Person, whether or not such Indebtedness is assumed by the guarantor; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the date hereof or entered into in connection with any acquisition or disposition of assets permitted under this Agreement.

“[*] GPU Servers” shall mean the [*] graphics processing unit servers and ancillary components, including networking infrastructure purchased by, or transferred to, the Borrower in connection with the Project and which (a) are new or used prior to their purchase or transfer to the Borrower only in connection with the Project and (b) are not actually consigned pursuant to the terms of the [*] MSA.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes and hazardous or toxic materials or substances, including explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials or polychlorinated biphenyls, in each case subject to regulation due to their dangerous or deleterious properties or characteristics pursuant to, or which give rise to liability under, any Environmental Law.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than (i) trade liabilities and other liabilities incurred in the ordinary course of business maturing within 90 days of the incurrence thereof and (ii) earnouts), (e) all Guarantees by such Person of Indebtedness of others, (f) all Capital Lease Obligations of such Person and (g) the principal component of all obligations, contingent or otherwise, of such Person (i) as an account party in respect of letters of credit and (ii) in respect of banker’s acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof.

“Indemnified Liabilities” shall have the meaning assigned to such term in Section 8.12.

“Indemnified Taxes” shall mean (a) Taxes imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes, other than, in the case of clauses (a) and (b), Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Intellectual Property Collateral” shall have the meaning assigned to such term in the Collateral Agreement.

“Intercompany Services Agreement” shall mean the Intercompany Services Agreement entered into on or prior to the Closing Date between the Borrower and the Parent, as amended from time to time in accordance with this Agreement.

“Interest Period” shall mean, for any Term SOFR Loan or Borrowing, the period commencing on the date of such Term SOFR Loan or Borrowing or, in the case of a Loan converted from a Base Rate Loan to a Term SOFR Loan, on the effective date of the conversion of such Loan and, thereafter, commencing on the last day of the immediately preceding Interest Period applicable to such Term SOFR Loan and ending on the date three months thereafter, as set forth in the relevant Borrowing Request or conversion notice (as the case may be); provided that (a) (i) if any Interest Period for a Term SOFR Loan would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period and (b) if any Interest Period for a Term SOFR Loan would end on a day following the Term Maturity Date, such Interest Period shall be deemed to end on the Term Maturity Date.

“Investment” shall mean, for any Person, to (a) purchase or acquire any Equity Interests or the Indebtedness of another Person, (b) make any loans, advances or capital contribution to another Person (other than intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrower) and (c) purchase or acquire (in one or a series of related transactions) all or substantially all of the property or business of another Person or assets constituting a business unit, line of business or division of such other Person. For purposes of covenant compliance, the amount of any Investment at any time shall be (i) the amount actually invested (measured at the time when made) minus (ii) the amount of dividends or distributions received in connection with such Investment and any return of capital and any payment of principal received in respect of such Investment. For purposes of clarity, Investments shall exclude any investments made with amounts on deposit in any General Account.

“IOSCO Principles” shall have the meaning shall have the meaning assigned to it in Section 2.21(d).

“Laws” shall mean, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lead Arrangers” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Lead Lenders” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Lender” shall mean each Person listed on Schedule 2.01 that has a Commitment or holds outstanding Loans and any other Person that becomes a party hereto pursuant to an Assignment and Acceptance (or an Affiliated Lender Assignment and Acceptance), other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Lender Representative” shall mean Blackstone or an Affiliate of Blackstone designated by Blackstone in writing to the Administrative Agent and the Borrower, or any successor upon the resignation of the Lender Representative designated from time to time by the Required Lenders (excluding, for such purpose only, the existing Lender Representative) and the Borrower in writing to the Administrative Agent; provided that (a) in the event that Blackstone or any of its Affiliates acquires, directly or indirectly, any Equity Interests in the Parent, or any options, warrants, calls or other rights in the ownership of the Parent or (b) Blackstone and its Affiliates, collectively, hold less than 50% of the Loans and Commitments held by Blackstone and its Affiliates as of the Closing Date, the Required Lenders (excluding, for such purpose only, the existing Lender Representative) and the Borrower may replace Blackstone or its Affiliate as Lender Representative (it being understood that, until the Required Lenders and the Borrower reach mutual agreement as to the Lender Representative, any decisions of the Lender Representative under this Agreement or any other Loan Document shall be made by the Required Lenders (excluding the Lender Representative)).

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge, or security interest in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Liquidity Account” shall mean a securities or deposit account of the Borrower established with a nationally recognized account bank in consultation with (and reasonably acceptable to) the Lender Representative and designated as the “Liquidity Account” in writing by the Borrower to the Lender Representative and the Administrative Agent.

“Liquidity Cure Deadline” shall have the meaning assigned to such term in Section 6.12(b)

“Liquidity Cure Right” shall have the meaning assigned to such term in Section 6.12(b)

“Liquidity Requirement” shall mean, as of any date of determination following the initial funding of Delayed Draw Term Loans the (a) amount of Unrestricted Cash of the Borrower held in the Liquidity Account plus (b) undrawn amount of any Liquidity Reserve L/C shall be no less than the greater of (x) $50,000,000 or (y) 16.0% of the principal amount of the then-outstanding Loans (provided that (a) following the earlier to occur of (i) a Qualified IPO and (ii) the Loan Balance Trigger Event the Liquidity Requirement shall be not less than $50,000,000 and (b) in no event shall the Liquidity Requirement be greater than $325,000,000 as of any date of determination).

“Liquidity Reserve L/C” shall mean each irrevocable standby letter of credit in favor of the Collateral Agent for the benefit of the Secured Parties issued by an Acceptable Issuer in form, scope and substance satisfactory to the Required Lenders. Any such letter of credit (a) must be drawable prior to its stated maturity (i) in the event the Borrower fails to meet the Liquidity Requirement in accordance with this Agreement, (ii) it is not renewed or replaced at least thirty (30) days prior to its stated maturity date, (iii) the issuer thereof ceases to be an Acceptable Issuer and a replacement letter of credit has not been obtained from an Acceptable Issuer within the earlier of (A) thirty (30) days after such downgrade and (B) five (5) Business Days prior to its stated maturity date or (iv) if an Event of Default has occurred and is continuing, (b) must be non-recourse to the Borrower and (c) shall not otherwise constitute Indebtedness of the Borrower or be secured by a Lien on any of the property of the Borrower.

“Loan Balance Trigger Event” shall have the meaning assigned to such term in the Parent Guarantee and Pledge Agreement.

“Loan Documents” shall mean (a) this Agreement, (b) the Security Documents, (c) any promissory note issued under Section 2.07(d), (d) the Agent Fee Letter and (e) each other document entered into in connection with the Facilities or otherwise designated as a Loan Document by the Borrower and the Lender Representative and delivered to the Administrative Agent.

“Loans” shall mean the Delayed Draw Loans.

“Magnetar” shall mean Magnetar Financial LLC.

“Magnetar Entity” shall mean any of Magnetar or any funds, accounts, and clients managed by Magnetar, as the context may require.

“Make-Whole Amount” shall mean a cash amount equal to the present value of interest then accruing pursuant to Section 2.11 on the principal amount of the Loans to be prepaid from the date of such prepayment, repayments or acceleration through the third (3rd) year anniversary of the Commitment Termination Date, such present value to be computed using a discount rate equal to the Treasury Rate plus 50 basis points discounted to the prepayment, repayment or acceleration date applied on the same periodic basis as that on which interest on the Loans is payable (assuming a 360-day year consisting of twelve 30-day months). For the avoidance of doubt, after the third (3rd) year anniversary of the Commitment Termination Date, the Make-Whole Amount shall be zero (0).

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean any event or circumstance arising in respect of the Borrower or, solely with respect to any event or circumstance affecting the Borrower that has had (a) a material adverse effect on the business, operations, properties, assets or financial condition of the Borrower, (b) a material adverse effect on the ability of the Borrower to fully and timely perform its payment obligations under the Loan Documents, or (c) a material impairment of the validity or enforceability of, the material rights, remedies or benefits available to the Lenders, the Administrative Agent or the Collateral Agent under, any Loan Document.

“Material Indebtedness” shall mean, with respect to the Borrower or the Parent, any Indebtedness (excluding the Loans and, for avoidance of doubt, undrawn letters of credit and performance bonds) of the Borrower or the Parent, as applicable, in an aggregate principal amount exceeding (a) with respect to any Indebtedness of the Borrower, $5,000,000 and (b) with respect to any Indebtedness of the Parent, (x) prior to the Loan Balance Trigger Date (as defined in the Parent Guarantee and Pledge Agreement) $50,000,000 or (y) following the Loan Balance Trigger Date, the greater of $50,000,000 and ten percent (10%) of Consolidated EBITDA (as defined in the Parent Guarantee and Pledge Agreement).

“Material Intellectual Property” shall mean any intellectual property that is material to the operation of the business of the Borrower after giving effect to any designation, transfer or exclusive license

“Material Project Contracts” shall mean (a) the Closing Date MSAs, (b) the Intercompany Services Agreement, (c) the assignment agreements with respect to each Closing Date MSA between the Parent and the Borrower and (d) any other agreement designated as a “Material Project Contract” by the Borrower and the Lender Representative.

“Maximum GPU Amount” shall mean, as of any date of determination, the amount equal to the product of (x) [*]% and (y) the sum of:

(a) the aggregate purchase price of the [*] GPU Servers purchased by, or transferred to, the Borrower (including the installation of such [*] GPU Servers) as of such date, plus

(b) aggregate purchase price of the [*] GPU Servers purchased by, or transferred to, the Borrower (including the installation of such [*] GPU Servers) as of such date, plus

(c) without duplication of clause (a) and clause (b) above, any Capital Expenditures funded in cash or expected by the Borrower (in its discretion) to be funded in cash with respect to such [*] GPU Servers and [*] GPU Servers (including the installation of such [*] GPU Servers and [*] GPU Servers) as of such date, less

(d) the GPU Depreciated Amount as of such date.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or ERISA Affiliate makes or is obligated to make contributions, or during the five preceding calendar years, has made or been obligated to make contributions.

“Net Proceeds” shall mean

(a) with respect to any Disposition by the Borrower, 100% of the cash proceeds actually received by the Borrower (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable) in connection with such Disposition minus (i) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts of any Indebtedness that is secured by such asset and that is required to be repaid in connection with such Disposition (other than pursuant hereto) or (B) any other required payments of other obligations relating to the Disposition, in each case, with the proceeds thereof, (ii) the reasonable or customary out-of-pocket fees and expenses incurred by the Borrower (including attorneys’ fees, accountants’ fees, investment banking fees, real property related fees, sales commissions, transfer taxes and charges and brokerage and consultant fees), (iii) all Taxes required to be paid or accrued or reasonably estimated to be required to be paid or accrued by any Parent Company, the Borrower’s direct or indirect equity owners or the Borrower as a result thereof, in each case to the extent attributable to the Borrower (including, for the avoidance of doubt, Permitted Tax Distributions), and (iv) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities related to any of the applicable assets or retained by the Borrower, including liabilities related to environmental matters or against any indemnification obligations; and

(b) with respect to any Casualty Event, 100% of the cash proceeds actually received by the Borrower or any of its Affiliates in connection therewith (including casualty insurance settlements and condemnation awards, but only as and when received) minus (i) the reasonable or customary out-of-pocket fees and expenses incurred by the Borrower (including attorneys’ fees, accountants’ fees, investment banking fees, real property related fees, sales commissions, transfer taxes and charges and brokerage and consultant fees) in connection therewith and (ii) all Taxes required to be paid or accrued or reasonably estimated to be required to be paid or accrued by the Borrower as a result thereof.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.17(c).

“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.

“Obligations” shall mean all amounts owing to any of the Agents, any Lender or any other Secured Party pursuant to the terms of this Agreement or any other Loan Document or Erroneous Payment Subrogation Rights or pursuant to the terms of any Guarantee thereof, including, without limitation, with respect to any Loan, together with the due and punctual performance of all other obligations of the Borrower under or pursuant to the terms of this Agreement or the other Loan Documents, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any bankruptcy or insolvency laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Treasury Department.

“Operating Expenses” shall mean operating costs and expenses of the Borrower and their other administrative, management and overhead costs and expenses (including (a) franchise and similar Taxes and other fees, Taxes and expenses required to maintain their corporate existence and any amounts related to any related to Tax penalties and examinations (but specifically excluding income and similar taxes), (b) indemnity payments in connection with their management and maintenance, (c) amounts relating to insurance (including the costs of premiums and deductibles and brokers’ expenses), (d) amounts related to obtaining and maintaining any Governmental Approvals and complying with the terms of any Material Project Document and Data Center Leases/Licenses to which the Borrower is a party and (e) legal, accounting, general administrative and other overhead costs and expenses and professional fees).

“[*] MSA” shall mean that certain Master Services Agreement, dated as of [*], by and between the Parent and [*], as amended in accordance with this Agreement.

“[*]” shall mean, solely as it relates to each Restricted [*] Purchase Orders in connection with the [*] MSA and with respect to any monthly billing period under the [*] MSA, (x) the Borrower has failed to maintain a [*] of at least [*]% and (y) as a result of such failure, an amount no less than [*]% of the total monthly bill with respect to such month has been credited to future monthly bills of [*].

“Other Connection Taxes” shall mean, with respect to any Agent or Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Proceeds” shall mean (a) all Net Proceeds from any Disposition by the Borrower of any Collateral and (b) all Net Proceeds from any Casualty Event; provided that “Other Proceeds” shall not include any Equity Proceeds.

“Other Proceeds Account” shall mean a securities or deposit account of the Borrower established with a nationally recognized account bank in consultation with (and reasonably acceptable to) the Lender Representative and designated as the “Other Proceeds Account” in writing by the Borrower to the Lender Representative and the Administrative Agent.

“Other Taxes” shall mean any and all present or future stamp, court, recording, filing, documentary or similar Taxes or any other similar excise or property Taxes, intangible Taxes, charges or levies arising from any payment made under, or from the execution, delivery, performance, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, the Loan Documents, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17).

“Parent” shall mean CoreWeave, Inc., a Delaware corporation.

“Parent Company” shall mean the Parent and any other Person that is a direct or indirect parent company (which may be organized, among other things, as a partnership), including any managing member, of the Borrower.

“Parent Guarantee and Pledge Agreement” shall mean that certain Parent Guarantee and Pledge Agreement, dated as of the date hereof, by and among Parent and the Collateral Agent.

“Participant” shall have the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(c)(i).

“Payment in Full” shall mean (a) the Commitments have been terminated and (b) the principal of and interest on each Loan and all other expenses or amounts payable under any Loan Document shall have been paid in cash in full other than contingent obligations for which no claim has been made.

“Payment or Bankruptcy Event of Default” shall mean an Event of Default as defined in Sections 7.01(b), 7.01(c), 7.01(h) or 7.01(i).

“Payment Recipient” shall have the meaning assigned to it in Section 9.27.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Periodic Term SOFR Determination Day” shall have the meaning assigned to it in the definition of “Term SOFR”.

“Permitted Holders” shall mean any holder of Equity Interests of the Parent as of the date hereof and any additional Person who becomes a holder of Equity Interests of the Parent as part of one or more offering process(es) on or prior to December 31, 2023; provided that the holders of Equity Interests of the Parent as of the date hereof and any additional Person who becomes a holder of Equity Interests of the Parent as part of one or more offering process(es) on or prior to December 31, 2023, collectively, have beneficial ownership of more than 50% of the total voting power of the Equity Interest of the Parent; provided, further, that, as of December 31, 2023, the holders of Equity Interests of the Parent as of the date hereof shall, collectively have beneficial ownership of more than 50% of the total voting power of the Equity Interest of the Parent.

“Permitted Tax Distribution” shall mean, for any taxable year (or portion thereof) with respect to which the Borrower is a disregarded entity for U.S. federal, state and/or local income tax purposes wholly owned by a stand-alone corporation, distributions to such corporation to pay federal, foreign, state and local income or franchise Taxes of such corporation solely to the extent attributable to the taxable income of the Borrower; provided that, for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount that the Borrower would have been required to pay as a stand-alone taxpayer. For the avoidance of doubt, the calculation of such Permitted Tax Distributions shall be modified to take into account any adjustments to income, gain, loss, deduction and credit made pursuant to a Tax audit or other proceeding.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership (general or limited), limited liability company (or series or division thereof), individual or family trusts, or government or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan as defined in Section 3(3) of ERISA, but excluding any Multiemployer Plan, in respect of which the Borrower or, with respect to any such plan that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, any ERISA Affiliate, is (or if such plan were terminated would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.17(b).

“Pledged Collateral”, with respect to particular Collateral, shall have the meaning assigned to such term in the Collateral Agreement applicable to such Collateral and the meaning assigned to “Collateral” in the Parent Guarantee and Pledge Agreement.

“Pledged Debt” shall have the meaning assigned to such term in the Collateral Agreement.

“primary obligor” shall have the meaning set forth in the definition of the term “Guarantee.”

“Prime Rate” shall mean the “U.S. Prime Rate” as quoted in the Wall Street Journal.

“Prior Liens” shall mean Liens permitted pursuant to Section 6.02 other than Liens permitted pursuant to clause (c) of the definition of “Excepted Liens”.

“Pro Rata Share” shall mean, with respect to each Lender, at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments and, if applicable and without duplication, Loans of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the aggregate Commitments and, if applicable and without duplication, Loans under the applicable Facility or Facilities at such time; provided that, in the case of the Delayed Draw Loan Commitments, if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Project” shall mean the infrastructure-as-a-service, platform-as-a-service, products (including the web portal and subdomains), services (such as support and service level commitments) and solutions to be provided by the Borrower pursuant to a Closing Date MSA.

“Projected Contracted Cash Flows” shall mean, as of any Quarterly Payment Date, the projected amounts (as determined by the Calculation Agent and the Borrower in accordance with Schedule 2.04) of contracted cash flows to the Borrower from each of the Closing Date MSAs, (net of any payments already received (including all upfront payments) through the Term Maturity Date) and any Additional Services Agreement.

“Projections” shall mean any projections and any forward-looking statements (including statements with respect to booked business) of the Borrower furnished to the Lenders or the Administrative Agent by or on behalf of the Borrower prior to the Closing Date.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” shall have the meaning assigned to such term in Section 9.17(b).

“QFC” shall have the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” shall have the meaning assigned to it in Section 9.26.

“Qualified IPO” shall have the meaning assigned to such term in the Parent Guarantee and Pledge Agreement. The Borrower shall provide written notice to the Administrative Agent upon the occurrence of a Qualified IPO.

“Quarterly Date” shall mean the last Business Day of each fiscal quarter of the Borrower.

“Quarterly Payment Date” shall mean the thirtieth (30th) day of the calendar month (or, with respect to any calendar month ending prior to a thirtieth (30th) day, the last day of such month) immediately following Quarterly Date, commencing with the first full fiscal quarter of the Borrower ending after the Closing Date.

“Register” shall have the meaning assigned to such term in Section 9.04(b)(iv).

“Regulated Bank” shall mean (a) any swap dealer registered with the U.S. Commodity Futures Trading Commission or security-based swap dealer registered with the U.S. Securities and Exchange Commission, as applicable; or (b) any commercial bank that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation, (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913, (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board under 12 C.F.R. part 211, (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii), or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, employees, agents, controlling persons, members, representatives, and the successors of each of the foregoing, of such Person and such Person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into or through the Environment.

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the thirty (30) day notice period has been waived, with respect to a Plan.

“Required Lenders” shall mean, at any time, the consent of (a) the Lender Representative and (b) Lenders having (without duplication of the vote of the Lender Representative) Loans and Commitments that, taken together, represent more than 50% of the sum of all Loans and Commitments of the Lenders at such time; provided that, following a Qualified IPO, “Required Lenders” shall mean Lenders having (without duplication of the vote of the Lender Representative) Loans and Commitments that, taken together, represent more than 50% of the sum of all Loans and Commitments of the Lenders at such time.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any Person shall mean any executive officer, Financial Officer, director, general partner, managing member or sole member of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted [*] Purchase Orders” shall mean, collectively [*].

“Restricted [*] Purchase Orders” shall mean, collectively [*].

“Restricted Purchase Orders” shall mean, collectively the (a) Restricted [*] Purchase Orders and (b) Restricted [*] Purchase Orders.

“Restricted Payment” shall have the meaning assigned to such term in Section 6.06.

“S&P” shall mean Standard & Poor’s Ratings Services, Inc., a division of The McGraw-Hill Companies, Inc.

“Sanctioned Country” shall mean, at any time, a country or territory which is the subject or target of comprehensive Sanctions, including, as of the date hereof, consists of Cuba, Iran, North Korea, Syria and the Crimea, so-called Donetsk People’s Republic, so-called Luhansk People’s Republic, so-called Zaporizhzhia and so-called Kherson regions of Ukraine.

“Sanctioned Person” shall mean any Person that is the target of Sanctions, including (a) any Person listed in any list of designated Persons maintained by the US government, including OFAC and the US Department of State or relevant non-US authorities, including the United Nations Security Council, Canada, the European Union or His Majesty’s Treasury of the United Kingdom; (b) any Person organized or resident in a Sanctioned Country or (c) where relevant under applicable Sanctions, any Person 50% or more owned or controlled by any of the foregoing Person or Persons or acting for or on behalf of any of the foregoing Person or Persons.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time (a) by the US government, including those administered by OFAC and the US Department of State, (b) by Global Affairs Canada or the Department of Public Safety of Canada or (c) by the United Nations Security Council, the European Union, or His Majesty’s Treasury of the United Kingdom.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Parties” shall have the meaning ascribed to such term in the Collateral Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean the Collateral Agreement, the Parent Guarantee and Pledge Agreement, the Control Agreements and each of the security agreements and other instruments and documents executed and delivered pursuant to any of the foregoing, the Collateral and Guarantee Requirement or Section 5.10.

“SOFR” shall mean a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” shall mean the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Borrowing” shall mean, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“Specified Representations” shall mean the representations and warranties under Sections 3.06, 3.08, 3.14, 3.15, 3.17, 3.18, 3.22 and 3.23.

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D). Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” shall mean, with respect to any Person (herein referred to as the “Parent”), any corporation, partnership (general or limited), association, joint venture, limited liability company or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held by such Person.

“[*] Documents” shall mean, collectively, [*].

“Supplemental Agent” shall have the meaning assigned to such term in Section 8.13(a).

“Supported QFC” shall have the meaning assigned to it in Section 9.26.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, assessments, fees or other similar charges (including ad valorem charges) in the nature of a tax or withholdings imposed by any Governmental Authority and any and all additions to tax, interest and penalties related thereto.

“Term Maturity Date” shall mean the date that is the earlier to occur of (a) five (5) years after the Closing Date (or if such date is not a Business Day, the next succeeding Business Day) and (b) four (4) years after the Commitment Termination Date (or if such date is not a Business Day, the next succeeding Business Day).

“Termination Blackout Date” shall mean the date falling sixty (60) days after the date of this Agreement (as such date may be extended by the Required Lenders to a date no later than the Commitment Termination Date).

“Term SOFR” shall mean:

(a) for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that, if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided, further, that, if Term SOFR determined as provided above shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor, and

(b) for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that, if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR SOFR Determination Day;

provided, further, that, if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent (at the direction of the Lender Representative) in its reasonable discretion).

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR.

“Term SOFR Loan” shall mean a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Total Delayed Draw Loan Commitment” shall mean the sum of the Delayed Draw Loan Commitments of all of the Lenders.

“Transactions” shall mean, collectively, the transactions to occur on, prior to or immediately after the Closing Date, including (a) the execution and delivery of the Loan Documents and the initial borrowings hereunder and (b) the payment of all fees and expenses owing in connection with the foregoing.

“Treasury Rate” shall mean the yield to maturity at a time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two (2) Business Days prior to the prepayment date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the applicable prepayment date to the third (3rd) year anniversary of the Closing Date, provided, however, that if the period from the applicable prepayment date to the third (3rd) year anniversary of the Closing Date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of 1 year shall be used.

“Type” shall mean, with respect to a Loan, its character as a Base Rate Loan or a Term SOFR Loan.

“UCC” shall mean the Uniform Commercial Code as in effect in the applicable jurisdiction.

“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than zero, the Unadjusted Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Uncontracted GPU Servers” shall mean, as of any date of determination, collectively, all (a) [*] graphics processing units servers and ancillary components, including networking infrastructure and (b) [*] graphics processing unit servers and ancillary components, including networking infrastructure, in each case, that are (i) purchased by, or transferred to, the Borrower and (ii) not subject to, or not necessary for the Borrower to comply with, any contracted obligations with respect to the Project (or with respect to any provision of services similar to those provided with respect to the Project) as of such date of determination; provided that any such servers and ancillary components that are subject to, or necessary for the Borrower to comply with, its contractual obligations under any Material Project Contract that has been terminated or cancelled (other than as a result of the expiration of the stated term of such Material Project Contract and not as a result of a breach or default thereunder) shall be deemed not to be an Uncontracted GPU Server.

“Uncontracted Services” shall mean, as of any date of determination, the infrastructure-as-a-service, platform-as-a-service, products (including the web portal and subdomains), services (such as support and service level commitments) and solutions to be provided by the Borrower to a customer and such customer’s end users, in each case (i) solely utilizing Uncontracted GPU Servers with respect to such services and (ii) to the extent such services and products are not subject to, or not necessary for the Borrower to comply with, any contracted obligations with respect to the Project (or with respect to any provision of services similar to those provided with respect to the Project) as of such date of determination; provided that any such services that are subject to, or necessary for the Borrower to comply with, its contractual obligations under any Material Project Contract that has been terminated or cancelled (other than as a result of the expiration of the stated term of such Material Project Contract and not as a result of a breach or default thereunder) shall be deemed not to be an Uncontracted Service.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unrestricted Cash” shall mean cash or Cash Equivalents of the Borrower that would not appear as “restricted” on a consolidated balance sheet of the Borrower; provided that cash or Cash Equivalents that would appear as “restricted” on a consolidated balance sheet of the Borrower solely because such cash or Cash Equivalents are subject to a deposit account control agreement or a securities account control agreement in favor of the Collateral Agent shall constitute Unrestricted Cash hereunder.

“U.S. Dollars” or “$” shall mean the lawful currency of the United States of America.

“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” shall have the meaning assigned to it in Section 9.26.

“U.S.A. PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (signed into law on October 26, 2001).

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02. Interpretative Provision.

(a) General. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. All references to “knowledge” or “awareness” of the Borrower, Parent or a Responsible Officer means the actual knowledge of a Responsible Officer of the Borrower or Parent. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”. Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(b) Accounting. Except as otherwise provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) and all terms of an accounting or financial nature not specifically or completely defined herein shall be construed and interpreted in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision is amended in accordance herewith.

(c) References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (i) references to organizational documents, agreements (including the Loan Documents), and other Contractual Obligations shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements, modifications, replacements, refinancings, renewals, or increases, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements, modifications, replacements, refinancings, renewals, or increases are not prohibited by any Loan Document; and (ii) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, or interpreting such Law.

Section 1.03. Effectuation of Transfers. Each of the representations and warranties of the Borrower contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions unless the context otherwise requires.

Section 1.04. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.05. Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day (it is understood that the foregoing shall cause any grace period associated with any such payment obligation or performance of any covenant, duty or obligation to extend to the immediately succeeding Business Day as well).

Section 1.06. Negative Covenant Compliance. For purposes of determining whether the Borrower complies with any exception to Article VI where compliance with any such exception is based on a financial ratio or metric being satisfied as of a particular point in time, it is understood that (a) compliance shall be measured at the time when the relevant event is undertaken and (b) correspondingly, any such ratio and metric shall only prohibit the Borrower from creating, incurring, assuming, suffering to exist or making, as the case may be, any new, for example, Liens, Indebtedness or Investments, but shall not result in any previously permitted, for example, Liens, Indebtedness or Investments ceasing to be permitted hereunder. For avoidance of doubt, with respect to determining whether the Borrower comply with any negative covenant in Article VI, to the extent that any obligation, transaction, or action could be attributable to more than one exception to any such negative covenant, the Borrower may categorize or re- categorize all or any portion of such obligation, transaction or action to any one or more exceptions to such negative covenant that permit such obligation, transaction or action.

Section 1.07. Certifications. All certifications to be made hereunder by an officer or representative of the Borrower shall be made by such a Person in his or her capacity solely as an officer or a representative of the Borrower, on the Borrower’s behalf and not in such Person’s individual capacity.

Section 1.08. Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number.

Section 1.09. Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Term SOFR or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II

THE CREDITS

Section 2.01. Commitments.

(a) [Reserved].

(b) The Delayed Draw Loans. Subject to the terms set forth herein, each Lender party hereto agrees to make Delayed Draw Loans in U.S. Dollars to the Borrower on any Business Day during the Delayed Draw Availability Period, in an aggregate principal amount that will not result in (i) any Lender’s outstanding Delayed Draw Loans exceeding such Lender’s Delayed Draw Loan Commitment then in effect or (ii) the aggregate outstanding Delayed Draw Loans of all Lenders exceeding the Total Delayed Draw Loan Commitments then in effect, in each case, after giving effect thereto and to the application of the proceeds thereof. Such Delayed Draw Loans may be Base Rate Loans or Term SOFR Loans as further provided herein.

(c) Minimum Delayed Draw Term Loans. To the extent the Loans are available to be drawn hereunder, including pursuant to Article IV, the Borrower agrees that on or prior to the Commitment Termination Date, it will draw Loans in an amount at least equal to [*]% of the Maximum GPU Amount as of the Commitment Termination Date.

Section 2.02. Loans and Borrowings. Each Loan to the Borrower shall be made as part of a Borrowing consisting of Loans made by the Lenders rateably in accordance with their respective Commitments under the applicable Facility. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and not joint and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

Section 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by delivering to the Administrative Agent a Borrowing Request (or such other form as may be approved by the Administrative Agent) and signed by the Borrower not later than 12:00 noon, New York time, fourteen (14) Business Days (it being understood and agreed that such fourteen (14) Business Day deadline may be the same fourteen (14) Business Day notice deadline applicable to the Funding Date Schedule to the extent the Funding Date Schedule will be updated in accordance thereof) (or, with respect to the initial Borrowings of Delayed Draw Term Loans, five (5) Business Days) before the date of the proposed Borrowing. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(a) whether the Borrowing is to be comprised of Term SOFR Loans or Base Rate Loans (if no election as to the Type of a Borrowing is specified in the applicable Borrowing Request, then the requested Borrowing shall be a Base Rate Borrowing) and, if the Borrowing is to be Term SOFR Loans, the Interest Period applicable to such Loans (if no Interest Period is stated in the Borrowing Request, the Borrower will be deemed to have elected a three-month Interest Period),

(b) the aggregate amount of the requested Borrowing,

(c) the date of such Borrowing, which shall be a Business Day,

(d) the location and number of the Borrower’s account to which funds are to be disbursed or such other account (which shall be a General Account) that is otherwise provided in a customary funds flow memorandum provided to the Administrative Agent and reasonably approved thereby, and

(e) the serial numbers, quantity, and purchase orders with respect to the applicable [*] GPU Servers or [*] GPU Servers (including a calculation of the Projected Contracted Cash Flows to the Borrower in respect of such [*] GPU Servers or [*] GPU Servers, as applicable) to be acquired (or that have been acquired since the immediately preceding Borrowing) in connection with the Borrowing.

Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04. Funding of Borrowings. Each Lender shall make each Loan to be made by it to the Borrower hereunder by 1:00 p.m. New York time on the proposed date thereof by wire transfer of immediately available funds, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to such account of the Borrower as is designated by the Borrower in the Borrowing Request.

Section 2.05. Conversion and Continuation Elections.

(a) The Borrower shall have the option to (i) request that any Loan be made as a Term SOFR Loan, (ii) convert at any time all or any part of outstanding Loans from Base Rate Loans to Term SOFR Loans, (iii) convert any Term SOFR Loan to a Base Rate Loan, or (iv) continue all or any portion of any Loan as a Term SOFR Loan upon the expiration of the applicable Interest Period. Any Loan having the same proposed Interest Period to be made or continued as, or converted into, a Term SOFR Loan must be in a minimum amount of $1,000,000 (or such lesser amount as the Administrative Agent (at the direction of the Lender Representative) may agree). Any such election must be made by the Borrower by 2:00 p.m. (New York time) on the third Business Day prior to (A) the date of any proposed Loan which is to bear interest at Term SOFR, (B) the end of each Interest Period with respect to any Term SOFR Loans to be continued as such, or (C) the date on which the Borrower wishes to convert any Base Rate Loan to a Term SOFR Loan for an Interest Period designated by the Borrower in such election. If no election is received with respect to a Term SOFR Loan by 2:00 p.m. (New York time) on the third Business Day prior to the end of the Interest Period with respect thereto, that Term SOFR Loan shall be converted to a Term SOFR Loan with a three-month Interest Period. The Borrower must make such election by notice to the Administrative Agent with respect to the Loans in writing, including by electronic transmission. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) substantially in the form of Exhibit E or in a writing in any other form reasonably acceptable to the Administrative Agent (at the direction of the Lender Representative). No Loan shall be made, converted into or continued as a Term SOFR Loan if an Event of Default has occurred and is continuing at the time of the proposed conversion or continuation and the Required Lenders have determined in writing not to make or continue any Loan as a Term SOFR Loan as a result thereof.

(b) Upon receipt of a Notice of Conversion/Continuation, the Administrative Agent will promptly notify each Lender thereof, as the case may be. In addition, the Administrative Agent will, with reasonable promptness, notify the Borrower and the Lenders of each determination of Term SOFR; provided that any failure to do so shall not relieve the Borrower of any liability hereunder or provide the basis for any claim against the Administrative Agent. All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Loan held by each Lender with respect to which the notice was given.

Section 2.06. Termination of Commitments. The parties hereto acknowledge that:

(a) [Reserved].

(b) Delayed Draw Loan Commitments.

(i) Upon each Borrowing of Delayed Draw Loans, the Delayed Draw Loan Commitments of each Lender will be reduced by an amount equal to the amount of Delayed Draw Loans made by such Lender in connection with such Borrowing. The Delayed Draw Loan Commitments of each Lender will terminate at 11:59 p.m. New York time on the final day of the Delayed Draw Availability Period; and

(ii) Notwithstanding anything to the contrary in this Agreement, after the Termination Blackout Date and solely to the extent a GPU Server Disruption has occurred, the Borrower and the Lender Representative may mutually agree in their good faith determinations, at or about the time of such occurrence, to terminate, in whole or in part, without premium or penalty, the Delayed

Draw Loan Commitments; provided that each reduction of the Delayed Draw Loan Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000. The Borrower and Lender Representative shall notify the Administrative Agent, in writing, of any election to terminate or reduce the Delayed Draw Loan Commitments pursuant to this Section 2.06(b)(ii) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Any termination or reduction pursuant to this Section 2.06(b)(ii) shall apply proportionately and permanently to reduce the Delayed Draw Commitments of each of the applicable Lenders.

(c) Automatic Termination. If the initial funding of Delayed Draw Term Loans has not occurred on or prior to the Termination Blackout Date, the Commitments shall be reduced to zero and this Agreement shall contemporaneously terminate and be of no force and effect, other than the rights, privileges, immunities and indemnities of the Agents expressly set forth in the Loan Documents, which shall survive in accordance with the terms hereof.

Section 2.07. Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c) The entries made in the accounts maintained pursuant to Sections 2.07(a) or 2.07(b) shall be prima facie evidence absent manifest error of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement. In the event of any conflict between the records maintained by any Lender and the Register maintained by the Administrative Agent in such matters, the Register shall control in the absence of manifest error.

(d) Any Lender may request that Loans made by it to the Borrower be evidenced by a promissory note substantially in the form of Exhibit G. In such event, the Borrower shall prepare, execute, and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including, to the extent requested by any assignee, after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or to such payee and its registered assigns).

Section 2.08. Scheduled Payment of Loans.

(a) On each Quarterly Payment Date, the Borrower shall repay the Loans (commencing on first Quarterly Payment Date to occur after the Closing Date) in amount equal to the greater of (i) beginning on the first Quarterly Payment Date falling after March 31, 2024, the Fixed Amortization Amount, (ii) an amount such that, after giving pro forma effect to such repayment, the remaining principal amount of Loans outstanding hereunder shall be no greater than the aggregate Projected

Contracted Cash Flows as of such Quarterly Payment Date and (iii) beginning on the first Quarterly Payment Date falling after December 31, 2024, an amount such that, after giving pro forma effect to such repayment, the remaining principal amount of Loans outstanding hereunder shall be no greater than the Maximum GPU Amount as of such Quarterly Payment Date. The Borrower shall notify the Administrative Agent by written notice of the amount of Loans to be repaid not later than 12:00 noon, New York time, one (1) Business Day prior to the date of prepayment (or such later times to which the Administrative Agent may agree), together with a reasonably detailed calculation thereof, which may be furnished to any Lender upon request.

(b) The Borrower shall repay all unpaid principal and other amounts due in respect of the Loans on the Term Maturity Date.

Section 2.09. Prepayment of Loans.

(a) Optional Prepayments.

(i) Mechanics. Except as otherwise set forth herein, the Borrower shall have the right at any time and from time to time to prepay Loans in whole or in part without premium or penalty (but subject to Section 2.09(a)(ii)), in an aggregate principal amount that is an integral multiple of (A) $500,000 and not less than $500,000 or (B) if less, the amount of Loans outstanding under the applicable Facility. The Borrower shall notify the Administrative Agent by written notice substantially in the form of Exhibit B hereto of any prepayment hereunder not later than 12:00 noon, New York time, one (1) Business Day prior to the date of prepayment (or such later times to which the Administrative Agent may agree). Each such notice shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. The Administrative Agent will promptly notify the Lenders of any such notice of the foregoing, and any such notice may be contingent upon the consummation of a refinancing or other event and such notice may otherwise be extended or revoked. Prepayments shall be accompanied by accrued interest and fees to the extent required by Section 2.10 or 2.11(d).

(ii) Application of Voluntary Prepayments. Prepayment of the Loans pursuant to Section 2.09(a) shall be applied to installments of principal as directed by the Borrower (however, in the absence of such direction, such prepayments shall be applied in direct order of maturity); provided that, for any specific Facility or Facilities (or tranche within such Facility), such prepayments shall be applied ratably among the Lenders to that specific Facility or Facilities (or tranche within such Facility). For the avoidance of doubt, (x) the payment of interest on any Loans shall be made ratably among the parties owed such obligations in proportion to the respective amounts owed each and (y) the prepayment of outstanding principal amount of any Loans which are then due and payable shall be made ratably among the parties owed such obligations in proportion to the respective amounts owed each.

(b) Mandatory Prepayments.

(i) Dispositions of Uncontracted GPU Servers. Promptly upon receipt by the Borrower (but in any event within one (1) Business Day of such receipt), the Borrower shall apply 100% of the Net Proceeds of any Disposition of Uncontracted GPU Servers pursuant to Section 6.05(d) to prepay the Loans in accordance with Section 2.09(b)(vi).

(ii) Non-Permitted Indebtedness. Promptly upon receipt by the Borrower (but in any event within one (1) Business Day of such receipt), the Borrower shall apply 100% of the Net Proceeds of any incurrence of Indebtedness that is not permitted pursuant to Section 6.01 to prepay the Loans in accordance with Section 2.09(b)(vi).

(iii) Reserved.

(iv) Other Proceeds. Promptly upon receipt by the Borrower (but in any event within five (5) Business Days of such receipt), the Borrower shall apply (x) any proceeds of a Disposition (other than any Disposition of Uncontracted GPU Servers pursuant to Section 6.05(d), Dispositions of which are covered by clause (i) above) and (y) the Other Proceeds (excluding any Other Proceeds subject to prepayment under clauses (x) of this Section 2.09(b)(iv) and excluding (A) in the case of any Casualty Event, any Net Proceeds thereof less than $2,500,000 from any single event or $5,000,000 in the aggregate from all such events during any fiscal year and (B) in the case of any Disposition by the Borrower permitted pursuant to Section 6.05 (other than Section 6.05(d)), any Net Proceeds thereof less than $2,500,000 from any single event or $5,000,000 in the aggregate from all such events during any fiscal year) received by the Borrower, to prepay the Loans in accordance with Section 2.09(b)(vi).

(v) Change in Control. Upon the occurrence of a Change in Control, the Borrower shall prepay all outstanding principal amounts of the Loans.

(vi) Application of Mandatory Prepayments. Any prepayment of the Loans pursuant to Section 2.09(b) shall be prepaid together with all accrued and unpaid interest thereon and any breakage costs pursuant to Section 2.14 and shall be applied to installments of principal (with respect to which such prepayments shall be applied in the inverse order of maturity). For the avoidance of doubt, (A) the payment of interest on any Loans shall be made ratably among the parties owed such obligations in proportion to the respective amounts owed each and (B) the prepayment of outstanding principal amount of any Loans which are then due and payable shall be made ratably among the parties owed such obligations in proportion to the respective amounts owed each.

(vii) To the extent permitted by the foregoing clauses, amounts prepaid shall be applied first to any Base Rate Loans then outstanding and then to outstanding Term SOFR Loans with the shortest Interest Periods remaining; provided that, so long as no Event of Default shall have occurred and be continuing at the time of such prepayment, the Borrower may elect that, for a period not to exceed thirty (30) days, the remainder of such prepayments not applied to prepay Base Rate Loans be deposited in an interest bearing collateral account pledged to, and under the exclusive control of, the Administrative Agent to secure the Obligations and applied thereafter to prepay the Term SOFR Loans on the last day of the next expiring Interest Period of such Term SOFR Loans so prepaid (provided that (A) interest shall continue to accrue on such Term SOFR Loans in respect of which such deposit was made at the rate otherwise applicable under this Agreement to such Term SOFR Loans until such deposit is applied to prepay such Term SOFR Loans, and (B) immediately upon the occurrence and during the continuance of an Event of Default, such amounts may, without further action or notice of any kind, be removed from such account by Administrative Agent and immediately used by Administrative Agent to prepay the Term SOFR Loans in accordance with the relevant terms of this Agreement).

(c) Applicable Premium.

(i) If, prior to the fourth (4th) year anniversary of the Commitment Termination Date, (A) the Borrower makes a voluntary prepayment of the Loans pursuant to Section 2.09(a) or a mandatory prepayment of the Loans pursuant to Section 2.09(b)(i), Section 2.09(b)(ii), Section

2.09(b)(iv) (other than in connection with Casualty Events), Section 2.09(b)(v) or Section 6.05(d), or (B) the Loans are accelerated or (C) the Loans are subject to a mandatory assignment by a Non-Consenting Lender in accordance with Section 2.17(c), the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Lenders, the Applicable Premium (with respect to the Delayed Draw Term Loans).

(ii) The Applicable Premium shall become immediately due and payable, and Borrower will pay such premium, as compensation to the Lenders for the loss of their investment opportunity and not as a penalty, whether or not a Bankruptcy Event has commenced, and (if a Bankruptcy Event has commenced) without regard to whether such Bankruptcy Event is voluntary or involuntary, or whether payment occurs pursuant to a motion, plan of reorganization, or otherwise, and without regard to whether the Loans are satisfied or released by foreclosure (whether or not by power of judicial proceeding), deed in lieu of foreclosure or by any other means. Without limiting the foregoing, any redemption, prepayment, repayment, or payment of the Loans in or in connection with a Bankruptcy Event shall constitute an optional prepayment thereof under the terms of Section 2.09(a) and require the immediate payment of the Applicable Premium. Any Applicable Premium payable pursuant to this Section 2.09(c)(i) shall be presumed to be the liquidated damages sustained by each Lender as the result of the redemption and/or acceleration of its Loans and the Borrower agrees that it is reasonable under the circumstances in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. Any Applicable Premium shall be in addition to, and not in lieu of, all principal payments and other amount due pursuant to this Agreement.

Section 2.10. Fees.

(a) The Borrower agrees to pay (i) to the Administrative Agent, for the account of the Administrative Agent, the administrative fees to which the Borrower and Administrative Agent agree in writing (including, but not limited to, the administrative fees set forth in the Agent Fee Letter pursuant to the terms thereof and all Attorney Costs) and (ii) to the Collateral Agent, for the account of the Collateral Agent, the agency fees to which the Borrower and Collateral Agent agree in writing (including, but not limited to, the agency fees set forth in the Agent Fee Letter pursuant to the terms thereof and all Attorney Costs).

(b) The Borrower agrees to pay (or cause to be paid) to the Lenders, each for their own accounts, a commitment fee (the “Commitment Fee”), determined by the Borrower in consultation with the Lender Representative, in an amount (measured as of the Commitment Termination Date) equal to 1.00% of (i) the Maximum GPU Amount less (ii) the actual aggregate principal amount of Loans which have borrowed on or prior to the Commitment Termination Date which shall be divided among such Lenders based on their Pro Rata Share. The Commitment Fee (if greater than zero) shall be earned on the Commitment Termination Date and due and payable within five (5) Business Days of the Commitment Termination Date.

(c) The Borrower agrees to pay (or cause to be paid) to the Lenders, each for their own accounts, an upfront fee (the “Delayed Draw Upfront Fee”) in an amount equal to 1.75% of the aggregate Delayed Draw Loans actually funded to the Borrower on a Delayed Draw Funding Date, which shall be divided among such Lenders based on their pro rata share of such Delayed Draw Loans. Each Delayed Draw Upfront Fee will be earned and due and payable on the Delayed Draw Funding Date with respect to such Delayed Draw Upfront Fee.

Section 2.11. Interest.

(a) The Borrower shall pay interest on the unpaid principal amount of each Loan made to the Borrower at a rate per annum equal to (i) with respect to any Term SOFR Loan, Term SOFR plus the Applicable Margin applicable thereto and (ii) with respect to any Base Rate Loan, the Base Rate plus the Applicable Margin applicable thereto.

(b) Notwithstanding the foregoing, during the continuance of any Event of Default, the Borrower shall pay interest on the principal amount of all outstanding Loans and any interest payments or any fees or other amounts owed hereunder, at a rate per annum equal to 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.11 (the “Default Rate”); provided that in no event shall the Default Rate apply following the date any Default or Event of Default is waived by the Required Lenders or cured by the Borrower.

(c) Interest on each Loan shall be paid in arrears on each Quarterly Payment Date and on the Term Maturity Date; provided that (i) interest accrued pursuant to Section 2.11(b) shall be payable promptly on demand and (ii) in the event of any repayment or prepayment of any Loan or any conversion thereof, accrued interest on the principal amount repaid, prepaid or converted shall be payable on the date of such repayment, prepayment or conversion.

(d) Each determination of an interest rate by the Administrative Agent shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest or demonstrable error. All computations of fees and interest (other than interest accruing on Base Rate Loans) payable under this Agreement shall be made on the basis of a 360-day year and actual days elapsed. All computations of interest accruing on Base Rate Loans payable under this Agreement shall be made on the basis of a 365-day year (366 days in the case of a leap year) and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to (but excluding) the last day thereof.

Section 2.12. Illegality of Term SOFR. If after the date hereof any Lender shall determine that the introduction of any Change in Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make Term SOFR Loans, then, on notice thereof by such Lender to the Borrower and the Administrative Agent, the obligation of that Lender to make Term SOFR Loans shall be suspended until such Lender shall have notified the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exists.

(a) Subject to clause (c) below, if any Lender shall determine that it is unlawful to maintain any Term SOFR Loan, the Borrower shall prepay in full all Term SOFR Loans of such Lender then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if such Lender may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans, together with any amounts required to be paid in connection therewith pursuant to Section 2.14.

(b) If the obligation of any Lender to make or maintain Term SOFR Loans has been terminated, the Borrower may elect, by giving notice to such Lender through the Administrative Agent that all Loans which would otherwise be made by any such Lender as Term SOFR Loans shall be instead Base Rate Loans.

(c) Before giving any notice to the Administrative Agent pursuant to this Section 2.12, the affected Lender shall designate a different Lending Office with respect to its Term SOFR Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

Section 2.13. Increased Costs

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, FDIC insurance or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender;

(ii) subject any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities, or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Loans made by such Lender (other than Taxes);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) to the Borrower or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered in connection therewith (but only to the extent the applicable Lender is imposing such charges or additional amounts on other similarly situated borrowers under credit facilities comparable to the Facilities).

(b) If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or any of the Loans made by such Lender or as a consequence of the Commitments to make any of the foregoing, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered in connection therewith (but only to the extent the applicable Lender is imposing such charges or additional amounts on other similarly situated borrowers under credit facilities comparable to the Facilities).

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in Sections 2.13(a) or 2.13(b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Promptly after any Lender has determined that it will make a request for increased compensation pursuant to this Section 2.13, such Lender shall notify the Borrower thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.13 for any increased costs or reductions incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.14. Funding Losses. The Borrower agrees to reimburse each Lender and to hold each Lender harmless from any actual out-of-pocket loss (which, for the avoidance of doubt, shall not include any lost profits or similar loss) or reasonable and documented out-of-pocket expense which such Lender may sustain or incur as a consequence of:

(a) the failure of the Borrower to borrow, continue or convert a Loan after the Borrower has given (or is deemed to have given) a Borrowing Request or a Notice of Conversion/Continuation;

(b) the failure of the Borrower to make any prepayment after the Borrower has given a notice thereof in accordance with this Agreement;

(c) the prepayment of a Term SOFR Loan on a day which is not the last day of the Interest Period with respect thereto; or

(d) the conversion pursuant to Section 2.05 of any Term SOFR Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period, including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Term SOFR Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained. Solely for purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.14, each Term SOFR Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at Term SOFR used in determining the interest rate for such Term SOFR Loan by a matching deposit or other borrowing in the interbank market for a comparable amount and for a comparable period, whether or not such Term SOFR Loan is in fact so funded.

Section 2.15. Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes except as required by applicable Law; provided that if the Borrower, the Administrative Agent or any other Person acting on behalf of the Administrative Agent in regards to any such payments shall be required by law to deduct Taxes from such payments, then (i) if such Taxes are Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after making all required deductions and withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2.15) the Administrative Agent or Lender, as applicable, receives an amount equal to the sum it would have received had no such deductions or withholdings for Indemnified Taxes been made, (ii) the Borrower, the Administrative Agent or any other Person acting on behalf of the Administrative Agent shall make such deductions or withholdings and (iii) the Borrower, the Administrative Agent or any other Person acting on behalf of the Administrative Agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Without duplication, the Borrower shall pay any Other Taxes payable on account of any obligation of the Borrower and upon the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, to the relevant Governmental Authority in accordance with applicable law.

(c) Without duplication of any amounts paid under Section 2.15(a) or (b), the Borrower shall indemnify the Administrative Agent and each Lender, within twenty (20) days after written demand therefor, for the full amount of any Indemnified Taxes payable or paid by, or required to be withheld or deducted from a payment to, the Administrative Agent or such Lender, as applicable, on or with respect to any payment by or on account of any obligation of the Borrower under, or otherwise with respect to, any Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that a certificate as to the amount of such payment or liability and setting forth in reasonable detail the basis and calculation for such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error of the Lender or the Administrative Agent, as applicable. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c)(i) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (c).

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.15(e)(ii)(A), (B) and (D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), copies of duly executed and completed IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, copies of duly executed and completed of IRS Form W-8BEN or W-8BEN-E (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) copies of duly executed and completed IRS Form W-8ECI or W-8EXP (or any successor form);

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Sections 871(h) or 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower or its sole owner within the meaning of Sections 871(h)(3)(B) or 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower or its sole owner described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) copies of duly executed and completed IRS Form W-8BEN or W-8BEN-E (or any successor form); or

(4) to the extent a Foreign Lender is not the beneficial owner, copies of duly executed and completed IRS Form W-8IMY (or any successor form), accompanied by copies of duly executed and completed IRS Form W-8ECI, W-8EXP, W-8BEN or W-8BEN-E (or any successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9 (or any successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), copies of duly executed and completed any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if it becomes aware any form or certification it previously delivered has expired or become obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) If a party determines, in good faith and in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made under this Section 2.15 with respect to the Indemnified Taxes giving rise to such refund), net of all reasonable and documented out-of-pocket expenses (including Taxes) of such indemnified party, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the indemnified party, agrees to repay as soon as reasonably practicable the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the indemnified party in the event the indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.15(f), in no event will the indemnified party be required to pay any amount to the Borrower pursuant to this Section 2.15(f) the payment of which would place such indemnified party in a less favorable net after-Tax position than such indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require the indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.

(g) On or before the date that the Administrative Agent or any successor or replacement Administrative Agent becomes the Administrative Agent hereunder or any such form expires or becomes obsolete or inaccurate in any respect, and at such other times upon the reasonable request of the Borrower, it shall deliver to the Borrower two copies of duly executed either (1) IRS Form W-9, or (2) (a) IRS Form W-8ECI with respect to amounts it receives on its own account and (b) IRS Form W-8IMY (or successor form) with respect to all other payments, in each case as will establish that it is exempt from

U.S. withholding Taxes, including Taxes imposed by FATCA. The Administrative Agent agrees that if it becomes aware any form or certification it previously delivered has expired or become obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(h) Each party’s obligations under this Section 2.15 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction, or discharge of all obligations under any Loan Document. For purposes of this Section 2.15, the term “applicable law” includes FATCA.

Section 2.16. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, or fees, or of amounts payable under Section 2.09(c), Section 2.13 or 2.15, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except that payments pursuant to Sections 2.15 and 9.05 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Loan shall in each case be made in the currency in which such Loan was made. All payments of other amounts due hereunder or under any other Loan Document shall be made in U.S. Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) Subject to Section 2.20, if at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, interest and fees then due from the Borrower hereunder, such funds shall be applied (i) first, towards payment of outstanding fees and expenses of the Agents, (ii) second, towards payment of interest and fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, towards payment of principal then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim, through the application of any proceeds of Collateral or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.16(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) [Reserved].

(e) If any Lender shall fail to make any payment required to be made by it pursuant to this Section 2.16 then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.17. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as applicable, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.13 or 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with paragraph (a) of this Section 2.17, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.13, 2.14 or 2.15) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13, Section 2.14 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments. Nothing in this Section 2.17 shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender.

(c) If any Lender (such Lender, a “Non-Consenting Lender”) (x) has failed to consent to a proposed waiver, amendment, other modification, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of Lenders in addition to the Required Lenders or (y) has failed to confirm the satisfaction of the conditions precedent pursuant to Article IV and, in each case, with respect to which the Required Lenders shall have granted their consent, then, provided that no Event of Default then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and its Commitments hereunder to one or more assignees in accordance with Section 9.04 and deliver any outstanding notes to the Borrower; provided that (i) all Obligations of the Borrower then owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment and (ii) the Non-Consenting Lender shall receive a price equal to the principal amount thereof plus accrued and unpaid interest thereon; provided, further that, in the event a Non-Consenting Lender has not consented to the waiver of any condition precedent to the initial funding of the Delayed Draw Term Loans pursuant to Section 4.02, and with respect to which the Required Lenders shall have granted their consent, the Commitments of such Non-Consenting Lender in such circumstance may also, at the Borrower’s option, be re-allocated to other Lenders willing to increase its Commitments hereunder. In connection with any such assignment, the Borrower, the Administrative Agent, such Non-Consenting Lender, and the replacement Lender shall otherwise comply with Section 9.04. Each Lender agrees that, if the Borrower exercises its option hereunder to cause an assignment by such Lender as a Non-Consenting Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 9.04. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one (1) Business Day after receipt of such notice, each Lender shall be deemed to have executed and delivered, and in addition hereby authorizes and directs the Administrative Agent to execute and deliver, such documentation as may be required to give effect to an assignment in accordance with Section 9.04 on behalf of a Non-Consenting Lender and any such documentation shall be effective for purposes of documenting an assignment pursuant to Section 9.04. For the avoidance of doubt, if any Lender shall be deemed a Non-Consenting Lender and is required to assign all or any portion of its Loans or its Loans are prepaid by the Borrower, then the Borrower shall pay the Applicable Premium that would otherwise be payable by the Borrower in connection with the voluntary prepayment thereof.

Section 2.18. Inability to Determine Rates.

Subject to Section 2.21, if, on or prior to the first day of any Interest Period for any Term SOFR Loan:

(a) the Administrative Agent determines or the Required Lenders determine (which determination in each case shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or

(b) the Required Lenders determine that for any reason in connection with any request for a Term SOFR Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, the Administrative Agent will promptly so notify the Borrower and each Lender.

Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make Term SOFR Loans, and any right of the Borrower to continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans, shall be suspended (to the extent of the affected Term SOFR Loans or affected Interest Periods) until the Administrative Agent (at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected Term SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.14. Subject to Section 2.21, if the Administrative Agent or the Required Lenders determine (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate” until the Administrative Agent revokes such determination..

Section 2.19. Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver, or consent with respect to this Agreement shall be restricted as set forth in Section 9.08.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Agents hereunder; second, as the Borrower may request (so long as no Default or Event of Default has occurred and is continuing to the extent no Default or Event of Default is a condition to funding the subsequent mentioned Loan), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.01 and Section 4.02 (with respect to any funding of initial Delayed Draw Term Loans) were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.19(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(b) Defaulting Lender Cure. If the Borrower notifies the Administrative Agent in writing that, in its sole discretion, a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.20. Cash Waterfall.

(a) Deposits into Accounts.

(i) Available Cash Account. The Borrower shall deposit, and shall use reasonable best efforts to cause third parties that would otherwise make payments directly to the Borrower to deposit, in the Available Cash Account (without duplication): (i) the proceeds of all Available Cash; (ii) any Other Proceeds transferred from the Other Proceeds Account pursuant to Section 2.20(c); and (iii) any amounts transferred from the Distribution Reserve Account pursuant to Section 2.20(d)(ii).

(ii) Other Proceeds Account. The Borrower shall deposit, and shall use reasonable best efforts to cause third parties that would otherwise make payments directly to the Borrower to deposit, in the Other Proceeds Account, Other Proceeds promptly after receipt thereof by the Borrower.

(iii) Distribution Reserve Account. The Borrower shall deposit, or cause to be deposited, in the Distribution Reserve Account all amounts transferred from the Available Cash Account pursuant to Section 2.20(b)(iv).

(b) Withdrawals from the Available Cash Account. Pursuant to an Account Withdrawal Certificate delivered by the Borrower and countersigned by the Calculation Agent (and with respect to the Calculation Agent, such signature not to be unreasonably delayed or withheld), all amounts in the Available Cash Account shall be disbursed by the Depositary Bank from time to time for application, at the following times and in the following order of priority:

(i) first, on each date as needed, to pay (A) the indemnities, administrative fees and expenses (including fees, charges and disbursements of counsel) which are then due and payable under the Loan Documents and (B) all indemnities, administrative fees and expenses (including fees, charges and disbursements of counsel) which are then due and payable to the Depositary Bank, ratably among the parties owed such obligations in proportion to the respective amounts owed to each;

(ii) second, on each Quarterly Payment Date, to pay scheduled interest payments and expenses which are then due and payable with respect to the Facilities;

(iii) third, on each Quarterly Payment Date, to make the repayments of principal with respect to the Facilities as required pursuant to Section 2.08;

(iv) fourth, on each date as needed, Operating Expenses solely with respect to any contractual obligations assigned or otherwise transferred to the Borrower pursuant to the terms of this Agreement; and

(v) fifth, on each Quarterly Payment Date, after giving effect to transfers made pursuant to clauses (i) through (iv) of this Section 2.20(b), to the Distribution Reserve Account.

(c) Withdrawals from the Other Proceeds Account. Pursuant to an Account Withdrawal Certificate delivered by the Borrower and countersigned by the Calculation Agent (and with respect to the Calculation Agent, such signature not to be unreasonably delayed or withheld), funds on deposit in the Other Proceeds Account shall be transferred from time to time:

(i) first, as needed, to make any mandatory prepayment of the Loans required pursuant to Section 2.09(b)(iv); and

(ii) second, to the Available Cash Account for application in accordance with Section 2.20(b).

(d) Withdrawals from the Distribution Reserve Account.

(i) On any Quarterly Payment Date or within thirty (30) days thereafter, if the Distribution Conditions have been satisfied pursuant to Section 6.06(a), then pursuant to an Account Withdrawal Certificate delivered by the Borrower (and countersigned by the Calculation Agent (such signature not to be unreasonably delayed or withheld)) to the Collateral Agent, the Collateral Agent shall deliver the direction prepared by the Borrower and annexed to the applicable Account Withdrawal Certificate to the applicable depositary bank who shall withdraw and transfer to any Person or account (including to the General Account) specified in such Account Withdrawal Certificate, such amounts on deposit in the Distribution Reserve Account.

(ii) If the funds on deposit in the Available Cash Account are insufficient to make all payments in respect of the Obligations then due and payable, a Responsible Officer of the Borrower shall deliver an Account Withdrawal Certificate countersigned by the Calculation Agent to the Depositary Bank and the Collateral Agent (and acknowledged by the Calculation Agent) setting forth the amount of such insufficiency and directing the Depositary Bank to transfer from the Distribution Reserve Account the amount of such insufficiency to the Available Cash Account for application in accordance with the provisions set forth in Section 2.20(b); provided that any such transfer shall be only of amounts on deposit in the Distribution Reserve Account.

Section 2.21. Benchmark Replacement.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent (at the direction of the Required Lenders) and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders; provided that the Administrative Agent, in its sole discretion, may abstain from executing such amendment until so directed by the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 3.04(b) will occur prior to the applicable Benchmark Transition Start Date.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent (at the direction of the Required Lenders) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that any such Conforming Changes shall, unless otherwise determined by the Borrower in consultation with the Administrative Agent and the Required Lenders, be made in a manner that is intended to comply with the terms of United States Treasury Regulations Section 1.1001-6 so as not to be treated as a “modification” (and therefor an exchange) of any Loans for purposes of Treasury Regulations Section 1.1001-3.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.04(e). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.04, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.21.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks (the “IOSCO Principles”), then the Administrative Agent (at the direction of the Required Lenders) may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the IOSCO Principles for a Benchmark (including a Benchmark Replacement), then the Administrative Agent (at the direction of the Required Lenders) may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term SOFR Loan of, conversion to or continuation of a Term SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent, the Collateral Agent and each of the Lenders with respect to itself that, as of the date hereof, the Closing Date and as otherwise required by Section 4.02:

Section 3.01. Organization; Powers. The Borrower (a) is duly organized, validly existing and (if applicable) in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and Material Project Contracts to which it is a party and each other agreement or instrument contemplated thereby to which it is or will be a party and to borrow and otherwise obtain credit hereunder.

Section 3.02. Authorization; No Conflicts. The execution, delivery and performance by the Borrower of each of the Loan Documents to which it is a party, and the borrowings hereunder and the Transactions (a) have been duly authorized by all necessary corporate, stockholder, limited liability company or partnership action required to be obtained by the Borrower and (b) will not (i) violate any provision of (A) law, statute, rule or regulation, (B) the certificate or articles of incorporation or other constitutive documents or limited liability company agreement or by-laws of the Borrower, (C) any applicable order of any court or order of any Governmental Authority or (D) any indenture, lease, agreement or other instrument to which the Borrower is a party or by which it or any of its property is or may be bound or (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, lease, agreement or other instrument, where any such conflict, violation, breach or default referred to in clauses (i)(A), (C) and (D) of this Section 3.02 would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (c) will not result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower, other than the Liens created by the Loan Documents. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 3.03. Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document and Material Project Contract in effect as of the Closing Date and delivered by the Borrower that is party thereto will constitute, a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (c) implied covenants of good faith and fair dealing and (d) the need for filings and registrations necessary to create or perfect Liens on the Collateral granted by the Borrower in favor of the Secured Parties.

Section 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with, permit from, notice to, or any other action by, any Governmental Authority is or will be required in connection with (a) the entry of the Borrower into, or the performance by the Borrower of its obligations under, the Loan Documents, (b) the development, ownership and operation of the Project as contemplated by the Loan Documents, the Material Project Contracts and the Data Center Leases/Licenses (to the extent required to be obtained by the Borrower), (c) the consummation of the Transactions by the Borrower or (d) the grant by the Borrower of the Liens granted under the Security Documents or the validity, perfection and enforceability thereof or for the exercise by the Collateral Agent of its rights and remedies thereunder, except for (i) the filing of UCC financing statements (or the filing of financing statements under any other local equivalent) or (ii) such consents, authorizations, filings or other actions that have either (A) been made or obtained and are in full force and effect, (B) are listed on Schedule 3.04 or (C) such actions, consents, approvals, registrations or filings the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect.

Section 3.05. Title to Properties; Material Project Contracts.

(a) The Borrower has good and valid (subject to the terms of the Material Project Contracts and the Data Center Leases/Licenses to which the Borrower is a party) title to, or valid leasehold interests (as applicable) in, all its material properties and assets necessary for the operation of the Project as contemplated hereby, except for Liens permitted under this Agreement. There is no breach or default, or condition that with notice and/or the passage of time would constitute a breach or default by the Borrower (nor, to the Borrower’s knowledge, by any counterparty thereto) under the Material Project Contracts or the Data Center Leases/Licenses to which the Borrower is a party, except in each case to the extent that such breach, default or condition would not reasonably to have any Material Adverse Effect.

(b) Schedule 3.05 contains a true, correct and complete list of all the Material Project Contracts in effect as of the date hereof, and all such Material Project Contracts are in full force and effect and no defaults currently exist thereunder.

Section 3.06. No Material Adverse Change. Since the date hereof, there has been no occurrence, development, change, event, or loss which has resulted in or would reasonably be expected to have, individually or in the aggregate, any Material Adverse Effect.

Section 3.07. Equity Interests; Subsidiaries.

(a) Schedule 3.07(a) sets forth as of the date hereof the name and jurisdiction of incorporation, formation or organization of the Borrower and the percentage of each class of Equity Interests owned by the Parent, indicating the ownership thereof. The Equity Interests in the Borrower have been duly authorized and validly issued and are fully paid and non-assessable. There is no existing option, warrant, call, right, commitment or other agreement to which the Borrower is a party requiring, and there is no Equity Interest in the Borrower outstanding which upon conversion or exchange would require, the issuance by the Borrower of any additional Equity Interests in the Borrower or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase an Equity Interest in the Borrower.

(b) The Borrower has no Subsidiaries.

Section 3.08. Litigation; Compliance with Laws; Anti-Money Laundering Laws, Anti-Corruption Laws and Sanctions.

(a) Except as set forth on Schedule 3.08(a), there are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending against, or, to the knowledge of the Borrower, threatened in writing against or affecting, the Borrower or any business, property or rights of the Borrower which (a) individually or in the aggregate would reasonably be expected to have a Material Adverse Effect or (b) purport to affect or pertain to any Loan Document or any Transaction.

(b) None of the Material Project Contracts is subject to any action, suit, litigation, arbitration or administrative proceeding or dispute which is reasonably likely to be adversely determined against the Borrower or the Project and, if so adversely determined, would reasonably be expected to have a Material Adverse Effect.

(c) (i) None of the Borrower or its properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any currently applicable law, rule or regulation, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) the Borrower holds all permits, licenses, registrations, certificates, approvals, consents, clearances and other authorizations from any Governmental Authority (“Governmental Approvals”) required under any currently applicable law, rule or regulation for the operation of its business as presently conducted, except as would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) The Borrower is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Data Protection Laws and Environmental Laws governing its business and the requirements of any permits issued under such Environmental Laws), except such non-compliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(e) None of the Borrower or any of its directors or officers, or to the knowledge of the Borrower, any of its Affiliates, employees or agents or any of their respective Subsidiaries: (i) has taken or will take any action that would constitute or give rise to a violation of Anti-Money Laundering Laws; or (ii) is or has been, in the past five (5) years, subject to any action, proceeding, litigation, claim or investigation with regard to any actual or alleged violation of Anti-Money Laundering Laws. The Borrower has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by the Borrower, and its respective directors, officers, employees and agents, with applicable Anti-Money Laundering Laws.

(f) (i) None of the Borrower nor any of its directors or officers, or to the knowledge of the Borrower, any of the Affiliates, employees or agents of the Borrower: (A) has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any government official or commercial counterparty to influence official action or secure an improper advantage or in other any manner that would constitute or give rise to a violation of applicable Anti-Corruption Laws: or (B) is or has been, in the past five (5) years, subject to any action, proceeding, litigation, claim or investigation with regard to any actual or alleged violation of Anti-Corruption Laws.

(ii) The Borrower has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by the Borrower and its directors, officers, employees and agents with applicable Anti-Corruption Laws. The Borrower has not conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any noncompliance with any applicable Anti-Corruption Law.

(iii) The Borrower will not use, directly or indirectly, any part of the proceeds of the Loans: (A) in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any government official or commercial counterparty to influence official action or secure an improper advantage; or (B) in any manner that would constitute or give rise to a violation of applicable Anti-Corruption Laws.

(g) None of the Borrower or any of its directors or officers, or to the knowledge of the Borrower, any of its Affiliates, employees or agents (i) is a Sanctioned Person; (ii) has engaged in the past five (5) years or intends to engage in the future in any dealings with, involving or for the benefit of, any Sanctioned Person; (iii) has taken any action, directly or indirectly, that would constitute or give rise to a violation of applicable Sanctions or (iv) is or has been, in the past five (5) years, subject to any action, proceeding, litigation, claim or investigation with regard to any actual or alleged violation of Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by the Borrower, and its directors, officers, employees and agents, with applicable Sanctions. The Borrower has not conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to OFAC or any other Governmental Authority with respect to any alleged act or omission arising under or relating to any noncompliance with any applicable Sanctions. The Borrower will not use, directly or indirectly, any part of any proceeds of the Loans: (A) to fund or facilitate any activities or business of, with or involving any Sanctioned Person or (B) in any manner that would constitute or give rise to a violation of Sanctions by any Person, including any Lender.

Section 3.09. Federal Reserve Regulations.

(a) None of the Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No proceeds of any Borrowings will be used for any purpose that violates Regulation T, Regulation U or Regulation X.

Section 3.10. Investment Company Act. The Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended. The Borrower is not a “covered fund” under the Volcker Rule (Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act).

Section 3.11. Use of Proceeds. The Borrower shall use the proceeds of the Delayed Draw Loans to consummate portions of the Acquisition, to pay transaction costs and expenses incurred in connection therewith.

Section 3.12. Taxes. Except as set forth in Schedule 3.12, the Borrower has timely filed (after giving effect to any applicable extensions) all federal, state and other tax returns and reports, domestic and foreign (as applicable), required to be filed by it and each such Tax return is complete and accurate and the Borrower has paid all Taxes, assessments, fees and other charges levied upon it or upon its properties, income or assets that are due and payable, other than those that are being contested in good faith and by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP or the failure of which to be filed, complete, accurate or paid would not reasonably be expected to have a Material Adverse Effect. The Borrower is a disregarded entity of Parent for U.S. federal income tax purposes.

Section 3.13. No Material Misstatements.

(a) All written information (other than the Projections, estimates and information of a general economic nature) concerning the Borrower, the Transactions and any other transactions contemplated hereby prepared by or on behalf of the Borrower in connection with the Transactions or the other transactions contemplated hereby (as modified or supplemented by other information so furnished), when taken as a whole, as of the date hereof, does not contain any untrue statement of a material fact as of any such date or omit to state any material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

(b) The Projections prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof, as of the date such Projections were furnished to the Administrative Agent (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Affiliates, that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material, and that no assurances can be given that any such Projections will be realized).

(c) As of the date hereof, the information included in the Beneficial Ownership Certification provided to any Lender in connection with this Agreement is true and correct in all material respects.

Section 3.14. Employee Benefit Plans. Each Plan has been administered in compliance with the applicable provisions of ERISA and the Code (and the regulations and published interpretations thereunder) except for such noncompliance that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. As of the date hereof, the excess of the present value of all benefit liabilities under each Plan of the Borrower and the ERISA Affiliates (based on those assumptions used to fund such Plan), as of the last annual valuation date applicable thereto for which a valuation is available, over the value of the assets of such Plan would not reasonably be expected to have a Material Adverse Effect, and the present value of all benefit liabilities of all underfunded Plans (based on those assumptions used to fund each such Plan) as of the last annual valuation dates applicable thereto for which valuations are available, does not exceed the value of the assets of all such underfunded Plans by an amount that would reasonably be expected to have a Material Adverse Effect. No ERISA Event or Foreign Plan Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events and Foreign Plan Events which have occurred or for which liability is reasonably expected to occur, would reasonably be expected to have a Material Adverse Effect.

Section 3.15. Environmental Matters. Except as set forth on Schedule 3.15 or for matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (a) no unresolved Environmental Claim or penalty under Environmental Laws has been received or incurred by the Borrower, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the knowledge of any of the Borrower threatened against the Borrower, which allege a violation of or liability under any Environmental Laws, (b) the Borrower has obtained, and maintained in full force and effect, all permits registrations and licenses required by Governmental Authorities under Environmental Laws for the conduct of their businesses and operations as currently conducted and the Borrower is, and has been, in compliance with the terms and conditions of all such permits, registrations and licenses and with all applicable Environmental Laws, (c) the Borrower is not currently conducting, funding or responsible for any investigation, remediation, remedial action or cleanup of any Release of Hazardous Materials, (d) there has been no Release of Hazardous Materials by the Borrower or by any other person, at any property currently or, to the knowledge of any of the Borrower, formerly owned or operated by the Borrower that would reasonably be expected to give rise to any liability of the Borrower or

Environmental Claim against any of the Borrower under any Environmental Laws, (e) no Hazardous Material has been generated, owned, or controlled by the Borrower and transported for disposal or released at any location in a manner that would reasonably be expected to give rise to an Environmental Claim against the Borrower or other liability under Environmental Laws of the Borrower and (f) the Borrower has not entered into a contract to expressly assume, guarantee or indemnify any third party for any liability of any other Person arising under Environmental Law. Representations and warranties of the Borrower with respect to environmental matters (including Environmental Law and Hazardous Materials) are limited to those in this Section 3.15 unless expressly stated.

Section 3.16. Solvency. On the date hereof and on the Closing Date, immediately after giving effect to the Transactions (i) the fair value of the assets (for the avoidance of doubt, calculated to include goodwill and other intangibles) of the Borrower, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower, (ii) the present fair saleable value of the property of the Borrower will be greater than the amount that will be required to pay the probable liabilities of the Borrower on its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (iii) the Borrower will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (iv) the Borrower will not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

Section 3.17. Borrower is a Limited Purpose Entity.

(a) The Borrower has been formed as a limited purpose entity subject to customary “special purpose entity” provisions as set forth in the Borrower’s organizational documents in effect as of the date of this Agreement.

(b) The Borrower has not engaged in any material lines of business substantially different (i) from those lines of business contemplated or conducted by the Borrower on the date hereof or (ii) reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof.

Section 3.18. Labor Matters. There are no strikes pending or threatened against the Borrower that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The hours worked and payments made to employees of the Borrower have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable law dealing with such matters. All material payments due from the Borrower or for which any claim may be made against the Borrower, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower to the extent required by GAAP. Consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any of the Borrower (or any predecessor) is a party or by which any of the Borrower (or any predecessor) is bound, other than collective bargaining agreements that, individually or in the aggregate, are not material to the Borrower, taken as a whole.

Section 3.19. Insurance. All insurance required to be obtained and maintained by the Borrower pursuant to Section 5.02 and Schedule 5.02 has been obtained and is in full force and effect.

Section 3.20. Status as Senior Debt; Perfection of Security Interests.

(a) On and after the date hereof, the Borrower’s obligations under the Loan Documents are secured and unsubordinated obligations and rank at least pari passu in priority of payment with all unsecured obligations of the Borrower, outstanding at any time except for any obligations of the Borrower held by those whose claims are preferred under any bankruptcy or insolvency procedures to the extent required by the terms of any applicable Laws.

(b) Each Security Document delivered pursuant to Sections 4.01, 4.02 and 5.10 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid, and enforceable security interest in the Collateral described therein and proceeds thereof in all material respects. On and after the Closing Date, in the case of (i) the Pledged Collateral described in each of the Collateral Agreement and the Parent Guarantee and Pledge Agreement, when stock certificates, if any, representing such Pledged Collateral are delivered to the Collateral Agent, and (ii) the other Collateral described in the Security Documents, when (A) financing statements under Article 9 of the UCC (which shall include serial numbers for [*] GPU Servers and [*] GPU Servers in the asset description) and (B) other filings specified therein in appropriate form are filed in the offices specified therein, the Liens created by the Security Documents shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower in such Collateral and the proceeds thereof to the extent perfection can be obtained by filing financing statements, making such other filings specified therein or by possession, as security for the Obligations of the Borrower, in each case prior and superior in right to any other Person, subject, in the case of Collateral other than Pledged Collateral, to Prior Liens, and in the case of Pledged Collateral, to Liens for Taxes, banker’s liens or other rights of set-off arising (and that have priority) by operation of law.

Section 3.21. Location of Business and Offices. The Borrower’s jurisdiction of organization is the State of Delaware as of the date hereof and as of the Closing Date; the name of the Borrower as listed in the public records of its jurisdiction of organization is CoreWeave Compute Acquisition Co. II, LLC as of the date hereof and as of the Closing Date; the tax identification number of the Borrower is [*] as of the date hereof and as of the Closing Date; and the organizational identification number of the Borrower in its jurisdiction of organization is [*] as of the Closing Date (or as set forth in a notice delivered to the Administrative Agent pursuant to Section 5.01(b)). The Borrower’s principal place of business and chief executive office is located at the address specified in Section 9.01(a) (or as set forth in any notice delivered pursuant to Section 5.10(c) or Section 9.01(a)).

Section 3.22. Material Project Contracts and Data Center Leases/Licenses.

(a) As of the Closing Date, the Material Project Contracts constitute and include, or will constitute and include in due course, all material contracts and agreements relating to the Project except to the extent contemplated herein.

(b) As of the date hereof and the Closing Date, copies of all Material Project Contracts have been delivered to the Administrative Agent by the Borrower. As of the date hereof and the Closing Date, except as has been previously disclosed in writing to the Administrative Agent, none of the Material Project Contracts have been amended, modified or terminated (other than as a result of the expiration of the stated term of such Material Project Contract and not as a result of a breach or default thereunder).

(c) As of the date hereof and the Closing Date, each Material Project Contract and each Data Center Lease/License is, or will be when executed and delivered, in full force and effect and, to the Borrower’s knowledge, no material breach has occurred and is continuing thereunder.

Section 3.23. Intellectual Property. Except as has not resulted in and would not reasonably be expected to have a Material Adverse Effect, (a) the Borrower owns or has the right to use all patents, trademarks, service marks, trade names, domain names, copyrights, trade secrets, know-how, licenses and other intellectual property rights, including the Intellectual Property Collateral, which are necessary for the development, ownership and operation of the Project, including in accordance with the applicable Material Project Contracts, and (b) to the knowledge of the Borrower, no material product, process, method, service, substance, part or other material offered for sale, sold, contemplated to be sold or used by it in connection with its business infringes, misappropriates or violates any patent, trademark, service mark, trade name, domain name, copyright, trade secrets, know-how, license or other intellectual property right owned by any other Person.

Section 3.24. Data Protection Measures. Except as set forth on Schedule 3.24 and except as has not resulted in and would not reasonably be expected to have a Material Adverse Effect, (a) Borrower has not in the past 2 years experienced any Cyber Security Incidents related to personal data, material confidential Borrower data, or information technology, in each case, that would require notification of individuals, other affected parties, law enforcement, or any Governmental Authority, (b) Borrower has not in the past 2 years received any subpoenas, demands, or other notices from any Governmental Authority investigating, inquiring into, or otherwise relating to any actual or potential violation of any Data Protection Laws or Cyber Security Incident and, to the knowledge of Borrower, Borrower is not under investigation by any Governmental Authority for any actual or potential violation of any Data Protection Laws or Cyber Security Incidents, (c) in the past 2 years, no notice, complaint, claim, enforcement action, proceeding, or litigation, has been served on, or initiated against Borrower or any of its directors, officers, employees or agents (in their capacity as such) by any Person or Governmental Authority under any Data Protection Laws, and (d) the execution, delivery and performance of this Agreement shall not cause, constitute, or result in a breach or violation of any Data Protection Laws or any terms of service or privacy policy entered into by the users of Borrower’s services, including use of the [*] GPU Servers and [*] GPU Servers.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.01. Signing Date. The effectiveness of this Agreement is subject to the satisfaction or waiver by the Administrative Agent at the direction of each Lender of each of the following conditions precedent on the date hereof:

(a) The Administrative Agent (or its counsel) shall have received from each party hereto and thereto either (i) a counterpart of this Agreement and the Parent Guarantee and Pledge Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission, or electronic transmission of a PDF copy, of a signed signature page of this Agreement or the Parent Guarantee and Pledge Agreement) that such party has signed a counterpart of this Agreement and the Parent Guarantee and Pledge Agreement, in each case, to which it is a party.

(b) The Administrative Agent shall have received each of the following (i) executed copies of each Material Project Contract set forth in clauses (a) and (b) of the definition thereof and (ii) a certification by the Borrower that each such Material Project Contract shall be in full force and effect.

(c) The representations and warranties set forth in Article III hereof shall be true and correct in all material respects on and as of the date hereof with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) or except to the extent such representations and warranties are expressly intended to be made as of the Closing Date or conditioned on the occurrence of the Closing Date (in which case such representations and warranties shall be true and correct in all material respects as of the Closing Date or conditioned on the occurrence of the Closing Date, as applicable), as applicable ((and, in all cases, to the extent qualified by materiality, true and correct in all respects).

(d) Since December 31, 2022, there shall not have occurred a Material Adverse Effect.

(e) (i) The Administrative Agent and Collateral Agent shall have received at least three (3) Business Days prior to the date hereof all documentation and other information required by regulatory authorities with respect to the Borrower and the Parent under applicable “know your customer” and Anti-Corruption Laws, and Anti-Money Laundering Laws, and regulations, including without limitation the U.S. PATRIOT Act, that has been reasonably requested by the Administrative Agent in writing at least ten (10) days in advance of the date hereof and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, each Lender shall have received a Beneficial Ownership Certification in relation to the Borrower at least one (1) day prior to the date hereof (provided that, upon execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (e) shall be deemed satisfied).

(f) As of the date hereof and immediately thereafter, no Event of Default or Default shall have occurred and be continuing.

(g) A certificate of the Secretary, Assistant Secretary, Director, Vice President, President or similar officer, or the general partner, managing member or sole member, of each of the Borrower and the Parent, in each case dated the date hereof and certifying as to the satisfaction of the conditions set forth in Sections 4.01(c), 4.01(d) and 4.01(f).

For purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required under this Section 4.01 to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed signing date specifying its objection thereto.

Section 4.02. All Credit Events. The obligation of the Lenders to make Credit Extensions (other than, for the avoidance of doubt, with respect to a conversion of Loans to the other Type or a continuation of Term SOFR Loans) is subject to the satisfaction or waiver by the Administrative Agent at the direction of (x) each Lender (in the case of any condition to the initial funding of Delayed Draw Term Loans) and (y) the Required Lenders (in the case of any other Credit Extension) of each of the following conditions precedent:

(a) Solely with respect to the initial funding of Delayed Draw Term Loans, the Administrative Agent shall have received each of the following:

(i) a copy of (A) the certificate or articles of incorporation, partnership agreement or limited liability agreement, including all amendments thereto, or other relevant constitutional documents under applicable law of the Borrower and the Parent, (x) in the case of a corporation, certified as of a recent date by the Secretary of State (or other similar official) or (y) in the case of a partnership of or limited liability company, certified by the Secretary or Assistant Secretary, or the general partner, managing member or sole member, of the Borrower and the Parent and (B) a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of the Borrower and the Parent as of a recent date from such Secretary of State (or other similar official);

(ii) a certificate of the Secretary, Assistant Secretary, Director, Vice President, President or similar officer, or the general partner, managing member or sole member, of each of the Borrower and the Parent, in each case dated the Closing Date and certifying:

(A) that attached thereto is a true and complete copy of the by-laws (or partnership agreement, memorandum and articles of association, limited liability company agreement or other equivalent governing documents) of the Borrower and the Parent as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below;

(B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of each of the Borrower and the Parent (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and the grant of the security interest required under the Security Document to which such Person is a party, in each case as of the Closing Date, and, in the case of the Borrower, the Borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date;

(C) that the certificate or articles of incorporation, partnership agreement or limited liability agreement of each of the Borrower and the Parent has not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) above;

(D) as to the incumbency and specimen signature of each officer or director executing any Loan Document or any other document delivered in connection herewith on behalf of each of the Borrower and the Parent; and

(E) as to the satisfaction of the conditions set forth in Sections 4.02(j), 4.02(k), 4.02(l) and 4.02(n);

(iii) the Collateral Agreement, duly executed by the Borrower and each other Person party thereto, together with:

(A) certificates, if any, representing the pledged Equity Interests referred to therein accompanied by undated stock or membership interest powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank (or confirmation in lieu thereof reasonably satisfactory to the Administrative Agent or its counsel that such certificates, powers and instruments have been sent for overnight delivery to the Collateral Agent or its counsel);

(B) copies of proper financing statements, filed or duly prepared for filing under the UCC in all United States jurisdictions that are necessary or reasonably requested by the Required Lenders in order to perfect and protect the Liens created under the Collateral Agreement on assets of the Borrower, covering the Collateral described in the Collateral Agreement; and

(C) evidence that all other actions, recordings and filings required by the Security Documents as of the Closing Date that are necessary to satisfy the Collateral and Guarantee Requirement shall have been taken, completed or otherwise provided for, provided that the Collateral and Guarantee Requirement shall be deemed to have been satisfied so long as the Collateral Agent shall have received, on or prior to the Closing Date, (1) Uniform Commercial Code financing statements in appropriate form for filing by the Lenders or their counsel under the Uniform Commercial Code in the jurisdiction of incorporation or organization of the Borrower and (2) to the extent certificated or represented by an instrument, any certificates or instruments representing or evidencing

Equity Interests in the Borrower and accompanied by instruments of transfer and stock powers undated and endorsed in blank (or confirmation in lieu thereof reasonably satisfactory to the Administrative Agent or its counsel that such certificates, powers and instruments have been sent for overnight delivery to the Collateral Agent or its counsel);

(iv) copies of a recent Lien, tax and judgment searches in each jurisdiction reasonably requested by the Administrative Agent with respect to the Borrower and Parent;

(v) (A) executed copies of each Material Project Contract (other than any Material Project Contract delivered pursuant to Section 4.01(b) above) and (B) a certification by the Borrower (which certification may be included in the certificate delivered under Section 4.02(a)(ii)) that each such Material Project Contract shall be in full force and effect;

(vi) (A) a balance sheet of each of the Borrower and the Parent as of June 30, 2023 and (B) the unaudited balance sheet and related statements of operations and cash flows showing the financial position of the Parent for the fiscal quarter ended on June 30 2023 and the results of its operations during such fiscal quarter and the then-elapsed portion of the fiscal year; and

(vii) a financial model with respect to the Project and the Transactions, including an initial operating budget for the Borrower and the Project, in form and substance satisfactory to each Lender.

(b) Solely with respect to the initial funding of Delayed Draw Term Loans, the Administrative Agent shall have received, on behalf of itself, the Collateral Agent, and the Lenders on the Closing Date, an opinion of Kirkland & Ellis LLP, special counsel for the Borrower, in the form attached hereto as Exhibit K.

(c) Solely with respect to the initial funding of Delayed Draw Term Loans, the Administrative Agent shall have received a solvency certificate in the form attached hereto as Exhibit L and signed by the chief financial officer or another Responsible Officer of the Borrower confirming the solvency of the Borrower and the Parent after giving effect to the Transactions.

(d) Solely with respect to the initial funding of Delayed Draw Term Loans, all Collateral Accounts (other than any General Account) have been established.

(e) Solely with respect to the initial funding of Delayed Draw Term Loans, the Administrative Agent shall have received customary insurance certificates required pursuant to Section 5.02 and Schedule 5.02, along with endorsements naming the Collateral Agent as an additional insured with respect to all liability policies maintained by the Borrower and as first loss payee with respect to the assets of the Borrower under the applicable insurance policies and a certification from the Borrower that (i) the Borrower has obtained all insurance policies required to be obtained and maintained by the Borrower under the Loan Documents as of the Closing Date, (ii) all such insurance policies are in full force and effect and all premiums then due thereon have been paid in full and (iii) such insurance policies comply with Section 5.02 and Schedule 5.02.

(f) Solely with respect to the initial funding of Delayed Draw Term Loans, the Administrative Agent shall have received, in each case in form and substance satisfactory to the Required Lenders, the assignment by the Parent to the Borrower of each Closing Date MSA.

(g) Solely with respect to the initial funding of Delayed Draw Term Loans, (i) file-stamped copies, in a form appropriate for filing, of the UCC-3 amendments relating to the Magnetar Debt

Documents (as defined in the Parent Guarantee and Pledge Agreement) amending the existing UCC-1 financing statements relating to such Magnetar Debt Documents to exclude from the collateral package thereof the Liens on, and security interests, in the Collateral under (and as defined in) the Parent Guarantee and Pledge Agreement and (ii) copies (and reasonably satisfactory evidence that such copies have been filed) of the UCC-3 termination statements relating to the [*] Documents terminating all Liens on, and security interests in, the collateral granted by the Parent to [*] under the [*] Documents with respect to any Collateral to be granted by the Borrower to the Secured Parties under the Collateral Agreement.

(h) Solely with respect to the initial funding of Delayed Draw Term Loans, the Administrative Agent shall have received all fees due and payable to the Agents, any Lender, the Arrangers or to the Lead Lenders on or prior to such funding date (including, without limitation, fees payable pursuant to the Agent Fee Letter), and to the extent invoiced at least three (3) Business Days prior to the date of such funding, all other amounts due and payable pursuant to the Loan Documents, including, to the extent so invoiced, reimbursement or payment of all reasonable out of pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any Loan Document.

(i) The Administrative Agent shall have received a Borrowing Request as required by Section 2.03.

(j) The representations and warranties set forth in Article III hereof shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) (or, to the extent qualified by materiality, true and correct in all respects).

(k) At the time of and immediately after such Credit Event, no Event of Default or Default shall have occurred and be continuing.

(l) The aggregate amount of Delayed Draw Loans incurred with respect to such Credit Event shall be no more than the Funding Date GPU Amount as of the date of disbursement, determined on a pro forma basis after giving effect to the Borrowing of such Delayed Draw Loans and the requirements under Section 3.11 with respect to such Delayed Draw Loans, and, to the extent that the Borrower is consummating the Acquisition with respect to such Credit Agreement with the Parent, the Administrative Agent shall have received a copy of each invoice from the Parent to the Borrower reflecting the Acquisition by the Borrower from the Parent of such [*] GPU Servers and [*] GPU Servers at a price for such servers in an amount equal to or less than the Funding Date GPU Amount as of the date of such Credit Event.

(m) At the time of and immediately after such Credit Event, no Cash Shortfall Event shall have occurred and be continuing and the Liquidity Requirement shall be satisfied.

(n) The aggregate amount of Delayed Draw Loans borrowed with respect to such Credit Event shall be in accordance with the Funding Date Schedule.

(o) The Delayed Draw Upfront Fee with respect to such Credit Event shall have been paid in accordance with Section 2.10(c).

(p) To the extent the proceeds of such Credit Event will be used for an Acquisition, the Administrative Agent shall have received duly written acknowledgments of payments and confirmation of release of liens, in each case in form and substance satisfactory to the Lender Representative, with respect to all [*] GPU Servers or [*] HPU Servers purchased with such proceeds such that such [*] GPU Servers or [*] HPU Servers, as applicable, shall be free and clear of all Liens other than Liens pursuant to the Security Documents; provided, however, that such acknowledgments and releases may be conditioned upon receipt of payment with respect to such Acquisition through a customary funds flow relating to such Credit Event.

Each Credit Event (other than, for the avoidance of doubt, with respect to a conversion of Loans to the other Type or a continuation of Term SOFR Loans) shall be deemed to constitute a representation and warranty by the Borrower on the date of such Credit Event as to the matters specified in Sections 4.02(j) and 4.02(k).

For purposes of determining compliance with the conditions specified in this Section 4.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Credit Event specifying its objection thereto. Notice by the Administrative Agent of the Closing Date to the Borrower and Lenders shall be conclusive and binding.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees with the Agents and each Lender that, unless the Required Lenders shall otherwise consent in writing, from and after the date hereof (unless expressly provided herein) until Payment in Full, the Borrower will:

Section 5.01. Existence; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence.

(b) Do or cause to be done all things necessary to (i) in the Borrower’s reasonable business judgment, obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business, (ii) comply with all applicable laws, rules, regulations and judgments, writs, injunctions, decrees, permits, licenses, and orders of any Governmental Authority, whether now in effect or hereafter enacted and (iii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as permitted by this Agreement); in each case in this Section 5.01(b) except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.02. Insurance.

(a) Maintain with financially sound and reputable insurance companies, insurance with respect to all of its properties and business at all times in such amounts, with deductibles and covering such risks as the Borrower, in the good faith judgment of its management, determines to be prudent and in any case consistent with the type, scope and amounts set forth in Schedule 5.02 (adjusted to take into account any Acquisitions after the date hereof). Each such policy of insurance shall (i) name the Collateral Agent, on behalf of the Secured Parties as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Collateral Agent, on behalf of the Secured Parties as the loss payee thereunder.

(b) Maintain and keep in full force and effect all warranties for the [*] GPU Servers and [*] GPU Servers required to comply with the terms of the Closing Date MSAs, except to the extent such warranties expire or terminate in accordance with their terms.

Section 5.03. Payment of Tax Obligations. Pay and discharge promptly when due all Taxes imposed upon it or upon its income or profits or in respect of its property or assets, before the same shall become delinquent or in default; provided, however, that such payment and discharge shall not be required with respect to any such Tax to the extent (a) the validity or amount thereof shall be contested in good faith by appropriate proceedings, and the Borrower shall maintain on their books reserves in accordance with GAAP with respect thereto or (b) if the failure to pay, discharge or otherwise satisfy such obligations would not reasonably be expected to have a Material Adverse Effect.

Section 5.04. Financial Statements, Reports, Etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a) within 120 days (or, with respect to the fiscal year ending December 31, 2023, 150 days) after the end of each fiscal year of the Parent and the Borrower (which period for delivery may be extended by the Administrative Agent at the direction of the Lender Representative (and notified by the Lender Representative to the other Lenders), starting with the fiscal year ending December 31, 2023, a balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Parent and the Borrower, as of the close of such fiscal year and the results of its operations during such year and setting forth in comparative form, commencing with the fiscal year ending December 31, 2024, the corresponding figures for the prior fiscal year, all audited by independent accountants of recognized national standing reasonably acceptable to the Administrative Agent at the direction of the Required Lenders and accompanied by an opinion of such accountants (which shall not be qualified in any material respect (other than resulting from (x) the impending maturity of any Indebtedness or (y) any actual or prospective breach of any financial covenant contained in any Indebtedness)) to the effect that such financial statements fairly present, in all material respects, the financial position and results of operations of the Parent and the Borrower, in accordance with GAAP;

(b) within 60 days after the end of each of the first three full fiscal quarter of each fiscal year of the Parent and the Borrower, starting with the fiscal quarter ended on September 30, 2023, a balance sheet and related statements of operations and cash flows showing the financial position of the Parent and the Borrower, as of the close of such fiscal quarter and the results of its operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form, commencing with the fiscal quarter ending September 30, 2024, the corresponding figures for the corresponding periods of the prior fiscal year, all certified by a Financial Officer of the Parent and the Borrower, on behalf of the Parent and the Borrower, as fairly presenting, in all material respects, the financial position and results of operations of the Parent and Borrower, in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes);

(c) promptly after the same become publicly available, copies of all periodic and other available reports, proxy statements and, other materials filed by the Parent and the Borrower with the SEC, or after an initial public offering, distributed to its stockholders generally, if and as applicable;

(d) promptly upon the request by the Administrative Agent (acting at the direction of the Required Lenders), copies of: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed with the Internal Revenue Service with respect to a Plan; (ii) the most recent actuarial valuation report for any Plan; and (iii) such other documents or governmental reports or filings relating to any Plan or Multiemployer Plan;

(e) within 5 Business Days after the delivery of the financial statements pursuant to Sections 5.04(a) and (b), a Compliance Certificate certifying as to (i) the accuracy of, and a reconciliation with respect to, the Projected Contracted Cash Flows previously provided, (ii) compliance with the terms of the Closing Date MSAs and any Additional Services Agreement and (iii) concurrently with the delivery of the financial statements pursuant to Sections 5.04(a) and (b), the accuracy of such financial statements;

(f) solely to the extent the Closing Date has occurred, account statements for the Collateral Accounts on a monthly basis provided within two (2) weeks after the end of each calendar month;

(g) solely to the extent the Closing Date has occurred and prior to the date that at least [*]% of the [*] GPU Servers and the [*] GPU Servers deployed (pursuant to the model delivered to the Lenders prior to the Closing Date) in connection with the Closing Date MSAs are being billed to the applicable customers, on a bi-weekly basis:

(i) the projected shipping schedule with respect to the [*] GPU Servers and [*] GPU Servers (which shall be designated with respect to the applicable Closing Date MSA and the node type) to be shipped to the Borrower (or a designee of the Borrower) with respect to the immediately succeeding one-month period;

(ii) a schedule of the [*] GPU Servers and [*] GPU Servers (which shall be designated with respect to the applicable Closing Date MSA and the node type) actually received by the Borrower (or a designee of the Borrower) during the immediately preceding two-week period; and

(iii) a schedule of all [*] GPU Servers and [*] GPU Servers (which shall be designated with respect to the applicable Closing Date MSA and the node type) that are being billed to the applicable customers and the amounts invoiced with respect to all such [*] GPU Servers and [*] GPU Servers promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower, the Parent or the Project, or compliance with the terms of any Loan Document, in each case of this Section 5.04(k), as the Administrative Agent (on behalf of itself or any Lender) may reasonably request, including documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the U.S.A. PATRIOT Act and the Beneficial Ownership Regulation;

(h) Solely to the extent that the Closing Date has occurred and on or after the date that at least [*]% of the [*] GPU Servers and the [*] GPU Servers deployed (pursuant to the model delivered to the Lenders prior to the Closing Date) in connection with the Closing Date MSAs are being billed to the applicable customers, on a monthly basis, a schedule of all [*] GPU Servers and [*] GPU Servers (which shall be designated with respect to the applicable Closing Date MSA and the node type) that are being billed to the applicable customers and the amounts invoiced with respect to all such [*] GPU Servers and [*] GPU Servers;

(i) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower, the Parent or the Project, or compliance with the terms of any Loan Document, in each case of this Section 5.04(i), as the Administrative Agent (on behalf of itself or any Lender) may reasonably request, including documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the U.S.A. PATRIOT Act and the Beneficial Ownership Regulation.

Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 5.04 may be satisfied with respect to financial information of the Borrower by furnishing (A) the applicable financial statements of any direct or indirect parent of the Borrower or (B) the Borrower’s (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of subclauses (A) and (B) of this paragraph, to the extent such information relates to a parent of the Borrower, such information is accompanied by consolidating or other information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Borrower on a standalone basis, on the other hand; provided that the Administrative Agent shall have no obligation to monitor any such filings and the Borrower shall provide electronic copies to the Administrative Agent upon request.

Section 5.05. Litigation and Other Notices. Furnish to the Administrative Agent written notice of the following promptly (and, in any event in the case of clause (a) below, within three (3) Business Days) after any Responsible Officer of the Borrower obtains actual knowledge thereof:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or written notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Borrower or the Project as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c) any breach or default under any Material Project Contract or Data Center Lease/License that would reasonably be likely to result in the termination, suspension or revocation of such Material Project Contract or Data Center Lease/License to which the Borrower is a party;

(d) any casualty, damage or loss to the Project (or any portion thereof), whether or not insured, through fire, theft, other hazard or casualty, or any act or omission of the Borrower, of its employees, agents contractors, consultants or representatives, or of any other Person, if such casualty, damage or loss affects the Borrower or the Project in an amount in excess of $25,000,000;

(e) any material amendment of any Material Project Contract;

(f) any (i) noncompliance with any Environmental Law at the Project or any Release of Hazardous Materials at, on or from the Project, in each case that would reasonably be expected to have a Material Adverse Effect, or (ii) pending or, to the Borrower’s knowledge, threatened, Environmental Claim against the Borrower or the Project that would reasonably be expected to have a Material Adverse Effect;

(g) the occurrence of any ERISA Event and/or Foreign Plan Event, that together with all other ERISA Events and/or Foreign Plan Events that have occurred, would reasonably be expected to have a Material Adverse Effect;

(h) any other development specific to the Borrower or the Project that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect; and

(i) solely to the extent that the Closing Date has occurred, the delivery of any notice by or to the Borrower under the (i) [*] MSA solely as it relates to the Restricted [*] Purchase Orders in the event that the Borrower is not in compliance with the [*] and (ii) [*] MSA solely as it relates to the Restricted [*] Purchase Orders in the event that the Borrower is not in compliance with the [*].

Section 5.06. Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (owned or leased), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 shall not apply to Data Protection Laws, which are the subject of Section 5.19, Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03.

Section 5.07. Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP and permit any Persons designated by the Lender Representative or, upon the occurrence and during the continuance of an Event of Default, any Lender, to visit and visually inspect the financial records and the properties of the Borrower at reasonable times, upon reasonable prior notice to the Borrower, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any Persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender, upon reasonable prior notice to the Borrower to discuss the affairs, finances and condition of the Borrower with the officers thereof, or the general partner, managing member or sole member thereof, and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract, or attorney-client or similar privilege); provided that, during any calendar year absent the occurrence and continuation of an Event of Default, one (1) visit by the Administrative Agent (or any Person designated by the Administrative Agent) shall be at the Borrower’s expense.

Section 5.08. Use of Proceeds. Use the proceeds of the Loans solely for the purposes described in Section 3.11.

Section 5.09. Compliance with Environmental Laws. Comply, and make commercially reasonable efforts to cause all lessees and other Persons occupying its properties to comply, with all Environmental Laws applicable to its business, operations and properties; obtain and maintain in full force and effect all material authorizations, registrations and licenses and permits required pursuant to Environmental Laws for its business, operations and properties; and perform any investigation, remedial action or cleanup to the extent required by Governmental Authorities under Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10. Preservation of Rights; Further Assurances.

The Borrower shall:

(a) perform and observe its covenants and obligations, and preserve, protect and defend its rights, under all Material Project Contracts, including prosecution of suits to enforce any of its rights thereunder and enforcement of any claims with respect thereto, except where failure to do so would not reasonably be expected to have a Material Adverse Effect;

(b) take all such further actions (including the filing and recording of financing statements, and other documents and recordings of Liens in stock registries, as applicable), that may be required under any applicable law, or that the Lender Representative may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Borrower, and provide to the Lender Representative, from time to time upon reasonable request evidence reasonably satisfactory to the Lender Representative as to the perfection and priority of the Liens created or intended to be created by the Security Documents; and

(c) (i) furnish to the Collateral Agent prompt written notice of any change (A) in the Borrower’s corporate or organization name, (B) in the Borrower’s identity or organizational structure or (C) in the Borrower’s principal place of business or location (as defined in Section 9-307 of the UCC); provided that the Borrower shall not effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties and (ii) promptly notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

Section 5.11. Fiscal Year. Cause their fiscal year to end on December 31.

Section 5.12. Anti-Corruption Laws and Sanctions. Policies and procedures will be maintained and enforced by or on behalf of the Borrower that are reasonably designed to promote and achieve compliance, by the Borrower and its directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, giving due regard to the nature of such Person’s business and activities.

Section 5.13. Limited Purpose Status of Borrower. Borrower shall (i) maintain its status as a limited purpose entity, subject to customary “special-purpose entity” provisions as set forth in the Borrower’s organizational documents in effect as of the date of the Agreement, (ii) shall not amend or modify its organizational documents without the consent of the Administrative Agent (acting on the written direction of the Required Lenders) and, to the extent such amendment or modification affects such “special-purpose entity” provisions, the consent of the Required Lenders (and in each case, which such consent shall not be unreasonably withheld or delayed), and (iii) maintain at least one “independent manager” or “independent director” approved by the Required Lenders.

Section 5.14. [Reserved].

Section 5.15. Separateness. Borrower shall conduct its business such that it is a separate and readily identifiable business from, and independent of, any other Person, and further covenants that it shall:

(a) observe all corporate formalities necessary to remain a legal entity separate and distinct from, and independent of, each other Person;

(b) maintain its assets and liabilities separate and distinct from those of each other Person, and will not commingle its assets with those of any other Person;

(c) maintain its accounts and funds separate and distinct from the accounts and funds of each other Person and will receive, deposit, withdraw and disburse its funds separately from any funds of any other Person;

(d) maintain records, books, accounts and minutes separate from those of any other Person;

(e) conduct its own business in its own name, and not in the name of any other Person;

(f) maintain an arm’s-length relationship with its Affiliates (except as otherwise permitted by this Agreement);

(g) maintain separate financial statements from each other Person, or if part of a consolidated group, then it will be shown as a separate member of such group;

(h) use separate invoices and checks from those of each other Person;

(i) hold itself out as a separate entity (except for U.S. federal (and applicable state and local) income tax purposes);

(j) not agree to pay or become liable for any Indebtedness of any other Person;

(k) observe all corporate or other procedures required under applicable Law and under its constitutive documents; and

(l) ensure (to the extent it has the power to do so) that its governing organizational documents procure that each of its directors will act in accordance with their duties at law and to exercise independent judgment, and shall not in breach of those duties, act solely in accordance with any direction, opinion, recommendation, or instruction of any other Person in relation to the approval or rejection of, or the exercise of any voting power in relation to, any transaction approval requirements.

Section 5.16. Collateral Accounts.

(a) On and after the Closing Date, the Borrower will maintain the Collateral Accounts pursuant to the terms of this Agreement, and will ensure that each Collateral Account (except with respect to the Available Cash Account) and any other deposit account or securities account of the Borrower in effect from time to time is subject to a Control Agreement in accordance with Section 5.20 and the terms of the Collateral Agreement.

(b) On and after the Closing Date, the Borrower will deposit, or use reasonable best efforts to cause to be deposited, as soon as practicable following the receipt thereof, all Available Cash into the Available Cash Account in accordance with the terms of this Agreement.

(c) On and after the Closing Date, the Borrower will deposit, or use reasonable best efforts to cause to be deposited, as soon as practicable following the receipt thereof, all other amounts required to be deposited into a Collateral Account into such Collateral Account in accordance with the terms of this Agreement.

Section 5.17. Payment of Obligations. The Borrower shall (i) pay and discharge, at or before maturity, all of its respective obligations and liabilities, excluding Tax liabilities and other governmental claims, except where the same may be contested in good faith by appropriate proceedings and (ii) shall maintain, in accordance with GAAP, reserves as appropriate for the accrual of any of the same except, in each case, to the extent a non-compliance would not reasonably be expected to have a Material Adverse Effect.

Section 5.18. Compliance with Data Protection Laws. (a) Comply, and make commercially reasonable efforts to cause its directors, officers, employees and agents (in their respective capacities as such) to comply, with all Data Protection Laws applicable to its business and operations, (b) maintain written policies and procedures by or on behalf of the Borrower that are reasonably designed to promote and achieve compliance by, the Borrower and its directors, officers, employees and agents (in their respective capacities as such), with Data Protection Laws applicable to its business and operations and (c) perform any investigation or remedial action to the extent required by Governmental Authorities under Data Protection Laws, in each except, except to the extent a non-compliance would not reasonably be expected to have a Material Adverse Effect.

Section 5.19. Lender Calls. Starting with the fiscal quarter ended September 30, 2023, participate in one conference call in each fiscal quarter with the Administrative Agent and the Lenders, such calls to be held at such time as may be reasonably requested by the Lender Representative after the annual or quarterly financial statements with respect to the Borrower are to be delivered pursuant to Sections 5.04(a) and (b), to review the financial results and the financial condition of the Borrower.

Section 5.20. Post-Closing Obligations.

(a) The Borrower shall, as soon as reasonably practicable but in no event later than sixty (60) days after the Closing Date (or such later date as the Lender Representative may reasonably agree) deliver to the Administrative Agent a duly executed Control Agreement with respect to each Collateral Account (except with respect to the Available Cash Account) between the Borrower, the Collateral Agent and each depositary bank at which each such Collateral Account is located.

(b) No later than one hundred twenty (120) days after the Closing Date (or such later date as the Lender Representative may reasonably agree), the Borrower shall use its best efforts to deliver to the Administrative Agent, at the Borrower’s expense (unless such expense is reasonably determined by the Borrower to exceed $100,000, in which case, such expense may be at the option of the Lenders assumed by the Lenders; provided that such assumption shall be irrevocable for the duration of the applicable Data Center Lease/License, shall be set forth in writing pursuant to an agreement reasonably acceptable to the Pledgor and, notwithstanding anything in this Agreement or the Loan Documents to the contrary, the costs and expenses assumed by the Lenders and the expenses of the Lenders incurred in connection with such assumption shall not be reimbursable by the Pledgor or its Subsidiaries and shall not in any respect be deemed to be Obligations under this Agreement, the Credit Agreement or the Loan Documents)) one or more duly executed collateral access agreements, in each case, between the Pledgor, the Collateral Agent and each third party counterparty to a Data Center Lease/License with respect to each Data Center Lease/License that has not been assigned or otherwise transferred to the Project.

Notwithstanding anything in the foregoing Article V, no failure to comply with the covenants set forth in this Article V prior to the Closing Date shall be deemed to constitute an Event of Default hereunder if such failure arises solely from a circumstance that is or will be cured upon the occurrence of the Closing Date pursuant to Article IV.

ARTICLE VI

NEGATIVE COVENANTS

The Borrower covenants and agrees with each Lender that, unless the Required Lenders shall otherwise consent in writing, from and after the date hereof (unless expressly provided herein) until Payment in Full, the Borrower will not:

Section 6.01. Indebtedness. Incur, create, assume, or permit to exist any Indebtedness, except:

(a) Indebtedness created hereunder and under the other Loan Documents; and

(b) Excepted Debt.

Section 6.02. Liens. Create, incur, assume, or permit to exist any Lien on any property or assets (including stock or other securities of any Person) at the time owned by it or on any income or revenues or rights in respect of any thereof, except (without duplication):

(a) Liens on property or assets of the Borrower existing on the date hereof and set forth on Schedule 6.02(a); provided that such Liens shall secure only those obligations that they secure on the date hereof;

(b) any Lien in favor of the Collateral Agent created under the Loan Documents; and

(c) Excepted Liens.

Section 6.03. [Reserved].

Section 6.04. Investments, Loans and Advances. Purchase, acquire or make any Investments, except:

(a) Investments existing on the date hereof and set forth on Schedule 6.04;

(b) Investments in cash and Cash Equivalents;

(c) Excepted Investments; and

(d) the Transactions.

Notwithstanding the foregoing or any other term of this Agreement or any Loan Document, no Investments, sales, leases, sale and leaseback transactions, Dispositions or other transfers of Material Intellectual Property, shall be to any non-grantor Affiliate of a grantor.

Section 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into, amalgamate with or consolidate with any other Person, or permit any other Person to merge into, amalgamate with or consolidate with it, divide, or sell, transfer, lease or otherwise Dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired), purchase or otherwise acquire (in one transaction or a series of related transactions) all or any substantial part of the assets of any other Person, enter into any sale and leaseback transaction, liquidate, dissolve or wind-up, change its legal form or modify its existing organizational documents in any manner materially adverse to the Lenders, except:

(a) Investments permitted by Section 6.04, Liens permitted by Section 6.02 and Restricted Payments permitted by Section 6.06;

(b) the Transactions;

(c) issuances of common Equity Interests by the Borrower to Parent (so long as all such common Equity Interests are subject to the Liens granted under the Security Documents in accordance with the terms of the Collateral and Guarantee Requirement);

(d) after the expiration of the stated term of a Closing Date MSA (and not as a result of a breach or default thereunder), Dispositions of Uncontracted GPU Servers corresponding to such expired Closing Date MSA; provided that (i) 100% of the Net Proceeds received in connection with such Disposition shall be in the form of cash or Cash Equivalents and in an amount not less than the Funding

Date GPU Amount allocated in respect of such Uncontracted GPU Servers minus any amounts of Loans prepaid with respect to such allocated Funding Date GPU Amount prior to the date of such Disposition and (ii) 100% of the Net Proceeds of such Disposition are applied to prepay the Loans in accordance with Section 2.09(b)(i) (including the payment of the Applicable Premium); and

(e) Dispositions of no longer useful or used, surplus, obsolete, worn out, or unneeded property or property that is no longer economically practicable or commercially desirable to maintain, whether now owned or hereafter acquired, in the ordinary course of business (in each case other than [*] GPU Servers and [*] GPU Servers);

provided that, in no event shall the Borrower Dispose of any [*] GPU Servers or [*] GPU Servers other than as otherwise permitted in Section 6.05(d) above.

Section 6.06. Restricted Payments(a) . Pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional shares of Equity Interests of the Person paying such dividends or distributions) or redeem, purchase, retire or otherwise acquire for value any shares of any class of its Equity Interests or set aside any amount for any such purpose, or make any payment to an Affiliate in respect of any compensation, management, consulting, advisory or other fees, bonuses or commissions (each, a “Restricted Payment”); provided, however, that the Borrower may make Restricted Payments in the following circumstances:

(a) on each Quarterly Payment Date or within thirty (30) days thereafter, with amounts deposited in, or credited to, the Distribution Reserve Account or any General Account (1) so long as the Distribution Conditions are satisfied on such Quarterly Payment Date or, if the date of such Restricted Payment is not a Quarterly Payment Date, on the immediately preceding Quarterly Payment Date and (2) to the extent that the applicable Distribution Conditions are not satisfied as of such Quarterly Payment Date or date of such Restricted Payment, to make Permitted Tax Distributions with the consent of the Lender Representative (which such consent shall not be unreasonably withheld or delayed); and

(b) within seven (7) Business Days after any Borrowing of Delayed Draw Loans, with the proceeds of Delayed Draw Loans funded for the purpose of paying invoices from the Parent to the Borrower delivered to the Administrative Agent pursuant to Section 4.02(m) for any Acquisition for which the proceeds of such Delayed Draw Loans have been borrowed in each case in an amount not to exceed the aggregate amount of such invoices.

Section 6.07. Transactions with Affiliates. Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates, unless such transaction is (x) otherwise expressly permitted (or required) under this Agreement or (y) upon terms no less favorable to the Borrower than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate (as confirmed in a letter addressed to the board of directors (or equivalent governing body) of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (i) in the good faith determination of the Borrower qualified to render such letter and (ii) reasonably satisfactory to the Required Lenders); provided that this Section 6.07 shall not apply to:

(a) the indemnification of directors (or persons holding similar positions for non-corporate entities) of the Borrower in accordance with customary practice;

(b) licenses and sublicenses in the ordinary course of business; and

(c) any payments consisting of Delayed Draw Loans made for the purposes of paying invoices from the Parent to the Borrower delivered to the Administrative Agent pursuant to Section 4.02(m).

Section 6.08. Business of the Borrower; Subsidiaries

(a) Fundamentally alter the character of the business of the Borrower from the business conducted by, contemplated to be conducted by or proposed to be conducted by, the Borrower on the date hereof, and other business activities which are extensions thereof or otherwise incidental, synergistic, reasonably related, or ancillary to any of the foregoing.

(b) Have any Subsidiaries or enter into any joint venture.

Section 6.09. Negative Pledge Agreements. Enter into any agreement or instrument that by its terms prohibits the granting of Liens by the Borrower pursuant to the Security Documents other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(i) restrictions imposed by applicable Law;

(ii) customary provisions restricting assignment of any agreement;

(iii) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness; or

(iv) customary restrictions and conditions contained in any agreement relating to any Disposition permitted hereunder pending the consummation of such Disposition.

Section 6.10. Material Project Contracts.

(a) (i) Suspend, cancel or terminate any Material Project Contract or (ii) consent to any suspension, cancellation or termination thereof (other than as a result of the expiration of the stated term of such Material Project Contract) in a manner material and adverse to the interests of the Lenders;

(b) sell, transfer, assign or otherwise Dispose of (by operation of law, capacity release or otherwise) or consent to any such sale, transfer, assignment or Disposition of, any part of its interest in any Material Project Contract or any [*] GPU Servers or [*] GPU Servers, except to the extent permitted herein;

(c) waive any material default under, or breach of, any Material Project Contract or waive any material right, interest or entitlement, howsoever arising, under, or in respect of, any Material Project Contract, in each case, in a manner material and adverse to the interest of the Lenders;

(d) consent to the assignment by any counterparty under any Closing Date MSA of any of such counterparty’s material rights or obligations under any Closing Date MSA in a manner material and adverse to the interest of the Lenders;

(e) settle any material litigation or arbitration claim or proceeding under any Material Project Contract in a manner material and adverse to the Lenders;

(f) amend, supplement or modify or in any way vary, or agree to the variation of any material provision of a Material Project Contract or of the performance of any covenant or obligation by any other Person under any Material Project Contract in a manner material and adverse to the Lenders;

(g) prior to the Commitment Termination Date, finance any Acquisition of [*] GPU Servers or [*] GPU Servers required to satisfy the obligations under or pursuant to the Restricted Purchase Orders other than with (i) the proceeds of Loans made under this Agreement and (ii) equity contributions from the Parent; provided, however, that this Section 6.10(g) shall not apply if (x) following the Closing Date, the conditions precedent for Loans to be made pursuant to Article IV are not met and (y) each of the Lenders have failed to confirm, in writing, that they are willing to waive the applicable conditions in Article IV (notwithstanding that the conditions precedent are not met) within five (5) Business Days of the Borrower’s written request for such confirmation;

(h) enter into, become a party to, or otherwise become liable under any agreement for the provision of infrastructure as a service, platform as a service, products (including the web portal and domains), services (such as support and service level commitments) and solutions to be provided by the Borrower other than in connection with the Closing Date MSAs or any Additional Services Agreement.

Section 6.11. Use of Proceeds Not in Violation.

(a) The Borrower shall not directly or indirectly apply any part of the proceeds of any Loan or other extensions of credit hereunder or other revenues to the purchasing or carrying of any Margin Stock.

(b) The Borrower will not, directly or indirectly, use the proceeds of the Loans hereunder, or lend, contribute or otherwise make available such proceeds to any Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, the target of Sanctions or is located, organized or resident in a country or territory that is, or whose government is, the subject to Sanctions broadly prohibiting dealings with such government, country or territory, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans hereunder, whether as underwriter, advisor, investor, lender, hedge provider, facility or security agent or otherwise).

Section 6.12. Minimum Liquidity.

(a) Minimum Liquidity Covenant.

(i) Subject to Section 6.12(b) below, on and after the Closing Date, the Borrower shall at all times satisfy the Liquidity Requirement and the Borrower shall deliver to the Administrative Agent, on or prior to the last Business Day of each month ending following the first Quarterly Payment Date, a certificate, signed by a Responsible Officer of the Borrower, certifying as to the Borrower’s compliance with the requirements set forth in this Section 6.12.

(ii) The Collateral Agent (A) is hereby authorized to (and shall upon the occurrence of any drawing right set out in clause (2) or clause (4) below upon the direction of the Lender Representative), draw on any Liquidity Reserve L/C at any time if (1) the Borrower fails to meet the Liquidity Requirement in accordance with the terms this Section 6.12 (following the Liquidity Cure Deadline set forth in Section 6.12(b)), (2) a Liquidity Reserve L/C is not renewed or replaced at least thirty (30) days prior to its stated maturity date, (3) an Event of Default has occurred and is continuing or (4) the issuer thereof ceases to be an Acceptable Issuer and a replacement letter of credit has not been obtained from an Acceptable Issuer within the earlier of (x) thirty (30) days after such downgrade and (y) five (5) Business Days prior to its stated maturity date, in each case, in accordance with the terms of such Liquidity Reserve L/C and (B) shall cause the proceeds of such draw to be deposited in the Liquidity Account.

(b) Cure

(i) Notwithstanding anything herein to the contrary, in the event that the Borrower fails to comply with the requirements of the covenant under Section 6.12(a) from and after the date of such non-compliance until the expiration of the fifteenth (15th) Business Day subsequent to such date of non-compliance (such date, the “Liquidity Cure Deadline”), the Borrower may, upon written notice to the Administrative Agent, receive cash contributions to the Equity Interests of the Borrower (a “Liquidity Cure Contribution”) made, directly or indirectly, to the Borrower and deposited in the Liquidity Account on or prior to the applicable Liquidity Cure Deadline and the Borrower’s compliance with Section 6.12(a) as of the applicable date shall be recalculated by increasing its Unrestricted Cash by an amount equal to the net cash proceeds of all such Liquidity Cure Contributions (the “Liquidity Cure Right”).

(ii) If, after giving effect to the foregoing recalculation, the Borrower shall then be in compliance with Section 6.12(a), the Borrower shall be deemed to have satisfied the requirements of Section 6.12(a) as of the relevant date of determination with the same effect as though there had been no failure to comply therewith, and any applicable breach or default of Section 6.12(a) that had occurred shall be deemed cured for the purposes of this Agreement.

(iii) Notwithstanding anything herein to the contrary, from and after the date on which the Borrower provides notice of its intention to use the Liquidity Cure Right, (A) no Default or Event of Default shall be deemed to have occurred or be continuing with respect to Section 6.12(a) unless the requisite Liquidity Cure Contributions are not received by the Borrower on or prior to the Liquidity Cure Deadline and (B) the Administrative Agent shall not exercise any applicable remedy under this Agreement, the Loan Documents or applicable Law on the basis of an Event of Default caused by the failure to comply with Section 6.12(a) until the earlier of (x) the passing of the Liquidity Cure Deadline without exercise and satisfaction of the Liquidity Cure Right and (y) the date the Borrower confirms to the Administrative Agent in writing that it does not intend to exercise the Liquidity Cure Right.

(iv) Notwithstanding anything herein to the contrary, the Liquidity Cure Contributions shall not be given effect in excess of the amount required for purposes of complying the covenant set forth in Section 6.12(a).

Notwithstanding anything in the foregoing Article VI, no failure to comply with the covenants set forth in this Article VI prior to the Closing Date shall be deemed to constitute an Event of Default hereunder if such failure arises solely from a circumstance that is or will be cured upon the occurrence of the Closing Date pursuant to Article IV.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01. Events of Default. The occurrence of any of the following events on or after the date hereof shall constitute an event of default hereunder (“Events of Default”):

(a) any representation or warranty made or deemed made by the Borrower or the Parent in any Loan Document, or any representation or warranty contained in any certificate furnished in connection with or pursuant to any Loan Document, shall prove to have been incorrect in any material respect (or, to the extent any such representation and warranty itself is qualified by “materiality”, “Material Adverse Effect” or similar qualifier, in any respect) when so made or deemed made and thirty (30) days have elapsed from the date a Responsible Officer of the Borrower or the Parent, as applicable, obtains knowledge thereof unless, in the case of an incorrect representation or warranty that is capable of being cured, corrected or otherwise remedied, such incorrect representation or warranty is cured, corrected or otherwise remedied and (as cured, corrected or remedied) would not reasonably be expected to result in a Material Adverse Effect;

(b) default shall be made in the payment or a mandatory prepayment that has not been waived in accordance with the terms hereof of any (i) principal of any Loan when and as the same is due and payable or (ii) amount under the Parent Guarantee and Pledge Agreement when and as the same is due and payable, in each case, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise; provided that it shall not be an Event of Default under this clause (b) if the Cure Right is exercised and satisfied in accordance with Section 7.03 on or prior to the Anticipated Cure Deadline;

(c) default shall be made in the payment of any interest on any Loan, reimbursement obligation or any other amount (other than an amount referred to in Section 7.01(b) above) due under any Loan Document (other than the Parent Guarantee and Pledge Agreement, which is covered under clause (b) above), when and as the same is due and payable, and such default shall continue unremedied for a period of three (3) Business Days; provided that it shall not be an Event of Default under this clause (c) if the Cure Right is exercised and satisfied in accordance with Section 7.03 on or prior to the Anticipated Cure Deadline;

(d) default shall be made in the due observance or performance by the Borrower of any covenant or agreement contained in Section 5.01(a) (solely with respect to the Borrower), Section 5.05(a), Section 5.08, Section 5.12 or in Article VI; provided that it shall not be an Event of Default under this clause (d) if the Liquidity Cure Right is exercised and satisfied in accordance with Section 6.12(b) on or prior to the Liquidity Cure Deadline;

(e) default shall be made in the due observance or performance by the Borrower or the Parent of any covenant or agreement of the Borrower or the Parent, as applicable, contained in any Loan Document (other than those specified in Section 7.01(a), 7.01(b), 7.01(c) and 7.01(d)) after the earlier to occur of (i) the date that a Responsible Officer of the Borrower or the Parent, as applicable, obtains knowledge thereof or (ii) the receipt of notice thereof to the Borrower or the Parent from the Administrative Agent or the Required Lenders, and, other than in the case of a default under the Parent Guarantee and Pledge Agreement, such default shall continue unremedied for a period of thirty (30) days thereafter;

(f) (i) the Borrower or the Parent shall fail to make any payment beyond the applicable grace period with respect thereto, if any, in respect of any Material Indebtedness (which, in the case of the Parent, shall be limited to Material Indebtedness (excluding, for the avoidance of doubt, the Material Indebtedness described in subclause (f)(iii) below) constituting working capital lines or revolving facilities provided by financial institutions which are not Affiliates of the Parent) at the final stated maturity thereof, (ii) the Borrower or the Parent shall fail to observe or perform any other agreement or condition relating to any Material Indebtedness (which, in the case of the Parent, shall be limited to Material Indebtedness (excluding, for the avoidance of doubt, the Material Indebtedness described in subclause (f)(iii) below) constituting working capital lines or revolving facilities provided by financial institutions which are not Affiliates of the Parent), or any other event occurs with respect to such Material Indebtedness, and, in each case, continues beyond the applicable grace period with respect thereto, the effect of which default or other event is to cause, with the giving of notice if required, such Material Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Material Indebtedness to be made, prior to its stated maturity and (iii) the Parent shall fail to observe or perform any other agreement or condition relating to the 2021 Note Issuance Agreement (to the extent constituting Material Indebtedness), or any other event occurs with respect to such Material Indebtedness, and, in each case, continues beyond the applicable grace period with respect thereto, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Material Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Material Indebtedness to be made, prior to its stated maturity; provided that, for avoidance of doubt, this Section 7.01(f) shall not apply to (A) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness or (B) any event requiring a prepayment or offer to purchase pursuant to customary asset sale, casualty or condemnation event, change in control provision or excess cash flow sweeps;

(g) there shall have occurred a Change in Control;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower, Parent, or of a substantial part of the property or assets of the Borrower or the Parent, taken as a whole, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, Parent or for a substantial part of the property or assets of the Borrower or Parent, taken as a whole, or (iii) the winding-up or liquidation of the Borrower or Parent; and, in each case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or Parent shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in Section 7.01(h), (iii) apply for, request or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or Parent or for a substantial part of the property or assets of the Borrower or the Parent, taken as a whole, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;

(j) the failure of the Borrower or the Parent to pay one or more final, non-appealable judgments aggregating in excess of, in the case of the Borrower, $5,000,000 or , in the case of the Parent, (x) prior to a Loan Balance Trigger Event (as defined in the Parent Guarantee and Pledge Agreement) $50,000,000 or (y) following the Loan Balance Trigger Date (as defined in the Parent Guarantee and Pledge Agreement), the greater of $50,000,000 and 10% of Consolidated EBITDA (as defined in the Parent Guarantee and Pledge Agreement) (in each case, net of any amounts which are covered by insurance or bonded), which judgments are not satisfied or discharged or effectively waived or stayed for a period of sixty (60) consecutive days;

(k) one or more ERISA Events and/or Foreign Plan Events shall have occurred that, when taken together with all other ERISA Events and/or Foreign Plan Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(l) (i) other than in accordance with the terms of any Loan Document, any such Loan Document shall for any reason cease to be in full force and effect, shall be declared void by a Governmental Authority or shall be asserted in writing by the Borrower or the Parent not to be a legal, valid and binding obligation of the Borrower or Parent party thereto, (ii) other than in accordance with the terms of any Loan Document, any security interest purported to be created by any Security Document and to extend to Collateral that is material to the Borrower or Parent on a consolidated basis shall cease to be, or shall be asserted in writing by the Borrower or Parent not to be, a valid and perfected security interest in the securities, assets or properties covered thereby, except to the extent that (x) any such loss of priority results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreement or the Parent Guarantee and Pledge Agreement, or (y) any such loss of validity, perfection or priority is the result of any failure by the Required Lenders to cause the Collateral Agent to take any action necessary to secure the validity, perfection or priority of the Liens or (iii) other than in accordance with the terms of the Loan Documents, the Guarantee pursuant to any Security Document by the Borrower or the Parent of any of the Obligations shall cease to be in full force and effect or shall be asserted in writing by the Borrower or the Parent not to be in effect or not to be legal, valid and binding obligations of the Borrower or the Parent party thereto;

(m) (i) any Material Project Contract shall at any time for any reason cease to be valid and binding or in full force and effect or be rescinded, terminated or cancelled (except for expiration in accordance with its terms and not as a result of a breach or default thereunder by the Borrower) or shall be suspended or enjoined or (ii) the Borrower, the Parent or any counterparty to a Material Project Contract shall be in default (after any applicable notice, grace period or both) under any Material Project Contract provided, however, that none of the events described in this Section 7.01(m) will be an Event of Default if, within ninety (90) days after the earlier of any Responsible Officer of the Borrower having knowledge thereof or receiving notice thereof from the Administrative Agent (or such longer time period as the Lender Representative may reasonably agree), the Borrower replaces such affected Material Project Contract with an agreement in form and substance reasonably acceptable to the Required Lenders, is on substantially similar terms or terms that, taken as a whole, do not affect the Borrower’s ability to remain in compliance with its payment obligations hereunder and such agreement is with a comparable counterparty; or

(n) any Data Center Lease/License shall at any time for any reason cease to be valid and binding or in full force and effect or be rescinded, terminated or cancelled (except for expiration in accordance with its terms and not as a result of a breach or default thereunder by the Borrower or the Parent) or shall be suspended or enjoined and any such event or circumstance under such Data Center Lease/License results in a breach of or default under any term or provision of a Closing Date MSA; provided, however, that none of the events described in this Section 7.01(n) will be an Event of Default if, within ninety (90) days after the earlier of any Responsible Officer of the Borrower or Parent having knowledge thereof or receiving notice thereof from the Administrative Agent (or such longer time period as the Lender Representative may reasonably agree), the Borrower or Parent replaces such affected Data Center Lease/License with an agreement that is reasonably expected to allow the Borrower to comply with all its obligations under the Closing Date MSAs, and the Borrower shall have provided a certificate to the Administrative Agent confirming such replacement and compliance and attaching a copy of such replacement Data Center Lease/License.

(o) commencing on and after the date that at least [*]% of the [*] GPU Servers and [*] GPU Servers deployed pursuant to each of the Restricted [*] Purchase Orders and Restricted [*] Purchase Orders are being billed to the applicable customers, the occurrence of an (i) [*] or (ii) [*], in either case, unless no such [*] or [*] exists as of the last day of the immediately succeeding month thereafter.

Notwithstanding the foregoing, no Event of Default shall be deemed to occur hereunder prior to the Closing Date if such event that would be an Event of Default arises solely from an incorrect representation, a breach of a covenant or otherwise that is or will be cured upon the occurrence of the Closing Date pursuant to Article IV.

Section 7.02. Remedies Upon Event of Default. Upon the occurrence and during the continuation of an Event of Default (other than a Bankruptcy Event of Default), and at any time thereafter during the continuation of such Event of Default, the Administrative Agent, at the request of the Required Lenders, shall (subject to Article VIII), by notice to the Borrower, take any or all of the following actions, at the same or different times: (a) terminate the Commitments and thereupon the Commitments shall terminate immediately, (b) declare the Loans and Obligations then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid fees and premiums (including any Applicable Premium) accrued hereunder and under any other Loan Document, shall become forthwith due and payable and (c) direct the Collateral Agent to exercise the rights and remedies under the Security Documents (or at law or pursuant to the UCC), and in the case of any event with respect to any Bankruptcy Event of Default, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid and premiums (including any Applicable Premium) accrued fees, all other Obligations and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, in each case, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each of the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

The Borrower expressly agrees (to the fullest extent it may lawfully do so) that: (A) each of the Applicable Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) each of the Applicable Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Lenders and the Borrower giving specific consideration in this transaction for such agreement to pay each of the Applicable Premium; and (D) the Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph.

Section 7.03. Right to Equity Cure.

(a) Notwithstanding anything to the contrary contained in Sections 7.01 or 7.02, in the event that a Cash Shortfall Event exists with respect to any Quarterly Payment Date, then from the first day of the applicable fiscal quarter with respect to the applicable Quarterly Payment Date until the expiration of the fifteenth (15th) day (the last day of such period being the “Anticipated Cure Deadline”), such Cash Shortfall Event and corresponding Event of Default under 7.01(b) or 7.01(c) may be cured on or prior to the applicable Anticipated Cure Deadline (the “Cure Right”) the receipt of Equity Proceeds (which shall be in the form of common equity or other equity in a form reasonably acceptable to the Lender Representative) in amount necessary to cure such Cash Shortfall Event on or prior to the Anticipated Cure Deadline (“Cure Equity”) by applying 100% of the Cure Equity to prepay the Loans pursuant to Section 2.09(b)(i).

(b) Commencing on the applicable Quarterly Payment Date until the Anticipated Cure Deadline, the Lenders (i) shall not be permitted to accelerate Loans held by them, to terminate the Commitments held by them or to exercise remedies against the Collateral on the basis of an Event of Default pursuant to Section 7.01(b) or Section 7.01(c) and (ii) shall not be obligated to make any Credit Extension under the Delayed Draw Loan Facility until the applicable Cash Shortfall Event is no longer continuing.

Section 7.04. [Reserved]

Section 7.05. Application of Funds. After the exercise of remedies provided for in Section 7.02 (or after the Loans have automatically become immediately due and payable as set forth in Section 7.02), any amounts or other distributions received on account of the Obligations, including any proceeds of Collateral, shall be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable Law):

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including counsel fees payable under Section 8.12 and amounts payable under Sections 2.13 and 2.15) payable to the Administrative Agent, the Collateral Agent and the Depositary Bank in their respective capacities as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including counsel fees payable under Section 8.12 and amounts payable under Sections 2.13 and 2.15), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Secured Parties in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after Payment in Full, to the Borrower or as otherwise required by Laws.

ARTICLE VIII

THE AGENTS

Section 8.01. Appointment and Authority.

(a) Each Lender (in its capacities as a Lender) hereby irrevocably appoints, designates, and authorizes U.S. Bank Trust Company, National Association to take such action on its behalf as the Administrative Agent under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Agents to execute any and all documents (including releases and subordinations, at the direction of the Required Lenders) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and acknowledge and agree that any such action by the Agents shall bind the Lenders. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Agents shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agents have or be deemed to have any fiduciary relationship with any Lender or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agents, regardless of whether a Default or Event of Default shall have occurred and be continuing. No Agent shall be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Each of the Lenders (in its capacities as a Lender) hereby irrevocably appoints and authorizes U.S. Bank Trust Company, National Association to act as the Collateral Agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Borrower to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent, and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article VIII (including Section 8.12) and Article IX as though the Collateral Agent, or such co-agents, sub-agents and attorneys-in-fact, were expressly referred to in such provisions.

(c) Except as provided in Sections 8.06, 8.10 and 8.16, the provisions of this Article VIII are solely for the benefit of the Agents and the Lenders, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions.

Section 8.02. Agents in Their Individual Capacities. U.S. Bank National Association or its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its respective Affiliates as though U.S. Bank, Trust Company National Association were not an Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, U.S. Bank Trust Company, National Association or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that the Agents shall not be under any obligation to provide such information to them. With respect to its Loans (if any), U.S. Bank Trust Company, National Association and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent and the terms “Lender” and “Lenders” include a Person serving as an Agent hereunder in its individual capacity. Any successor to U.S. Bank National Association as an Agent shall also have the rights attributed to U.S. Bank National Association under this Section 8.02.

Section 8.03. Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), (b) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent, the Collateral Agent, or any of their Affiliates in any capacity, (c) be responsible for or have any duty to ascertain or inquire into the satisfaction of any condition set forth in Article IV or elsewhere herein, other than that the Agents shall confirm receipt of items expressly required to be delivered to the Agents, (d) be responsible for or have any duty to ascertain or inquire into the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent, (e) shall be deemed to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to a Responsible Officer of such Agent by the Borrower or a Lender or (f) be responsible in any manner to any Lender or Participant for any recital, statement, representation or warranty made by the Borrower or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, the existence, value, sufficiency or collectability of the Collateral, any failure to monitor or maintain any part of the Collateral, any loss or diminution in the value of the Collateral, or the perfection or priority of any Lien or security interest created or purported to be created under the Security Documents, or for any failure of the Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or Participant to ascertain or to inquire as to the observance or performance of any of the covenants, agreements or other terms contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any Affiliate thereof. Notwithstanding the foregoing, the Agents shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agents are required to exercise as directed in writing by the Administrative Agent at the written instruction of the Required Lenders (in the case of the Collateral Agent) or the Required Lenders or the Lender Representative, as applicable (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) together with indemnity or security satisfactory to the Agent; provided that the Agents shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. In no event shall any Agent be responsible for any failure or delay in the performance of any act or obligation hereunder arising out of or caused by, directly or indirectly, force majeure events beyond its control, including any provision of any law or regulation or any act of any governmental authority, strikes, work stoppages, accidents, acts of war, other military disturbances or terrorism, earthquales, fire, flood, sabotage, epidemics, pandemics, riots, nuclear or natrual catastrophes or acts of God, labor disputes, acts of civil or military authority, or the unavailability of the Federal Reserve Board wire systems and interruptions, loss or malfunctions of utilities, communication facilities or computer (software and hardware) services (it being understood that the Agents shall use reasonablt efforts which are consistent with accepted practices in the baking industry to resume performance as soon as pracitcable under the circumstances).

Section 8.04. Reliance by Agents. The Agents shall be entitled to conclusively rely, shall not incur any liability and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, request, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or otherwise authenticated by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Agent, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, any Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan. The Agents shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice, direction or concurrence of the Required Lenders or the Lender Representative, as applicable (or Administrative Agent in the case of the Collateral Agent) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Administrative Agent at the written instruction of the Required Lenders (in the case of the Collateral Agent) or the Required Lenders or the Lender Representative, as applicable (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. Upon the request by the Administrative Agent at any time the Lenders will promptly confirm in writing any action taken or to be taken by the Administrative Agent. Upon the request by the Collateral Agent at any time the Administrative Agent will promptly confirm in writing any action taken or to be taken by the Collateral Agent (at the written instruction of the Required Lenders). Documents delivered to the Agents are for informational purposes only and the Agents’ receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Borrower’s compliance with any of its covenants hereunder (as to which the Agents are entitled to rely exclusively on certificates of a Responsible Officer of the Borrower). The Agents shall have no obligation to verify the information or calculations set forth in this Agreement, any Account Withdrawal Certificate, or otherwise. The Agents shall have no responsibility or liability for the filing, timeliness or content of any report required under this Agreement or the other Loan Documents. The Agents may conclusively rely on the applicable Assignment and Acceptance as to whether any Lender or posed Lender is an Eligible Assignee or an Affiliated Lender, and shall have no obligation to monitor the Affiliated Lender Cap.

Section 8.05. Delegation of Duties. The Agents may perform or execute any and all of its duties and exercise its rights and powers under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel, other consultants and experts of its own selection concerning all matters pertaining to such duties. The Agents and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Persons. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Agent-Related Persons of the Agents and any such subagent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as an Agent. The Agents shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as determined in the final non-appealable judgment of a court of competent jurisdiction).

Section 8.06. Successor Agents. Any Agent may resign at any time upon thirty (30) days’ notice to the Lenders, the Borrower and each other Agent and if such Agent is a Defaulting Lender or during an Agent Default Period, the Borrower may remove such Defaulting Lender from such role upon ten (10) days’ notice to the Administrative Agent, the Lenders and each other Agent. If an Agent resigns or is removed by the Borrower, the Required Lenders shall appoint a successor agent, which successor agent shall be consented to by the Borrower at all times other than during the existence of a Payment or Bankruptcy Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed); provided that in no event shall any such successor Agent be a Defaulting Lender. If no successor agent is appointed prior to the effective date of the resignation or removal of the Agent, such Agent, in the case of a resignation, and the Borrower, in the case of a removal may appoint, after consulting with the Lenders and the Borrower (in the case of a resignation), a successor agent. Upon the acceptance of its appointment as successor agent, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Agent under the Loan Documents and the term “Administrative Agent” or “Collateral Agent”, as applicable, shall mean such successor administrative agent or collateral agent, and the retiring Administrative Agent’s or Collateral Agent’s appointment, powers and duties as the Administrative Agent or Collateral Agent, as applicable, shall be terminated. After the retiring Agent’s resignation or removal in accordance herewith as the Agent, the provisions of this Article VIII and the provisions of Section 9.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent in respect of the Loan Documents. If no successor agent has accepted appointment as the Administrative Agent or Collateral Agent, as applicable, by the date which is thirty (30) days following the retiring Agent’s notice of resignation or ten (10) days following the Borrower’s notice of removal, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of such Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as an Agent in accordance herewith by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, the Administrative Agent or Collateral Agent, as applicable, shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent or Collateral Agent, as applicable, under the Loan Documents, and the retiring Administrative Agent or Collateral Agent shall be discharged from its duties and obligations under the Loan Documents. After the retiring Administrative Agent’s or Collateral Agent’s resignation hereunder as the Administrative Agent or Collateral Agent, as applicable, the provisions of this Article VIII and Section 9.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent or Collateral Agent, as applicable. Notwithstanding anything to the contrary herein, no Disqualified Lender may be appointed as a successor Administrative Agent without the consent of the Borrower. Any Person into which the Agents may be merged or converted or with which they may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Agents shall be a party, or any Person succeeding to all or substantially all of the corporate agency or corporate trust business of such Agent shall be the successor of such Agent hereunder and under the other Loan Documents, without the execution or filing of any paper or any further action on the part of any of the parties hereto.

Section 8.07. Non-Reliance on the Agents and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.08. No Other Duties, Etc.. Anything herein to the contrary notwithstanding, none of the Arrangers nor the Lead Lenders shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as an Agent or a Lender hereunder.

Section 8.09. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any federal, state or foreign bankruptcy, insolvency, receivership or similar law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.10, 8.12, and 9.05) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.10, 8.12, and 9.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 8.10. Collateral and Guaranty Matters. Each of the Lenders irrevocably authorizes each of the Administrative Agent and the Collateral Agent to release guarantees, Liens and security interests created by the Loan Documents in accordance with the provisions of Section 9.18 and take any other actions contemplated by Section 9.18. Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing such Agent’s authority provided for in the previous sentence. Beyond the exercise of reasonable care in the custody thereof and as otherwise specifically set forth herein, the Collateral Agent shall not have any duty as to any of the Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Agents shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Collateral Agent shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Agent in good faith.

Section 8.11. [Reserved].

Section 8.12. Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), based upon their respective Pro Rata Shares, and hold harmless each Agent-Related Person from and against any and all liabilities, Taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as an Agent-Related Person or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document (the “Indemnified Liabilities”); provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities primarily resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction; provided that no action taken or not taken in accordance with the directions of the Lender Representative or the Required Lenders, as applicable (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 8.12. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 8.12 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Agents upon demand for its Pro Rata Share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower and without limiting their obligation to do so. The undertaking in this Section 8.12 shall survive termination of the aggregate Commitments, the payment of all other Obligations and the resignation or removal of the Agents.

Section 8.13. Appointment of Supplemental Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case an Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Agents are hereby authorized to appoint an additional individual or institution selected by such Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Agent” and collectively as “Supplemental Agents”).

(b) In the event that the Collateral Agent appoints a Supplemental Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Agent to the extent, and only to the extent, necessary to enable such Supplemental Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and (ii) the provisions of this Article VIII and of Section 9.05 that refer to the Agents shall inure to the benefit of such Supplemental Agent and all references therein to the Agents shall be deemed to be references to the Agents and/or such Supplemental Agent, as the context may require.

(c) Should any instrument in writing from the Borrower be required by any Supplemental Agent so appointed by an Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower shall execute, acknowledge and deliver any and all such instruments promptly upon request by such Agent. In case any Supplemental Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by Law, shall vest in and be exercised by the applicable Agent until the appointment of a new Supplemental Agent.

Section 8.14. Withholding. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If any payment has been made to any Lender by the Administrative Agent without the applicable withholding Tax being withheld from such payment and the Administrative Agent has paid over the applicable withholding Tax to the Internal Revenue Service or any other Governmental Authority, or the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason (including, such Lender’s failure to comply with the provisions of Section 9.04(c)(i) relating to the maintenance of a Participant Register), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses

(including legal expenses, allocated internal costs and out-of-pocket expenses) incurred. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender hereunder or any other Loan Document against any amount due to the Administrative Agent under this Section 8.14. The agreements in this Section 8.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document. For purposes of this Section 8.14, the term “applicable law” includes FATCA.

Section 8.15. Enforcement. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent or the Collateral Agent in accordance with Section 7.01 and the Security Documents for the benefit of all the Lenders or Secured Parties, as applicable; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent or the Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent or Collateral Agent, as applicable) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 9.06 (subject to the terms of Section 2.16(c)), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any federal, state or foreign bankruptcy, insolvency, receivership or similar law; and provided, further, that if at any time there is no Person acting as the Administrative Agent or the Collateral Agent, as applicable, hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent or the Collateral Agent, as applicable, pursuant to Section 7.01 and the Security Documents, as applicable and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.16(c), any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 8.16. Collateral Agent. Each of the Persons party hereto hereby instructs the Collateral Agent to enter into the Security Documents. The Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Agent in good faith.

Section 8.17. Bookrunners and other Agents, Arrangers, Lead Lenders and Managers. The Borrower hereby appoints Blackstone Tactical Opportunities Advisors L.L.C. and Imperial Capital LLC as lead arrangers, Imperial Capital LLC as bookrunner and Blackstone Tactical Opportunities Advisors L.L.C. and Magnetar Financial LLC, as lead lenders in connection with the Loans. It is further agreed that Blackstone Tactical Opportunities Advisors L.L.C. shall have “left” placement in any documentation used in connection with the Facilities. The Arrangers and the Lead Lenders shall have no right, power, obligation, liability, responsibility, or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, the Arrangers and the Lead Lenders so identified shall not have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 8.18. Depositary Bank.

(a) Each of the Lenders (in its capacities as a Lender) hereby irrevocably appoints and authorizes U.S. Bank National Association to act as the Depositary Bank for purposes of administering the Available Cash Account, together with such powers and discretion as are reasonably incidental thereto. The Borrowers hereby appoint U.S. Bank National Association and U.S. Bank National Association hereby agrees, to act as “securities intermediary” (within the meaning of Section 8 102(a)(14) of the UCC) with respect to the Available Cash Account and as a “bank” (within the meaning of 9-102(a) of the UCC) with respect to the Available Cash Account. The Depositary Bank is the agent and bailee of the Collateral Agent (such bailments being intended, among other things, to satisfy the requirements of Sections 8-301(a)(2) and 9-313(c) of the UCC) for the purpose of receiving payments contemplated hereunder. This Agreement constitutes a “security agreement” as defined in Article 9 of the UCC.

(b) The Borrower, the Collateral Agent and the Depositary Bank agree that, for purposes of the UCC, notwithstanding anything to the contrary contained in any other agreement relating to the establishment and operation of the Available Cash Account, the jurisdiction of the Depositary Bank (in its capacity as the securities intermediary and bank) is the State of New York and the laws of the State of New York govern the establishment and operation of the Available Cash Account.

(c) The Depositary Bank shall have no obligations other than to administer the Available Cash Account in accordance with the terms hereof. The Depositary Bank shall not, by reason of this Agreement, be a trustee for or owe a fiduciary duty to any Secured Party (and no implied duties, covenants, functions or responsibilities shall be read into this Depositary Agreement or otherwise claimed to exist by any Person against the Depositary Bank). Without limiting the generality of the foregoing, the Depositary Bank shall take all actions as the Borrower, the Calculation Agent or the Collateral Agent shall direct it to perform in accordance with the express provisions of this Agreement, and the Depositary Bank shall have no liability for any failure or delay in taking any action hereunder attributable to a failure or delay of the Calculation Agent, Collateral Agent or the Borrower, as applicable, in providing any such direction. The Depositary Bank shall exercise the same degree of care in administering the funds held in the Available Cash Account and the investments purchased with such funds in accordance with the terms of this Agreement as the Depositary Bank exercises in the ordinary course of its day-to-day business in administering other funds and investments for its own account and as required by applicable Law. The Depositary Bank shall not be required to invest any funds held hereunder except as directed in this Agreement or otherwise agreed in writing between the Borrower and the Depositary Bank (which shall not require the consent of any Lender). The Depositary Bank shall have no obligation to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers. The Depositary Bank shall not be charged with knowledge of any Event of Default unless the Depositary Bank has received written notice from the Collateral Agent or the Borrower that an Event of Default has occurred and is continuing. The Depositary Bank shall have no obligation to request the deposit of any funds referenced herein into the Available Cash Account. The Depositary Bank shall have no obligation to monitor compliance by the Borrower with any requirements of, or obligations under, any Loan Document. The Depositary Bank shall have no duty to calculate any amounts to be distributed under the terms of this Agreement and shall have no liability for the accuracy, or compliance with the terms of any Loan Document, of any such calculations provided to it.

(d) The Depositary Bank shall be entitled to all of the rights, privileges and immunities of the Administrative Agent and the Collateral Agent under the Loan Documents, as though fully set forth herein.

Section 8.19. Lender Representations. Each Lender (including, for the avoidance of doubt, the Lender Representative) represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) such Lender is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender agrees not to assert a claim in contravention of the foregoing), (iii)

it has, independently and without reliance upon any Agent Party or Agent-Related Person, any lead lender, any Bookrunner or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender also acknowledges that it will, independently and without reliance upon any Agent Party or Agent-Related Person, any lead lender, any Bookrunner or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

MISCELLANEOUS

Section 9.01. Notices.

(a) Notices and other communications provided for herein shall be in writing (including facsimile or electronic mail) and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail, as follows:

(i) if to the Borrower, to:

COREWEAVE COMPUTE ACQUISITION CO. II, LLC

c/o CoreWeave, Inc.

101 Eisenhower Pkwy

Roseland, New Jersey 07068

Attention: Legal Department

E-mail:

with copies to (which shall not constitute notice):

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention:

Email:

(ii) if to the Administrative Agent, to:

U.S. Bank Trust Company, National Association

Global Corporate Trust

214 N. Tryon Street, 27th Floor

Charlotte, NC 28202

Attention:

Email:

with a copy to (which shall not constitute notice):

Shipman & Goodwin LLP

One Constitution Plaza

Hartford, CT 06103

Attention:

Email:

(iii) if to the Collateral Agent, to:

U.S. Bank Trust Company, National Association

Global Corporate Trust

100 Wall Street, Suite 600

New York, NY 10005

Attention:

Email:

with a copy to (which shall not constitute notice):

Shipman & Goodwin LLP

One Constitution Plaza

Hartford, CT 06103

Attention:

Email:

(iv) if to the Depositary Bank, to:

U.S. Bank Trust Company, National Association

Global Corporate Trust

100 Wall Street, Suite 600

New York, NY 10005

Attention:

Email:

with a copy to (which shall not constitute notice):

Shipman & Goodwin LLP

One Constitution Plaza

Hartford, CT 06103

Attention:

Email:

(v) if to any Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including electronic mail and Internet or intranet websites), including as described in Section 9.17 herein. Notices or communications posted to an Internet or intranet website shall be deemed received upon the posting thereof.

(c) All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by facsimile or (to the extent permitted by Section 9.01(b))

electronic means prior to 5:00 p.m. (New York time) on such date, or on the date five (5) Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

(d) Any party hereto may change its address or other contact information for notices and other communications hereunder by notice to the other parties hereto.

Section 9.02. Survival of Representations and Warranties. All representations and warranties made by the Borrower herein, in the other Loan Documents and in the certificates delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans and the execution and delivery of the Loan Documents, regardless of any investigation made by such Persons or on their behalf, and shall continue in full force and effect until Payment in Full. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Section 9.05) shall survive Payment in Full.

Section 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Agents and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agents and each Lender and their respective permitted successors and assigns.

Section 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04 (including, in the case of an assignment to an Affiliated Lender, Section 9.04(f)) (and any attempted assignment or transfer by Lender not in accordance with this Section 9.04 shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 9.04(c)), the Lenders, the Agents and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders, and the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) After the Closing Date (other than with respect to assignments that would otherwise not require the consent of the Borrower made pursuant to Section 9.04(b)(i)(A)(x), which assignments may be made after the date hereof), subject to the conditions set forth in Section 9.04(b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement in respect of the applicable Facilities (including its Loans and Commitments thereunder) with the prior written consent of:

(A) the Borrower; provided, that in the case of an assignment to an Eligible Assignee, (1) such consent shall not be unreasonably withheld, conditioned or delayed and (2) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days of having received notice thereof; provided, further, that no consent of the Borrower shall be required (x) for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund

or (y) if a Payment or Bankruptcy Event of Default has occurred and is continuing. The liability of the Borrower to an assignee that is an Approved Fund or Affiliate of the assigning Lender, as applicable, under Section 2.13 shall be limited to the amount, if any, that would have been payable hereunder by the Borrower in the absence of such assignment and the Borrower may withhold its consent if the costs or the taxes payable by the Borrower to the assignee under Sections 2.13 shall be greater than they would have been for the assignor except to the extent such greater amounts results from a Change in Law that occurs after the assignment was made; and

(B) the Administrative Agent (such consent not to be unreasonably withheld or delayed); provided that no consent of the Administrative Agent shall be required for an assignment of a Loan or a Commitment to a Person that is Lender, an Affiliate of a Lender or Approved Fund immediately prior to giving effect to such assignment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment and/or Loans, as applicable, of the assigning Lender subject to each such assignment shall not be less than $1,000,000 and increments of $1,000,000 in excess thereof unless the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if a Payment or Bankruptcy Event of Default (with respect to the Borrower) has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of a Facility under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance (which such Assignment and Acceptance shall include a representation by the assignee that it is not a Disqualified Lender or an Affiliate of a Disqualified Lender);

(D) the assignee, if it shall not already be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any other administrative information (including tax forms) that the Administrative Agent may reasonably request;

(E) no such assignment shall be made to (1) a Defaulting Lender, (2) a Disqualified Lender or (3) the Parent or the Borrower; and

(F) notwithstanding anything to the contrary herein, no such assignment shall be made to a natural person or any holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person.

(iii) Subject to acceptance and recording thereof pursuant to Section 9.04(b)(iv) (and, in the case of an Affiliated Lender or a Person that, after giving effect to such assignment, would become an Affiliated Lender, to the requirements of clause (f) of this Section 9.04), from and after the effective date specified in each Assignment and Acceptance (and each Affiliated Lender Assignment and Acceptance) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance (and each Affiliated Lender Assignment and Acceptance), have the rights and obligations of a Lender under this Agreement, and the assigning Lender hereunder shall, to the extent of the interest assigned by such Assignment and Acceptance (and each Affiliated Lender Assignment and Acceptance), be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance or an Affiliated Lender Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits, and subject to the requirements and limitations, of Sections 2.13, 2.15 and 9.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall not be effective as an assignment hereunder.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance (and each Affiliated Lender Assignment and Acceptance) delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, with respect to its own interest only, at any reasonable time and from time to time upon reasonable prior notice.

(v) The parties to each assignment shall deliver to the Administrative Agent a processing and recordation fee in the amount of $3,500; provided, however, that (i) such processing and recordation fee shall not be payable for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund and (ii) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. Upon its receipt (or waiver) of the processing and recording fee described in the preceding sentence, a duly completed Assignment and Acceptance (or Affiliated Lender Assignment and Acceptance) executed by an assigning Lender and an assignee, any administrative information reasonably requested by the Administrative Agent (unless the assignee shall already be a Lender hereunder) and any written consent to such assignment required by Section 9.04(b), the Administrative Agent shall accept such Assignment and Acceptance (or Affiliated Lender Assignment and Acceptance) and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) (A) Any Lender may, without the consent of the Administrative Agent, sell participations to one or more financial institutions (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that the Borrower shall have consented to such participation in writing (such consent not to be, subject to the following clause (B), unreasonably conditioned, withheld or delayed); provided, further, that no consent of the Borrower shall be required (1) for a participation to a Lender, an Affiliate of a Lender or an Approved Fund or (2) if a Payment or Bankruptcy Event of Default has occurred and is continuing; provided, further, that (w) such Lender’s obligations under this Agreement shall remain unchanged, (x) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (y) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (z) such Lender shall maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans (or other rights or obligations) held by it (the “Participant Register”), which entries shall be conclusive absent manifest error, provided that no Lender shall have any obligation to disclose all or any portion of such register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the United States Proposed Treasury Regulations (or, in each case, any amended or successor sections). Each Lender that sells such a participation shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. Any agreement or instrument (oral or written) pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to exercise rights under and to enforce this Agreement and the other Loan Documents and to approve any waiver, amendment or modification of any provision of this Agreement and the other Loan Documents; provided that (x) such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.08(b)(i), Section 9.08(b)(ii), Section 9.08(b)(iii) or Section 9.08(b)(iv) that affects such Participant and (y) no other agreement (oral or written) in respect of the foregoing with respect to such Participant may exist between such Lender and such Participant. Subject to Section 9.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits (and subject to the requirements and limitations) of Sections 2.13 and 2.15 to the same extent as if it were the Lender from whom it obtained its participation and had acquired its interest by assignment pursuant to Section 9.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.

(B) A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless (x) the Borrower is informed of such greater payment, and the sale of the participation to such Participant is made with the Borrower’s prior written consent following the receipt by the Borrower of any information reasonably requested by the Borrower to evidence such greater payment, and the Borrower may withhold its consent to such participation (in its sole discretion) if a Participant would be entitled to require greater payment than the applicable Lender under such Sections or (y) such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant shall not be entitled to the benefits of Section 2.15 to the extent such Participant fails to comply with Section 2.15(e) as though it were a Lender (it being understood that the documentation required under Section 2.15(e) shall be delivered to the applicable Lender).

(c) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and its promissory note, if any, to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto, and any such pledgee (other than a pledgee that is the Federal Reserve Bank or any other central bank) shall acknowledge in writing that its rights under such pledge are in all respects subject to the limitations applicable to the pledging Lender under this Agreement or the other Loan Documents.

(d) (i) In the event of any assignment or participation by a Lender without the Borrower’s consent or deemed consent (if applicable) (A) to any Disqualified Lender or (B) to the extent the Borrower’s consent is required under this Section 9.04, to any other Person, the Borrower shall be entitled at their sole expense and effort to seek specific performance to unwind any such assignment or participation in addition to injunctive relief (without posting a bond or presenting evidence of irreparable harm) or any other remedies available to the Borrower at law or in equity in respect of such assignor or assignee; it being understood and agreed that the Borrower will suffer irreparable harm if any Lender breaches any obligation under this Section 9.04 as it relates to any assignment, participation or pledge of any Loan or Commitment to any Disqualified Lender or any other Person to whom the Borrower’s consent is required but not obtained (or has not been deemed consented to). Upon the request of any Lender or as otherwise required herein, the Administrative Agent shall make available to such Lender the list of Disqualified Lenders at the relevant time and such Lender may provide the list to any potential assignee or participant on a confidential basis in accordance with Section 9.16 for the purpose of verifying whether such Person is a Disqualified Lender.

(ii) If any assignment or participation under this Section 9.04 is made to any Affiliate of any Disqualified Lender without the Borrower’s prior written consent or deemed consent (any such person, a “Disqualified Person”), then, such assignment shall not be null and void, but the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Person and the Administrative Agent, (A) terminate any Commitment of such Disqualified Person and repay all obligations of the Borrower owing to such Disqualified Person, (B) in the case of any outstanding Loans, held by such Disqualified Person, purchase such Loans by paying the amount that such Disqualified Person paid to acquire such Loans, plus accrued interest thereon, accrued fees and all other amounts payable to it hereunder and/or (C) require that such Disqualified Person assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interests, rights and obligations under this Agreement to one or more Eligible Assignees; provided that (I) in the case of clause (B), the applicable Disqualified Person has received payment of an amount equal to the lesser of (1) par and (2) the amount that such Disqualified Person paid for the applicable Loans, plus accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the Borrower and (II) in the case of clause (C), the relevant assignment shall otherwise comply with this Section 9.04 (except that no registration and processing fee required under this Section 9.04 shall be required with any assignment pursuant to this paragraph). Nothing in this Section 9.04(e) shall be deemed to prejudice any right or remedy that the Borrower may otherwise have at law or equity.

(e) Any Lender may, at any time, assign all or a portion of its rights and obligations with respect to Loans and Commitments under this Agreement to a Person who is or will become, after such assignment, an Affiliated Lender through (x) Dutch auctions or other offers to purchase or take by assignment open to all Lenders on a pro rata basis in accordance with procedures of the type described in Schedule 9.04(f) or (y) open market purchase on a non-pro rata basis, in each case subject to the following limitations:

(i) Affiliated Lenders will not (A) receive information or material provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in conference calls, discussions or meetings (or portions thereof) attended by any Lenders and/or the Administrative Agent in which representatives of the Borrower are not then present, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II or (B) receive any advice of counsel to the Administrative Agent or make any challenge to the Administrative Agent’s or any other Lender’s attorney-client privilege on the basis of its status as a Lender;

(ii) each Affiliated Lender that purchases any Loans or Commitments pursuant to clause (x) above shall represent and warrant to the selling Lender (other than any other Affiliated Lender) that it does not possess material non-public information (or material information of the type that would not be public if the Parent or the Borrower were a publicly-reporting company) with respect to the Parent or the Borrower that either (1) has not been disclosed to the Lenders generally (other than Lenders that have elected not to receive such information) or (2) if not disclosed to the Lenders, would reasonably be expected to have a material effect on, or otherwise be material to (A) a Lender’s decision to participate in any such assignment or (B) the market price of such Loans or Commitments, or shall make a statement that such representation cannot be made;

(iii) the aggregate principal amount of Loans and Commitments under this Agreement held by Affiliated Lenders shall not exceed 30.0% of the aggregate principal amount of Loans and Commitments outstanding at such time under this Agreement (such percentage, the “Affiliated Lender Cap”); provided that to the extent any purchase or assignment to an Affiliated Lender would result in the aggregate principal amount of all Loans and Commitments held by Affiliated Lenders exceeding the Affiliated Lender Cap, the purchase or assignment of such excess amount will be void ab initio;

(iv) as a condition to each assignment pursuant to this clause (f), the Administrative Agent and the Borrower shall have been provided a notice in connection with each assignment to an Affiliated Lender or a Person that, upon effectiveness of such assignment, would constitute an Affiliated Lender pursuant to which such Affiliated Lender shall waive any right to bring any action in connection with such Loans and Commitments against the Administrative Agent, in its capacity as such;

(v) the assigning Lender and the Affiliated Lender purchasing such Lender’s Loans or Commitments shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit A-2 hereto (an “Affiliated Lender Assignment and Acceptance”); and

(vi) if a Bankruptcy Event of Default occurs and is continuing, notwithstanding whether any Affiliated Lender may be construed to not be an “insider” under Section 101(31) of the Title 11 of the Bankruptcy Code or any similar provision of any other Debtor Relief Law, each Affiliated Lender shall acknowledge that it is an “insider” under Section 101(31) of the Title 11 of the Bankruptcy Code and any similar provision of any other Debtor Relief Law and, as such, the claims associated with the Loans and Commitments owned by it shall not be included in determining whether the applicable class of creditors holding such claims has voted to accept a proposed plan for purposes of Section 1129(a)(10) of Title 11 of the Bankruptcy Code or any similar provision under any other Debtor Relief Law, and their voting rights shall be subject to Sections 9.04(g) and (h) below.

Notwithstanding anything to the contrary contained herein, any Affiliated Lender that has purchased Loans or Commitments pursuant to this clause (f) may, in its sole discretion, contribute, directly or indirectly, the principal amount of such Loans or Commitments or any portion thereof, plus all accrued and unpaid interest thereon, to the Borrower for the purpose of cancelling and extinguishing such Loans or Commitments. Upon the date of such contribution, assignment or transfer, (x) the aggregate outstanding principal amount of Loans or Commitments shall reflect such cancellation and extinguishing of the Loans or Commitments then held by the Borrowers and (y) the Borrower shall promptly provide notice to the Administrative Agent of such contribution of such Loans or Commitments, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Loans or Commitments in the Register.

(f) Notwithstanding anything in Section 9.08 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by the Parent or the Borrower therefrom, or subject to Section 9.04(h), any plan of reorganization pursuant to the Bankruptcy Code or any equivalent under any other Debtor Relief Law (it being understood and agreed that any such vote shall be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code and any similar provision of any other Debtor Relief Law), (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, no Affiliated Lender shall have any right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action and:

(i) all Loans and Commitments held by any Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders have taken any actions; and

(ii) all Loans and Commitments held by Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether all Lenders have taken any action unless the action in question affects such Affiliated Lender in a disproportionately adverse manner than its effect on other Lenders.

(g) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender hereby agrees that, and each Affiliated Lender Assignment and Acceptance shall provide a confirmation that, if a proceeding under any Debtor Relief Law shall be commenced by or against the Parent or the Borrower at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Loans and Commitments held by such Affiliated Lender in any manner at the Required Lenders’ discretion, unless the Administrative Agent (acting on the written direction of the Required Lenders) instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Loans and Commitments held by it as the Administrative Agent (acting on the written direction of the Required Lenders) directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated Lender in a disproportionately adverse manner than the proposed treatment of similar Obligations held by Lenders that are not Affiliated Lenders.

(h) Although Debt Fund Affiliates shall be Eligible Assignees and shall not be subject to the provisions of Sections 9.04(f), (g) or (h), any Lender may, at any time, assign all or a portion of its rights and obligations with respect to Loans and Commitments under this Agreement to a Person who is or will become, after such assignment, a Debt Fund Affiliate only through (x) Dutch auctions or other offers to purchase or take by assignment open to all Lenders on a pro rata basis in accordance with procedures of the type described in Schedule 9.04(f) (for the avoidance of doubt, without requiring any representation as to the possession of material non-public information by such Affiliate) or (y) open market purchase on a non-pro rata basis. Notwithstanding anything in Section 9.08 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by the Borrower or the Parent therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Loans held by Debt Fund Affiliates, in the aggregate, may not account for more than 49.9% of the Loans of consenting Lenders included in determining whether the Required Lenders have consented to any action pursuant to Section 9.08.

Section 9.05. Expenses; Indemnity.

(a) The Borrower agrees (i) to pay or reimburse the Administrative Agent, the Collateral Agent, the Arrangers and the Lead Lenders for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby (but limited in the case of Attorney Costs to one primary counsel for the Administrative Agent and the Collateral Agent (which shall initially be Shipman & Goodwin LLP), two primary counsels for the Arrangers and the Lead Lenders (which shall be Milbank LLP and Willkie Farr & Gallagher LLP) in connection with the Transactions and other matters, including primary syndication, to occur on or prior to or otherwise in connection with the Closing Date and one local counsel for the Administrative Agent, the Collateral Agent, the Arrangers and the Lead Lenders as reasonably necessary in each relevant jurisdiction material to the interests of the Lenders taken as a whole (and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction that is material to each group of similarly situated affected Lenders)) and (ii) to pay or reimburse the Administrative Agent, the Collateral Agent, Arrangers, the Lead Lenders and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Laws), but limited with respect to Attorney Costs which shall be limited to Attorney Costs of one counsel to the Agents and a separate counsel to the Arrangers and the Lead Lenders (and one local counsel to the Administrative Agent, the Collateral Agent, the Arrangers and the Lead Lenders as reasonably necessary in each relevant jurisdiction material to the interests of the Lenders taken as a whole (and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction that is material to each group of similarly situated affected Lender)). The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other related reasonable and documented out-of-pocket fees and expenses incurred by any Agent. The agreements in this Section 9.05(a) shall survive Payment in Full and the resignation or removal of the Administrative Agent and the Collateral Agent. All amounts due under this Section 9.05(a) shall be paid within thirty (30) days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail including, if requested by the Borrower and to the extent reasonably available, backup documentation supporting such reimbursement request; provided that, with respect to all amounts that would otherwise be due under this Section 9.05(a) prior to the date hereof, such amounts shall be paid on the Closing Date solely to the extent invoiced to the Borrower within three (3) Business Days prior to the Closing Date (or such shorter time as the Borrower may agree) and that the Borrower shall not be invoiced for any amounts prior to the invoice for payment of amounts on the Closing Date or on such date reasonably agreed by the Borrower and the Administrative Agent if the Closing Date does not occur due to the Borrower’s failure to satisfy the conditions set forth in Section 4.02.

(b) The Borrower agrees to indemnify and hold harmless the Agents, the Arrangers, the Lead Lenders and each Lender and each Agent-Related Person of any of the foregoing Persons (each such Person, without duplication, being called an “Indemnitee”) from and against any and all liabilities (including Environmental Claims or any actual or alleged presence, Release of Hazardous Materials at, under, on, or from any property currently or formerly owned, leased or operated by the Borrower, or any property to which the Borrower has transported or arranged for the transport of Hazardous Materials for treatment, storage or disposal), obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs but limited in the case of legal fees and expenses to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all the Agents’ Indemnitees and a separate counsel to the Lenders’ Indemnitees taken as a whole and, if reasonably necessary, one local counsel for all Indemnitees taken as a whole in each relevant jurisdiction that is material to the interests of the Lenders, and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction that is material to each group of similarly situated affected Indemnitees) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way arising out of or in connection with (i) the execution, delivery, enforcement, performance, syndication or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Commitment or Loan or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding), whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that, notwithstanding the foregoing, such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (x) the gross negligence or willful misconduct of such Indemnitee or of any of its Affiliates or their respective directors, officers, employees, partners, agents, advisors or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction, (y) a material breach of any obligations under any Loan Document by such Indemnitee (other than the Agents) or of any of its Affiliates or their respective directors, officers, employees, partners, agents, advisors or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction or (z) any dispute solely among Indemnitees (other than any claims against an Indemnitee in its capacity or in fulfilling its role as an agent or arranger or any similar role under any Facility and other than any claims arising out of any act or omission of the Borrower or its Affiliates). Neither any Indemnitee nor the Borrower and its Affiliates shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor, to the extent permissible under applicable Law, shall any Indemnitee, Borrowers or its Affiliates have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the date hereof) (other than, in the case of the Borrower, in respect of any such damages incurred or paid by an Indemnitee to a third party and for any out-of-pocket expenses in each case subject to the indemnification provisions of this Section 9.05(b)). In the case of action, suit, litigation, investigation, or proceeding to which the indemnity in this action, suit, litigation, investigation, proceeding or any governmental or regulatory action Section 9.05(b) applies, such indemnity shall be effective whether or not such action, suit, litigation, investigation, or proceeding is brought by the Borrower, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated. All amounts due under this Section 9.05 shall be paid within thirty (30) days after written demand therefor (together with backup documentation supporting such reimbursement request); provided, however, that such Indemnitee shall promptly refund the amount of any payment to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 9.05(b). The agreements in this 9.05(b) shall survive the resignation or removal of the Administrative Agent or Collateral Agent, the replacement of any Lender and Payment in Full. For the avoidance of doubt, this Section 9.05(b) shall not apply to Taxes, except any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, prepayments, suits, costs, expenses and disbursements arising from any non-Tax claims.

Section 9.06. Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all obligations of the Borrower, now or hereafter existing under this Agreement or any other Loan Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender may have.

Section 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 9.08. Waivers; Amendment.

(a) No failure or delay of the Agents or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 9.08(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle such Person to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of the Agent Fee Letter, by the Persons party thereto in accordance with the terms thereof, (y) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) and (z) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Collateral Agent and consented to by the Required Lenders; provided that no such agreement shall:

(i) increase the amount of, or extend, the Commitments of a Lender, or reinstate the Commitments of a Lender after the termination thereof, in each case, without the prior written consent of each such Lender holding such Commitments (it being understood that a waiver, amendment or modification of any condition precedent or of any Default, mandatory prepayment or mandatory reductions of the Commitments shall not constitute an increase or extension of any Commitment of any Lender);

(ii) decrease or forgive the principal amount of, or decrease the rate of interest on, any Loan, delay the date of any payment, modify the interest provisions hereunder from cash pay to paid in kind or decrease fees or other amounts payable to any Lender, in each case, without the prior written consent of each such Lender;

(iii) extend the final maturity date of any Facility or extend or waive any fixed payment date for principal, interest and upfront fees under Section 2.10 or Section 2.11 (subject to the proviso of Section 9.08(b)(ii)), or amend any definition (including any definition incorporated by reference) in any such provision, in each case, without the prior written consent of each Lender (it being understood that any waiver, amendment or modification of any mandatory prepayment of the Loans shall not constitute an extension or waiver of any such fixed payment date);

(iv) except as permitted hereunder, (A) release all or substantially all of the Collateral or (B) amend the aggregate value of the guarantee provided by the Parent under the Parent Guarantee and Pledge Agreement, in each case, without the prior written consent of each Lender;

(v) waive, amend or modify the provisions of this Section 9.08 or the definition of the term “Required Lenders” or any other provision of this Agreement or the other Loan Documents specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or thereunder or make any determination or grant any consent hereunder or thereunder, in each case, without the prior written consent of each Lender;

(vi) amend (A) any section of the Loan Documents in a manner that would alter the pro rata sharing of payments and/or application of distributions required thereby, including by modifying the definition of “Pro Rata Share”, (B) Section 2.08(a) or Section 6.12 or the definitions of “Fixed Amortization Amount”, “Funding Date GPU Amount”, “Projected Contracted Cash Flows”, “Liquidity Requirement” or “Maximum GPU Amount”, (C) Section 2.20, including the priority of payments set out in Section 2.20(b), (D) the definition of “Change in Control” or the terms of the mandatory prepayment in Section 2.09(b)(v) (but not any waiver of the occurrence, or potential occurrence, of a Change in Control or the mandatory prepayment in Section 2.09(b)(v)), (E) the definition of “Affiliated Lender”, (F) Section 9.04 and (G) clause (x) of the introductory paragraph to Section 4.02 in any manner such that, after giving effect to such amendment, clause (x) of the introductory paragraph to Section 4.02 shall no longer require the direction of each Lender with respect to any satisfaction or waiver therein, in each case, without the written consent of each Lender; or

(vii) subordinate, by payment, Lien subordination or otherwise, the Obligations or the Liens on the Collateral created by any Security Document to any other Indebtedness or Lien, as the case may be, without the written consent of each Lender;

provided further that no such agreement shall amend, modify or otherwise affect the rights (including the payment of fees and expenses, including, but not limited to Attorney Costs, to) or duties of the Administrative Agent or the Collateral Agent hereunder or under the other Loan Documents without the prior written consent of the Administrative Agent or the Collateral Agent, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any assignee of such Lender. Notwithstanding anything to the contrary in the Loan Documents, (x) no Defaulting Lender shall have any right to approve or disapprove any waiver, amendment or modification hereunder (and any waiver, amendment or modification which by its terms requires the consent of all Lenders, each affected Lender or each directly and adversely affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (1) the Commitment of any Defaulting Lender may not be increased or extended, the maturity of the Loans of any Defaulting Lender may not be extended, the rate of interest on any of such Loans may not be reduced, the fees or premium of or due in respect of any such Loans may not be reduced, the principal amount of any of such Loans may not be forgiven, the pro rata status of such Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (2) any waiver, amendment or modification requiring the consent of all Lenders, each affected Lender or each directly and adversely affected Lender that by its terms materially and adversely affects any Defaulting Lender (if such Lender were not a Defaulting Lender) to a greater extent than other affected Lenders shall require the consent of such Defaulting Lender and (y) no Defaulting Lender shall have any right to approve or disapprove any waiver, amendment or modification hereunder and instead shall be deemed to have voted its interest as a Lender as provided in this Section 9.08(b).

(c) Notwithstanding anything to the contrary in the Loan Documents, without the consent of any other Person, the Borrower and the Administrative Agent and/or Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties (it being understood that entry into any such new agreement or instrument may be in any form reasonably satisfactory to the Administrative Agent or Collateral Agent, as applicable). Prior to entering into such amendment or modification, the Agents shall be entitled to a certificate of a Responsible Officer stating that such amendment, modification or waiver is permitted by the Loan Documents, upon which the Administrative Agent may conclusively rely.

(d) [Reserved].

(e) Notwithstanding anything to the contrary in any Loan Document, without the consent of any other Person, the Borrower and the Administrative Agent and/or Collateral Agent may (in their respective sole discretion), waive, amend or otherwise modify any Loan Document with the written consent of the Administrative Agent and/or Collateral Agent and the Borrower to (i) correct, amend, cure or resolve any ambiguity, omission, defect, typographical error, inconsistency or manifest error therein mistake or defect in such Loan Document, (ii) to make, complete or confirm any grant of Collateral permitted or required by this Agreement or any of the Collateral Documents or any release of any Collateral that is otherwise permitted under the terms of this Agreement and the Collateral Documents, (iii) make administrative and operational changes not adverse to any Lender, (iv) to otherwise enhance the rights and benefits of Lenders or (v) to adhere to local law or the reasonable advice of local counsel; provided that, in the case of this Section 9.08(e), in all events any such waiver, amendment or modification shall become effective without any further action or the consent of any other Person if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof. Prior to entering into such amendment or modification, the Agents shall be entitled to a certificate of a Responsible Officer stating that such amendment, modification or waiver is permitted by the Loan Documents, upon which the Administrative Agent may conclusively rely.

(f) [Reserved]

(g) Notwithstanding anything to the contrary in any Loan Document, without the consent of any other Person, the Borrower and Administrative Agent (acting at the written direction of the Lead Arrangers) shall amend or otherwise modify the Loan Documents with the written consent of the Administrative Agent and the Borrower to appoint additional Arrangers and make any other ancillary changes, in each case to reflect the Commitments of such Arrangers and their Affiliates.

Notwithstanding anything to the contrary herein, in connection with any determination as to whether the requisite Lenders have (A) consented (or not consented) to any amendment or waiver of any provision of this Agreement or any other Loan Document or any departure by the Borrower therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Agents or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, any such Lender (other than any Lender that is Regulated Bank) that, as a result of its interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to the

Loans and/or Commitments (each, a “Net Short Lender”), without the consent of the Borrower, shall have no right to vote any of its Loans and Commitments and shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders. For purposes of determining whether any such Lender has a “net short position” on any date of determination: (i) derivative contracts with respect to the Loans and Commitments and such contracts that are the functional equivalent thereof shall be counted at the notional amount thereof in U.S. Dollars, (ii) notional amounts in other currencies shall be converted to the U.S. Dollar equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (iii) derivative contracts in respect of an index that includes any of the Borrower or any instrument issued or guaranteed by any of the Borrower shall not be deemed to create a short position with respect to the Loans and/or Commitments, so long as (x) such index is not created, designed, administered or requested by such Lender or its Affiliates and (y) the Borrower and any instrument issued or guaranteed by any of the Borrower shall represent less than 5% of the components of such index, (iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the Loans and/or Commitments if such Lender is a protection buyer or the equivalent thereof for such derivative transaction and (x) the Loans or the Commitments are a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (y) the Loans or the Commitments would be an “Obligation” or a “Deliverable Obligation” under the terms of such derivative transaction or (z) any of the Borrower is designated as a “Reference Entity” under the terms of such derivative transactions, and (v) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to the Loans and/or Commitments if such transactions are functionally equivalent to a transaction that offers such Lender or its Affiliates protection in respect of the Loans or the Commitments, or as to the credit quality of any of the Borrower other than, in each case, as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender and (y) the Borrower and any instrument issued or guaranteed by any of the Borrower shall represent less than 5% of the components of such index. In connection with any such determination, each such Lender shall promptly notify the Administrative Agent in writing that it is a Net Short Lender, or shall otherwise be deemed to have represented and warranted to the Borrower and the Agents that it is not a Net Short Lender (it being understood and agreed that the Borrower and the Agents shall be entitled to rely on each such representation and deemed representation). The Agents shall be entitled to conclusively rely on any direction delivered to it in accordance with this Agreement and shall have no duty to inquire as to or investigate the accuracy of any representation or deemed representation by any Lender.

Section 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken, or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender, shall be limited to the Maximum Rate, provided that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation.

Section 9.10. Entire Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavour in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission or an electronic transmission of a PDF copy thereof shall be as effective as delivery of a manually signed original. Any such delivery shall be followed promptly by delivery of the manually signed original. Any signature to this Agreement may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. Any Person that uses electronic signatures and electronic methods to send communications to the Agents assumes all risks arising out of such use, including without limitation the risk of the Agents acting on an unauthorized communication, and the risk of interception or misuse by third parties. Notwithstanding this paragraph, the Agents may in any instance and in their sole discretion require that an original document bearing a manual signature be delivered to the Agents in lieu of, or in addition to, any such electronic communication.

Section 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15. Jurisdiction; Consent to Service of Process.

(a) Each of the Borrower, the Agents and the Lenders hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. The Borrower further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties thereto by registered or certified mail, postage prepaid, to the Borrower at the address specified for the Borrower in Section 9.01. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement (other than Section 8.09 or Section 8.15) shall affect any right that any Lender or Agent may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction.

(b) Each of the Borrower, the Agents, and the Lenders hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court sitting in New York County. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.16. Confidentiality. Each of the Lenders and the Agents agrees that it shall maintain in confidence any information relating to the Borrower, its Affiliates and its Affiliates’ directors, managers, officers, trustees, investment advisors or agent, furnished to it by or on behalf of the Borrower or Affiliate (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party in breach of this Agreement, (b) has been independently developed by such Lender or such Agent without violating this Section 9.16 or (c) was available to such Lender or such Agent from a third party having, to such Person’s actual knowledge, no obligations of confidentiality to the Borrower or any such Affiliate) and shall not reveal the same other than to its directors, trustees, officers, employees, agents and advisors with a need to know or to any Person that approves or administers the Loans on behalf of such Lender (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except: (i) to the extent necessary to comply with law or any legal process or the regulatory or supervisory requirements of any Governmental Authority (including bank examiners and including in response to routine regulatory reporting, including any filings, submissions or similar documentation required or customary to comply with SEC or other regulatory agencies’ reporting requirements), the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (ii) as part of reporting or review procedures to Governmental Authorities (including bank examiners) or the National Association of Insurance Commissioners, (iii) to its current and prospective leverage providers and financing sources, current and prospective limited partners, investors, valuation providers, consultants, parent companies, Affiliates or auditors (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16); provided that, with respect to any disclosure pursuant to this clause (iii) (other than with respect to ordinary course disclosures, including disclosures made pursuant to applicable legal or regulatory requirements) to a Person which is not an Affiliate of a Lender or Agent, the applicable Lender or Agent shall use commercially reasonable efforts to notify the Borrower of the information that it intends to disclose), (iv) in connection with the exercise of any remedies under any Loan Document or in order to enforce its rights under any Loan Document in a legal proceeding, (v) to any prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such Person (1) shall have been instructed to keep the same confidential in accordance with this Section 9.16 or on terms at least as restrictive as those set forth in this Section 9.16 and (2) is not a Disqualified Lender) in accordance with the standard processes of the Agent or customary market standards for dissemination of such type of information, (vi) [reserved], (vii) on a confidential basis to (x) any rating agency when required by such rating agency in connection with rating the Borrower or the Loans (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any information relating to the Borrower received by it) or (y) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities; and (viii) with the prior written consent of the Borrower. In addition, each of the Agents and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Credit Extensions. If a Lender or an Agent is requested or required to disclose any such information (other than to its bank examiners and similar regulators, or to internal or external auditors) pursuant to or as required by law or legal process or subpoena, to the extent reasonably practicable it shall give prompt notice thereof to the Borrower so that the Borrower may seek an appropriate protective order at the Borrower’s sole expense and such Lender or Agent will cooperate with the Borrower (or the applicable Affiliate) in seeking such protective order. Notwithstanding the foregoing, with respect to any Lender that is an investment company subject to the reporting requirements of the Securities Exchange Act of 1934 and the Investment Company Act of 1940, such Lender may, to the extent required by Laws, identify the Borrower, its industry, the type of loans and commitments held by such Lender, the value (and valuation methodology) of such Lender’s holdings in Borrower, other customary information consistent with such Lender’s customary practice and other required information in accordance with its Securities Exchange Act of 1934 and/or Investment Company Act of 1940 reporting practices, and such Lender shall not be required to notify the Borrower of such disclosures. Without limitation of anything in this Section 9.16, it is agreed and understood that none of the Agents or Lender shall, nor shall they permit any of their Affiliates to, make any press release or similar disclosure concerning this Agreement, the Loan Documents or the transactions contemplated hereby or thereby without the prior written consent of the Borrower.

Section 9.17. Communications.

(a) Delivery. (i) The Borrower hereby agrees that it will use all reasonable efforts to provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to 5:00 p.m. (New York City time) on the scheduled date therefor, (C) provides notice of any Default or Event of Default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at the address referenced in Section 9.01(a)(ii). Nothing in this Section 9.17 shall prejudice the right of the Agents, the Arrangers, the Lead Lenders or any Lender or the Borrower to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document.

(i) Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform (as defined below) shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(b) Posting. The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks, SyndTrak or a substantially similar electronic transmission system (the “Platform”). The Borrower hereby acknowledges that (i) the Administrative Agent, the Arrangers and/or the Lead Lenders will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (ii) certain of the Lenders may have personnel who do not wish to receive material non-public information with respect to the Borrower or its securities (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC”. By marking Borrower Materials “PUBLIC,” the Borrower authorizes such Borrower Materials to be made available to a portion of the Platform designated “Public Investor,” which is intended to contain only information that is publicly available or not material information (though it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws or is of a type that would be publicly available if the Borrower was a public reporting company (in each case, as reasonably determined by the Borrower). Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark any Borrower Materials “PUBLIC”. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Parent or its Subsidiaries or their securities for purposes of United States federal or state securities laws.

(c) Platform. The Platform is provided “as is” and “as available.” The Agent Parties do not warrant the adequacy of the Platform. No warranty of any kind, express, implied, or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Platform. In no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s or the Collateral Agent’s transmission of communications through the internet.

Section 9.18. Release of Liens and Guarantees. Notwithstanding anything to the contrary in the Loan Documents:

(a) after Payment in Full, the Collateral shall be automatically released from any Liens created by the Loan Documents, and the Loan Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Lenders and the Borrower under the Loan Documents shall terminate and the Parent shall be released from the Parent Guarantee and Pledge Agreement, all without delivery of any instrument or performance of any act by any Person.

(b) the following Collateral shall be automatically released from the Liens created by the Loan Documents without delivery of any instrument or performance of any act by any Person:

(i) upon a Disposition of Collateral permitted hereunder and under the other Loan Documents, the Collateral so Disposed;

(ii) upon the approval, authorization, or ratification in writing by the Required Lenders (or such other percentage of the Lenders whose consent is required by Section 9.08(b)(iv)) of the release of any Collateral, such Collateral;

(iii) upon a release of any Collateral under the terms of each applicable Security Document or upon such Collateral no longer being required to be perfected under the Collateral and Guarantee Requirement, such Collateral; or

(c) the Parent shall be automatically released from the Parent Guarantee and Pledge Agreement without delivery of any instrument or performance of any act by any Person upon the approval, authorization or ratification in writing by such percentage of the Lenders whose consent is required by Section 9.08(b)(iv).

(d) In connection with any termination or release of Collateral from the Liens securing the Obligations or a release of the Parent from the Parent Guarantee and Pledge Agreement, the Agents shall at the direction of the Required Lenders (or such other percentage of the Lenders whose consent is required by Section 9.08(b)(iv)):

(i) in the case of termination or release of Collateral from the Liens securing the Obligations, (A) execute and deliver to the Borrower, at the Borrower’s expense, all documents that the Borrower shall reasonably request to evidence such termination or release (including (1) UCC termination statements or (2) in the case of a Collateral Account, delivery of notices to any depositary bank to terminate any Control Agreement in respect of the applicable account and to permit such applicable account to be closed) and (B) return to the Borrower, the possessory Collateral that is in the possession of the Collateral Agent and is the subject of such release (provided that, upon request by the Administrative Agent, the Borrower shall deliver to the Collateral Agent a certificate of a Responsible Officer certifying that such transaction has been or was consummated in compliance with the Loan Documents), and

(ii) in the case of a release of the Parent, at the Borrower’s expense, execute and deliver a written release in form and substance reasonably satisfactory to the Collateral Agent, to evidence the release of the Parent promptly upon the reasonable request of the Borrower.

(e) Any representation, warranty or covenant contained in any Loan Document relating to the Collateral subject to release pursuant to this Section 9.18 shall no longer be deemed to be made upon such release.

(f) Any execution and delivery of documents, or the taking of any other action, by the Agents pursuant to this Section 9.18 shall be without recourse to or warranty by the Agents.

Section 9.19. U.S.A. PATRIOT Act and Similar Legislation. Each of the Administrative Agent, the Collateral Agent and Lenders hereby notifies the Borrower that pursuant to the requirements of the U.S.A. PATRIOT Act and the customer due diligence requirements for financial institutions of the Financial Crimes Enforcement Network (as published at 81 FR 29397, 31 CFR 1010, 1020, 1023, 1024, and 1026), and similar legislation, as applicable, it is required to obtain, verify and record information that identifies the Borrower and its direct and indirect beneficial owners, which information includes the name and address of the Borrower and other information that will allow the Administrative Agent, the Collateral Agent and the Lenders to identify time to time the Borrower and its direct and indirect beneficial owners in accordance with the U.S.A. PATRIOT Act and the customer due diligence requirements for financial institutions of the Financial Crimes Enforcement Network. The Borrower agrees to furnish such information promptly upon the reasonable request of a Lender. Each Lender shall be responsible for satisfying its own requirements in respect of obtaining all such information.

Section 9.20. Judgment. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Arrangers and the Lead Lenders could purchase the first mentioned currency with such other currency on the Business Day preceding that on which final judgment is given.

Section 9.21. No Fiduciary Duty. Each Agent, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower. The Borrower hereby agrees that subject to applicable law, nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Agents, the Lenders and the Borrower, their equity holders, or their Affiliates. The Borrower hereby acknowledges and agrees that (a) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, (b) in connection therewith and with the process leading to such transaction none of the Lenders is acting as the agent or fiduciary of the Borrower, its management, equity holders, creditors or any other person, (c) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its Affiliates has advised or is currently advising the Borrower on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents, (d) the Borrower has consulted its own legal and financial advisors to the extent it has deemed appropriate and (e) the Lenders may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates and no Lender has an obligation to disclose any such interests to the Borrower or its Affiliates. The Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.

Section 9.22. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything in this Agreement or any other Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto to any Lender that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.23. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Agents and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments, or this Agreement,

(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 9.24. [Reserved]

Section 9.25. Acknowledgement Regarding Status of Loans as Non-Securities. The parties acknowledge and agree that the Loans to be extended under this Agreement and participations therein are not and are not intended to “constitute securities,” as defined under the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended (together, the “Securities Act and the Exchange Act”). Each party agrees that it will reflect such Loans and participations therein (if applicable) on its books and records as being instruments that are not “securities,” as defined under the Securities Act and the Exchange Act. In connection with the offer, sale, transfer, loan, pledge, or other disposition of a Loan or participation therein, the parties agree to notify any transferee or pledgee that the Loans and participations are not “securities,” as defined under the Securities Act and the Exchange Act, and, as a result, holders of the purchasers, transferees or pledgees of such Loans or participations will not have the protections of the Securities Act and the Exchange Act in respect to such purchase, pledge or borrowing. For all other purposes, the parties agree to treat such Loans and participations therein as instruments that are not securities, as defined under the Securities Act and the Exchange Act.

Section 9.26. Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 9.27. Erroneous Payments.

(a) If the Administrative Agent (x) notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its reasonable discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative

Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof) (an “Erroneous Payment Demand”) (provided, that, without limiting any other rights or remedies (whether at law or in equity), the Administrative Agent may not make any Erroneous Payment Demand unless such demand is made within ten (10) Business Days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.27 and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender, Secured Party or any Person who has received funds on behalf of a Lender or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender or Secured Party shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the applicable Agent pursuant to this clause (b).

For the avoidance of doubt, the failure to deliver a notice to the applicable Agent pursuant to this clause (b) shall not have any effect on a Payment Recipient’s obligations pursuant to clause (a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender or Secured Party hereby authorizes the applicable Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under this Agreement, or otherwise payable or distributable by the applicable Agent to such Lender or Secured Party under this Agreement with respect to any payment of principal, interest, fees or other amounts, against any amount that the applicable Agent has demanded to be returned under immediately preceding clause (a).

(d) The parties hereto agree that (x) irrespective of whether the applicable Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the applicable Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Secured Party, to the rights and interests of such Lender or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge, or otherwise satisfy any Obligations owed by the Parent or the Borrower; provided that this Section 9.27 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the applicable Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the applicable Agent from, or on behalf of (including through the exercise of remedies under any Loan Document), the Borrower for the purpose of making a payment, prepayment, repayment on, or discharging or otherwise satisfying, the Obligations.

(e) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the applicable Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

Each party’s obligations, agreements and waivers under this Section 9.27 shall survive the resignation or replacement of the Agents, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction, or discharge of all Obligations (or any portion thereof) under any Loan Document.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CoreWeave Compute Acquisition Co. II, LLC, as Borrower

/s/ Michael Intrator
(Signature)
Name: Michael Intrator
Title: Chief Executive officer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Administrative Agent

/s/ Prital K. Patel
(Signature)
Name: Prital K. Patel
Title: Vice President

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Collateral Agent

/s/ James W. Hall
(Signature)
Name: James W. Hall
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION, as Depositary Bank

/s/ James W. Hall
(Signature)
Name: James W. Hall
Title: Vice President

BTO MATRIX HOLDINGS DE L.P., as a Lender

GENERAL PARTER: BTO HOLDINGS MANAGER IV L.L.C.

By: BTO DE GP – NQ L.L.C., its sole member

/s/ Christopher J. James
(Signature)
Name: Christopher J. James
Title: Authorized Person

MAGNETAR LAKE CREDIT FUND LLC, as a Lender

By: Magnetar Financial LLC, its manager

/s/ Karl Wachter
(Signature)
Name: Karl Wachter
Title: General Counsel

LONGHORN SPECIAL OPPORTUNITIES FUND LP, as a Lender

By: Magnetar Financial LLC, its investment manager

/s/ Karl Wachter
(Signature)
Name: Karl Wachter
Title: General Counsel

MTP EMERALD FUND LLC – SERIES 3, as a Lender

By MTP Energy Management LLC, its Manager

By: Magnetar Financial LLC, its Sole Member

/s/ Karl Wachter
(Signature)
Name: Karl Wachter
Title: General Counsel

COATUE TACTICAL SOLUTIONS LENDING HOLDINGS AIV I LP, as a Lender

By: Coatue Structured Fund GP LLC, its general partner

/s/ Zachary Feingold
(Signature)
Name: Zachary Feingold
Title: Authorized Signatory

DigitalBridge Credit FinCo, LP., as a Lender

By: DigitalBridge Credit GP, S.à r.l., as General Partner

By: Digital Credit Advisor, LLC, as agent and attorney in fact

/s/ Liam D. Stewart
(Signature)
Name: Liam D. Stewart
Title: Authorized Signatory

CDPQ REVENUE FIXE AMERICAIN V INC., as a Lender

/s/ Pierre-Yves Cyr
(Signature)
Name: Pierre-Yves Cyr
Title: Authorized Signatory

/s/ François Duquette
(Signature)
Name: François Duquette
Title: Authorized Signatory

BlackRock Strategic Income Opportunities Portfolio of BlackRock Funds V, as a Lender

By: BlackRock Advisors, LLC, its Investment Advisor

/s/ Ronald G. Redmond, Jr.
(Signature)
Name: Ronald G. Redmond, Jr.
Title: Managing Director

BlackRock Capital Allocation Term Trust, as a Lender

By: BlackRock Advisors, LLC, as Investment Adviser

/s/ Ronald G. Redmond, Jr.
(Signature)
Name: Ronald G. Redmond, Jr.
Title: Managing Director

BlackRock ESG Capital Allocation Term Trust, as a Lender

By: BlackRock Advisors, LLC, as Investment Adviser

/s/ Ronald G. Redmond, Jr.
(Signature)
Name: Ronald G. Redmond, Jr.
Title: Managing Director

Brighthouse Funds Trust II – BlackRock Bond Income Portfolio, as a Lender

By: BlackRock Advisors, LLC, as Investment Advisor

/s/ Ronald G. Redmond, Jr.
(Signature)
Name: Ronald G. Redmond, Jr.
Title: Managing Director

Master Total Return Portfolio of Master Bond LLC, as a Lender

By: BlackRock Advisors, LLC, as Investment Adviser

/s/ Ronald G. Redmond, Jr.
(Signature)
Name: Ronald G. Redmond, Jr.
Title: Managing Director

BlackRock Global Long/Short Credit Fund of BlackRock Funds IV, as a Lender

By: BlackRock Advisors, LLC, its Investment Manager
/s/ Ronald G. Redmond, Jr.
(Signature)
Name: Ronald G. Redmond, Jr.
Title: Managing Director

BlackRock Strategic Global Bond Fund, Inc., as a Lender

By: BlackRock Advisors, LLC, the Fund’s Investment Manager

/s/ Ronald G. Redmond, Jr.
(Signature)
Name: Ronald G. Redmond, Jr.
Title: Managing Director

Carlyle Global Credit Investment Management L.L.C., on behalf of one or more funds and accounts managed, advised or subadvised, directly or indirectly by Carlyle Global Credit Investment Management L.L.C. or its affiliates (“Carlyle”), as a Lender.

/s/ Joshua Lefkowitz
(Signature)
Name: Joshua Lefkowitz
Title: Chief Legal Officer

Great Elm Capital Corp., as a Lender

/s/ Adam Kleinman
(Signature)
Name: Adam Kleinman
Title: Authorized Signatory

Great Elm Group, Inc., as Lender

/s/ Adam Kleinman
(Signature)
Name: Adam Kleinman
Title: President

EACH LENDER LISTED IN ANNEX A1 FOR WHICH PACIFIC INVESTMENT MANAGEMENT COMPANY LLC SERVES AS INVESTMENT MANAGER OR ADVISER

By: Pacific Investment Management Company LLC, as investment manager or adviser

/s/ Alfred T. Murata
(Signature)
Name: Alfred T. Murata
Title: Managing Director

[1]

The obligations arising out of this agreement (if any) are several and not joint with respect to each participating Lender, in accordance with its proportionate interest hereunder, and the parties agree not to proceed against any Lender for the obligations of another. To the extent a Lender is a registered investment company (“Trust”) or a series thereof, a copy of the Declaration of Trust of such Trust is on file with the Secretary of State of The Commonwealth of Massachusetts or Secretary of State of the State of Delaware. The obligations of or arising out of this agreement are not binding upon any of such Trust’s trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Trust in accordance with its proportionate interest hereunder. If this agreement is executed by or on behalf of a Trust on behalf of one or more series of the Trust, the assets and liabilities of each series of the Trust are separate and distinct and the obligations of or arising out of this agreement are binding solely upon the assets or property of the series on whose behalf this agreement is executed. If this agreement is being executed on behalf of more than one series of a Trust, the obligations of each series hereunder shall be several and not joint, in accordance with its proportionate interest hereunder, and the parties agree not to proceed against any series for the obligations of another.